Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED

STOCK PURCHASE AGREEMENT

effective as of March 31, 2010

between

THE PURCHASERS PARTY HERETO

and

GENERAL GROWTH PROPERTIES, INC.

i

(continued)

(continued)

(continued)

LIST OF EXHIBITS AND SCHEDULES

Exhibit A:	Plan Summary Term Sheet

Exhibit B:	Post-Bankruptcy GGP Corporate Structure

Exhibit C-1:	Brookfield Agreement

Exhibit C-2:	Pershing Agreement

Exhibit D:	REIT Representation Letter

Exhibit E:	GGO Assets

Exhibit F:	Form of Approval Order

Exhibit G:	Form of Warrant Agreement

Exhibit H:	[Intentionally Omitted]

Exhibit I:	[Intentionally Omitted]

Exhibit J:	Form of REIT Opinion

Exhibit K:	[Intentionally Omitted]

Exhibit L:	[Intentionally Omitted]

Exhibit M:	Form of Non-Control Agreement

Exhibit N:	Certain REIT Investors

Schedule I:	GGO and GGP Pro Rata Shares

v

INDEX OF DEFINED TERMS

Defined Term	Page

2006 Bank Loan	59
Additional Financing	48
Additional Sales Period	59
Adequate Reserves	22
Affiliate	59
Agreement	1
Anticipated Debt Paydowns	48
Approval Motion	28
Approval Order	28
Asset Sales	48
Bankruptcy Cases	1
Bankruptcy Code	1
Bankruptcy Court	1
Blackstone	75
Blackstone Assigned Securities	75
Blackstone Assigned Shares	75
Blackstone Assigned Warrants	75
Blackstone Purchase Price	75
Brazilian Entities	59
Brookfield Agreement	2
Brookfield Consortium Member	59
Brookfield Investor	2
Business Day	60
Capital Raising Activities	60
Cash Equivalents	60
Change of Control	60
Chapter 11	1
Claims	60
Clawback Percentage	5
Clawback Shares	5
Closing	4
Closing Date	4
Closing Date Net Debt	60
Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts	61
Closing Restraint	57
CMPC	7
CNDAS Dispute Notice	38
CNDAS Disputed Items	38
Code	16
Common Stock	1
Company	2
Company Benefit Plan	61
Company Board	62

Company Disclosure Letter	8
Company Ground Lease Property	20
Company Mortgage Loan	21
Company Option Plans	9
Company Properties	18
Company Property	18
Company Property Lease	20
Company Rights Offering	4
Company SEC Reports	13
Competing Transaction	62
Conclusive Net Debt Adjustment Statement	62
Confirmation Order	45
Confirmed Debtors	70
Contract	62
Corporate Level Debt	62
Debt	62
Debtors	1
Designation Conditions	4
DIP Loan	63
Disclosure Statement	63
Disclosure Statement Order	45
Dispute Notice	38
Disputed Items	38
Effective Date	4
Encumbrances	18
Environmental Laws	15
Equity Exchange	2
Equity Securities	10
ERISA	63
ERISA Affiliate	16
Excess Surplus Amount	63
Exchangeable Notes	63
Excluded Claims	63
Excluded Non-US Plans	17
Fairholme	65
Foreign Plan	17
Fully Diluted Basis	65
GAAP	65
GGO	2
GGO Common Share Amount	65
GGO Common Stock	6
GGO Note Amount	65
GGO Per Share Purchase Price	7
GGO Pro Rata Share	66
GGO Promissory Note	65
GGO Purchase Price	7

GGO Representative	6
GGO Setup Costs	66
GGO Share Distribution	7
GGO Shares	7
GGO Warrants	29
GGP	1
GGP Pro Rata Shares	66
Governmental Entity	66
Hazardous Materials	16
Hughes Agreement	66
Hughes Amount	65
Hughes Heirs Obligations	66
Identified Assets	6
Indebtedness	66
Indemnity Cap	39
Initial Investors	2
Investment Agreements	2
Joint Venture	67
Knowledge	67
Law	67
Liquidity Equity Issuances	67
Liquidity Target	47
Material Adverse Effect	67
Material Contract	68
Material Lease	21
Measurement Date	9
Most Recent Statement	18
MPC Assets	68
MPC Taxes	69
Net Debt Excess Amount	69
Net Debt Surplus Amount	69
New Common Stock	1
New Debt	47
New DIP Agreement	44
New Warrants	29
Non-Control Agreement	69
Non-Controlling Properties	69
NYSE	29
Offering Premium	69
Operating Partnership	69
Original Agreement	1
PBGC	16
Per Share Purchase Price	3
Permitted Claims	70
Permitted Claims Amount	70
Permitted Replacement Shares	70

Permitted Title Exceptions	18
Pershing Agreement	2
Pershing Purchasers	2
Person	70
Petition Date	1
Plan	1
Plan Debtors	70
Plan Summary Term Sheet	1
PMA Claims	70
Preliminary Closing Date Net Debt Review Deadline	70
Preliminary Closing Date Net Debt Review Period	71
Preliminary Closing Date Net Debt Schedule	37
Proportionally Consolidated Debt	71
Proportionally Consolidated Unrestricted Cash	71
Proposed Approval Order	28
Proposed Securities	31
Purchase Price	3
Purchaser	1
Purchaser Group	71
Refinance Cap	50
Reinstated Amounts	47
Reinstatement Adjustment Amount	71
Reinstatement Amount	71
REIT	23
REIT Subsidiary	23
Reorganized Company	1
Reorganized Company Organizational Documents	36
Repurchase Notice	5
Reserve	70
Reserve Surplus Amount	71
Reserved Shares	5
Resolution Period	38
Rights Agreement	72
Rights Offering Election	4
Rouse Bonds	72
Rule 144	41
Sales Cap	50
SEC	13
Securities Act	13
Share Cap Number	48
Share Equivalent	72
Shares	3
Significant Subsidiaries	72
Specified Debt	72
Subscription Right	31
Subsidiary	72

Synthetic Lease Obligation	67
Target Net Debt	72
Tax Protection Agreements	72
Tax Return	23
Taxes	23
Termination Date	73
Transactions	73
Transfer	42
TRUPS	73
Unrestricted Cash	73
Unrestricted Date	40
Unsecured Indebtedness	73
UPREIT Units	73
Warrant Agreement	29
Warrants	29

x

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, effective as of March 31, 2010 (this “Agreement”), by and between General Growth Properties, Inc., a Delaware corporation (“GGP”), and The Fairholme Fund, a series of Fairholme Funds, Inc., a Maryland corporation (“The Fairholme Fund”) and Fairholme Focused Income Fund, a series of Fairholme Funds, Inc., a Maryland corporation, (each, together with its permitted nominees and assigns, a “Purchaser”).

On March 31, 2010, GGP and Purchasers entered into the Stock Purchase Agreement (as subsequently amended on May 3, 2010 and May 7, 2010, the “Original Agreement”) to provide for the terms and conditions for the consummation of the transactions contemplated herein.  Pursuant to Section 13.8 of the Original Agreement, the parties thereto wish to amend and restate the Original Agreement ab initio in its entirety as set forth herein.  References herein to “date of this Agreement” and “date hereof” shall refer to March 31, 2010.

RECITALS

WHEREAS, GGP is a debtor in possession in that certain bankruptcy case under chapter 11 (“Chapter 11”) of Title 11 of the United States Code, 11 U.S.C. §§ 101 -1532 (as amended, the “Bankruptcy Code”) filed on April 16, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-11977 (ALG).

WHEREAS, each Purchaser, separately and not jointly, desires to assist GGP in its plans to recapitalize and emerge from bankruptcy and has agreed to sponsor the implementation of a joint chapter 11 plan of reorganization based on the Plan Summary Term Sheet (as defined below) (together with all documents and agreements that form part of such plan or related plan supplement or are related thereto, and as it may be amended, modified or supplemented from time to time, in each case, to the extent it relates to the implementation and effectuation of the Plan Summary Term Sheet and this Agreement, the “Plan”), of GGP and its Subsidiaries and Affiliates who are debtors and debtors-in-possession (the “Debtors”) in the chapter 11 cases pending and jointly administered in the Bankruptcy Court (the “Bankruptcy Cases”).

WHEREAS, principal elements of the Plan (including a table setting forth the proposed treatment of allowed claims and equity interests in the Bankruptcy Cases) are set forth on Exhibit A hereto (the “Plan Summary Term Sheet”).

WHEREAS, the Plan shall provide, among other things, that (i) each holder of common stock, par value $0.01 per share, of GGP (the “Common Stock”) shall receive, in exchange for each share of Common Stock held by such holder, one share of new common stock (the “New Common Stock”) of a new company that succeeds to GGP in the manner contemplated by Exhibit B upon consummation of the Plan (the “Reorganized Company”) and (ii) any Equity Securities (other than Common Stock) of the Company (as defined below) or any of its Subsidiaries (as defined below) outstanding immediately after the Effective Date that were previously convertible into, or exercisable or exchangeable for, Common Stock shall thereafter be convertible into, or exercisable or exchangeable for, New Common Stock (based upon the number of shares of Common Stock underlying such Equity Securities) (the transactions contemplated by clauses (i) and (ii) of this recital being referred to herein as the “Equity

Exchange”).  For purposes of this Agreement, the “Company” shall be deemed to refer, prior to consummation of the Plan, to GGP and, on and after consummation of the Plan, the Reorganized Company, as the context requires.

WHEREAS, each Purchaser, separately and not jointly, desires to make an investment in the Reorganized Company on the terms and subject to the conditions described herein in the form of the purchase of shares of New Common Stock as contemplated hereby.

WHEREAS, in addition to the Equity Exchange and the sale of the Shares (as defined below), the Plan shall provide for the incorporation by the Company of a new subsidiary (“GGO”), the contribution of certain assets (and/or equity interests related thereto) of the Company to GGO and the assumption by GGO of the liabilities associated with such assets, the distribution to the shareholders of the Company (prior to the issuance of the Shares and the issuance of other shares of New Common Stock contemplated by this Agreement other than pursuant to the Equity Exchange) on a pro rata basis and holders of UPREIT Units of all of the capital stock of GGO, and whereas each Purchaser desires to make an investment in GGO on the terms and subject to the conditions described herein in the form of the purchase of shares of GGO Common Stock as contemplated hereby.

WHEREAS, the Company has requested that each Purchaser, separately and not jointly, commit to purchase the Shares and the GGO Shares at a fixed price for the term hereof.

WHEREAS, each Purchaser, separately and not jointly, has agreed to enter into this Agreement and commit to purchase the Shares and the GGO Shares only on the condition that the Company, as promptly as practicable following the date hereof (but no later than the date provided in Section 5.2 hereof), issue the Warrants contemplated herein and perform its other obligations hereunder.

WHEREAS, on and effective as of the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-1 together with any amendments thereto as have been approved by each Purchaser, the “Brookfield Agreement”) with REP Investments LLC (the “Brookfield Investor”) pursuant to which the Brookfield Investor has agreed to make (i) an investment of up to $2,500,000,000 in the Reorganized Company in the form of the purchase of shares of New Common Stock and (ii) an investment of $125,000,000 in GGO in the form of the purchase of shares of GGO Common Stock.

WHEREAS, on and effective as of the date hereof, the Company entered into an agreement (in the form attached hereto as Exhibit C-2 together with any amendments thereto as have been approved by each Purchaser, the “Pershing Agreement”  and, together with this Agreement and the Brookfield Agreement, the “Investment Agreements”) with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd. and Pershing Square International V, Ltd. (the “Pershing Purchasers” and, together with each Purchaser and the Brookfield Investor, the “Initial Investors”) pursuant to which the Pershing Purchasers have agreed to make (i) an investment of up to $1,085,714,290 in the Reorganized Company in the form of the purchase of shares of New Common Stock and (ii) an investment of $62,500,000 in GGO in the form of the purchase of shares of GGO Common Stock.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE OF NEW COMMON STOCK; CLOSING

SECTION 1.1  Purchase of New Common Stock.

(a)           On the terms and subject to the conditions set forth herein, at the Closing (as defined below), each Purchaser shall purchase from the Company, and the Company shall sell to such Purchaser, a number of shares of New Common Stock (the “Shares”) equal to its GGP Pro Rata Share of the Total Purchase Amount (as defined below) for a price per share equal to $10.00 (the “Per Share Purchase Price” and, in the aggregate, the “Purchase Price”); provided, that no Purchaser shall be obligated to purchase a number of Shares less than its GGP Pro Rata Share of 190,000,000, as determined pursuant to Section 1.4.  At the Closing, the Purchasers shall cause the Purchase Price to be paid (i) first, to the extent that the Purchasers elect by written notice to the Company not less than three Business Days prior to the Closing Date, by the application of any claims against the Debtors that are held by the Purchasers and outstanding as of the Effective Date in an amount equal to the allowed amount (inclusive of prepetition and postpetition interest accrued up to and on the Effective Date at the applicable rate provided in the Plan), with each $10.00 in such amount of allowed claims so applied being in satisfaction of the obligation to pay $10.00 of the Purchase Price and (ii) second, by wire transfer of immediately available U.S. Dollar funds.  For the avoidance of doubt, the Purchasers may elect which claims to apply in satisfaction of the Purchasers’ obligation to pay the Purchase Price for purposes of clause (i), and the application of such claims against the Purchase Price in accordance with clause (i) shall represent complete satisfaction of the Debtors’ obligations in respect of such allowed claims so applied.  For the avoidance of doubt and as provided in the Plan, any application by the Purchaser of allowed claims in satisfaction of a portion of the Purchase Price shall be effected by causing the Debtor liable for such claims to make payment for such claims in accordance with the Plan and by directing the amounts so payable to be paid to the Company and applied in satisfaction of a portion of the Purchase Price.

(b)           The “Total Purchase Amount” will be 380,000,000, subject to reduction pursuant to Section 1.4.

(c)           All Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable Law.

(d)           Each Purchaser, in its sole discretion, may assign its rights to receive Shares hereunder or designate that some or all of the Shares be issued in the name of, and delivered to, one or more of the other members of its Purchaser Group or any third party to whom the shares could be transferred immediately after Closing in accordance with Section 6.4, subject to (i) such action not causing any delay in the obtaining of, or significantly increasing the risk of not obtaining, any material authorizations, consents, orders, declarations or approvals necessary to consummate the transactions contemplated by this Agreement or otherwise delaying the consummation of such transactions, (ii) such Person shall be an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) and shall have agreed in writing with and for the benefit of the Company to be bound by the terms of this Agreement applicable to such Purchaser set forth in Section 6.4 and the applicable Non-Control Agreement, if any, including the delivery of the letter certifying compliance with the representations and covenants set forth on Exhibit D to the extent applicable to such assignee or designee and (iii) such initial Purchaser not being relieved of any of its obligations under this Agreement ((i), (ii) and (iii) collectively, the “Designation Conditions”).  Notwithstanding anything to the contrary in this Agreement, no Purchaser may assign its rights to receive or designate Shares to any Person (other than members of its Purchaser Group) if such assignment or designation would cause a failure of the closing condition in Section 7.1(u) of the Brookfield Agreement.

SECTION 1.2  Closing.  Subject to the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII and Article VIII, the closing of the purchase of the Shares and the GGO Shares by each Purchaser pursuant hereto (the “Closing”) shall occur at 9:30 a.m., New York time, on the effective date of the Plan (the “Effective Date”), at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, NY 10153, or such other date, time or location as agreed by the parties.  The date of the Closing is referred to as the “Closing Date”.  Each of the Company and each Purchaser hereby agrees that in no event shall the Closing occur unless all of the Shares and the GGO Shares are sold to each applicable Purchaser (or to such other Persons as each such applicable Purchaser may designate in accordance with and subject to the Designation Conditions so long as such designation would not cause a failure of the closing condition in Section 7.1(u) of the Brookfield Agreement) on the Closing Date.

SECTION 1.3  Company Rights Offering Election.  The Company may at any time prior to the date of filing of the Disclosure Statement, upon written notice to each Purchaser in accordance with the terms hereof (the “Rights Offering Election”), irrevocably elect to convert the obligation of such Purchaser to purchase the Shares as contemplated by Section 1.1 hereof into an obligation of such Purchaser to participate in a rights offering by the Company pursuant to which shareholders and/or creditors of the Company are offered rights to subscribe for shares of New Common Stock (a “Company Rights Offering”), subject to the execution and delivery of definitive documentation therefor and the satisfaction of the conditions described therein and other customary conditions for a public rights offering.  To the extent the Company makes a Rights Offering Election, (i) each Purchaser shall be entitled to a minimum allocation of shares of New Common Stock in the Company Rights Offering equal to the number of shares such Purchaser would otherwise be required to purchase pursuant to Section 1.1 hereof had no such election been made, (ii) the purchase price per share payable by such Purchaser shall be equal to the Per Share Purchase Price and such Purchaser shall not be otherwise adversely affected as compared to the transactions contemplated hereby, (iii) the Company Rights Offering shall be effected in a manner substantially consistent with the procedures contemplated by Section 2.2 of the Original Agreement; provided, that the Company Rights Offering shall be completed by the Effective Date, and (iv) the Company and each Purchaser shall cooperate in good faith to develop and agree upon documentation that is reasonably acceptable to both the Company and each Purchaser governing the further terms and conditions of the Company Rights Offering.

SECTION 1.4  Company Election to Replace Certain Shares; Company Election to Reserve and Repurchase Certain Shares.

(a)           In the event that the Company has sold, or has binding commitments to sell on or prior to the Effective Date, Permitted Replacement Shares, the Company may elect by written notice to each Purchaser to reduce the Total Purchase Amount by all or any portion of the number of such Permitted Replacement Shares as the Company may determine in its discretion; provided, that the Total Purchase Amount shall not be less than 190,000,000.  No election by the Company under this Section 1.4(a) shall be effective unless received by each Purchaser on or prior to the date that is 15 days before the commencement of the hearing to consider confirmation of the Plan.  Any election by the Company under this Section 1.4(a) shall be binding and irrevocable.

(b)           If the Plan as presented for confirmation provides for the commencement on or within 45 days after the Effective Date of a broadly distributed public offering of New Common Stock, the Company may elect, by written notice to each Purchaser on or prior to the date that is 15 days before the commencement of the hearing to consider confirmation of the Plan, to specify a number of Shares to be purchased by the Purchasers at Closing as Shares to be subject to repurchase after Closing pursuant to this Section 1.4(b) (the “Reserved Shares”); provided, that the excess of (i) its GGP Pro Rata Share of the Total Purchase Amount minus (ii) its Reserved Shares shall not be less than its GGP Pro Rata Share of 190,000,000.  If the Company elects to designate any Reserved Shares, the Company shall pay to each Purchaser in cash on the Effective Date an amount equal to $0.25 per Reserved Share.  Upon payment of such amount, the Company shall thereafter have the right to elect by written notice to each Purchaser (a “Repurchase Notice”) on or prior to the 40th day after the Effective Date (or, if not a Business Day, the next Business Day) to repurchase from each Purchaser a number of Shares equal to the lesser of such Purchaser’s Clawback Percentage of (x) the aggregate number of Permitted Replacement Shares (other than any Permitted Replacement Shares applied to reduce the Total Purchase Amount pursuant to Section 1.4(a)) sold by the Company prior to the 45th day after the Effective Date and (y) the sum of the initial number of Reserved Shares under this Agreement and the initial number of Repurchase Shares (as defined in the Pershing Agreement) under the Pershing Agreement.  The purchase price for any Reserved Shares shall be $10.00 per Share, payable in cash in immediately available funds against delivery of the Reserved Shares on a settlement date determined by the Company and each Purchaser and not later than the date that is 45 days after the Effective Date. Any Repurchase Notice under this Section 1.4(b) shall, when taken together with this Agreement, constitute a binding offer and acceptance and be irrevocable.

For the purposes of this Section 1.4, “Clawback Percentage” means, for each Purchaser under this Agreement and the Pershing Agreement, the quotient (expressed as a percentage) of (a) the number of Clawback Shares such Purchaser is purchasing at Closing divided by (b) all the Clawback Shares purchased at Closing under this Agreement and the Pershing Agreement.  The aggregate Clawback Percentages shall at all times equal 100%.

For the purposes of this Section 1.4, “Clawback Shares” means all Reserved Shares under this Agreement and all Repurchase Shares (but not Put Shares) under the Pershing Agreement.

SECTION 1.5  Pro Rata Reductions with Pershing Agreement.  No election by the Company pursuant to Section 1.4 shall be made unless the Company is making a similar election under the Pershing Agreement, such that each of the aggregate number of Shares required to be purchased at Closing is allocated as among each Purchaser and among each of the Pershing Purchasers under the Pershing Agreement in accordance with the applicable GGP Pro Rata Share.

ARTICLE II

GGO SHARE DISTRIBUTION AND PURCHASE OF GGO COMMON STOCK

SECTION 2.1  GGO Share Distribution.  On the terms and subject to the conditions (including Bankruptcy Court approval) set forth herein, the Plan shall provide for the following:

(a)           On or prior to the Effective Date, the Company shall incorporate GGO with issued and outstanding capital stock consisting of at least the GGO Common Share Amount of shares of common stock (the “GGO Common Stock”), designate an employee of the Company familiar with the Identified Assets and reasonably acceptable to the other Initial Investors to serve as a representative of GGO (the “GGO Representative”) and shall contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) set forth in Exhibit E hereto and have GGO assume directly or indirectly the associated liabilities (the “Identified Assets”); provided, however, that to the extent the Company is prohibited by Law from contributing one or more of the Identified Assets to GGO or the contribution thereof would breach or give rise to a default under any Contract, agreement or instrument that would, in the good faith judgment of the Company in consultation with the GGO Representative, impair in any material respect the value of the relevant Identified Asset or give rise to additional liability (other than liability that would not, in the aggregate, be material) on the part of GGO or the Company or a Subsidiary of the Company, the Company shall (i) to the extent not prohibited by Law or would not give rise to such a default, take such action or cause to be taken such other actions in order to place GGO, insofar as reasonably possible, in the same economic position as if such Identified Asset had been transferred as contemplated hereby and so that, insofar as reasonably possible, substantially all the benefits and burdens (including all obligations thereunder but excluding any obligations that arise out of the transfer of the Identified Asset to the extent included in Permitted Claims) relating to such Identified Asset, including possession, use, risk of loss, potential for gain and control of such Identified Asset, are to inure from and after the Closing to GGO (provided that as soon as a consent for the contribution of an Identified Asset is obtained or the contractual impediment is removed or no longer applies, the applicable Identified Asset shall be promptly contributed to GGO), or (ii) to the extent the actions contemplated by clause (i) are not possible without resulting in a material and adverse effect on the Company and its Subsidiaries (as reasonably determined by the Company in consultation with the GGO Representative), contribute other assets, with the separate consent of each Purchaser (which such Purchaser shall not unreasonably withhold, condition or delay), having an economically equivalent value and related financial impact on the Company (in each case, as reasonably agreed by each Purchaser and the Company in consultation with the GGO Representative) to the Identified Asset not so contributed.  In no event shall the Company (or any subsidiary of the Company) pay more than $16,000,000 in the aggregate or make any other payment or provide any other economic consideration to reduce the principal amount of the mortgage related to 110 N. Wacker Drive, Chicago, Illinois.

(b)           The GGO Common Share Amount of shares of GGO Common Stock, representing all of the outstanding capital stock of GGO (other than shares of GGO Common Stock to be issued (x) pursuant to Section 2.2 of this Agreement, (y) to the other Initial Investors pursuant to Section 2.2 of their respective Investment Agreements, and (z) upon exercise of the GGO Warrants and the warrants issued to the other Initial Investors pursuant to their respective Investment Agreements), shall be distributed, on or prior to the Effective Date, to the shareholders of the Company (pre-issuance of the Shares) on a pro rata basis and holders of UPREIT Units (the “GGO Share Distribution”).

(c)           It is agreed that neither the Company nor any of its Subsidiaries shall be required to pay or cause payment of any fees or make any financial accommodations to obtain any third-party consent, approval, waiver or other permission for the contribution contemplated by Section 2.1(a), or to seek any such consent, approval, waiver or other permission that is inapplicable to the Company or any of its Debtor Subsidiaries pursuant to the Bankruptcy Code.

(d)           The parties currently contemplate that the GGO Share Distribution will be structured as a “tax free spin-off” under the Code.  To the extent that the Company and each Purchaser jointly determine that it is desirable for the GGO Share Distribution to be structured as a taxable dividend, the parties will work together to structure the transaction to allow for such outcome.

(e)           With respect to the Columbia Master Planned Community (the “CMPC”), it is the intention of the parties that office and mall assets currently producing any material amount of income at the CMPC (including any associated right of access to parking spaces) will be retained by the Company and the remaining non-income producing assets at the CMPC will be transferred to GGO (including rights to develop and/or redevelop (as appropriate) the remainder of the CMPC).  On or prior to the Effective Date, the Company and GGO shall enter into a mutually satisfactory development and cooperation agreement with respect to the CMPC, which agreement shall provide, among other things, that GGO shall grant mutually satisfactory easements, to the extent not already granted, such that the office buildings retained by GGP (as provided above) continuously shall have access to parking spaces appropriate for such office buildings.

SECTION 2.2  Purchase of GGO Common Stock.

(a)           On the terms and subject to the conditions set forth herein, the Plan shall provide that at the Closing, each Purchaser shall purchase from GGO, and GGO shall sell to such Purchaser, a number of shares of GGO Common Stock (the “GGO Shares”) equal to its GGO Pro Rata Share of 2,625,000 shares of GGO Common Stock, for a price per share equal to $47.619048 (the “GGO Per Share Purchase Price” and such $125,000,000 aggregate purchase price, the “GGO Purchase Price”).  At the Closing the Purchasers shall cause the GGO Purchase Price to be paid by wire transfer of immediately available U.S. Dollar funds to such account or accounts as the Company shall have designated in writing prior to the Closing.

(b)           All GGO Shares shall be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by GGO to the extent required under the Confirmation Order or applicable Law.

(c)           Each Purchaser, in its sole discretion, may designate that some or all of the GGO Shares be issued in the name of, and delivered to, the other members of its Purchaser Group in accordance with and subject to the Designation Conditions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser, as set forth below, except (i) as set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009  (but not in documents filed as exhibits thereto or documents incorporated by reference therein) filed with the SEC on March 1, 2010 (other than in any “risk factor” disclosure or any other forward-looking disclosures contained in such reports under the headings “Risk Factors” or “Cautionary Note” or any similar sections) or (ii) as set forth in the disclosure schedule delivered by the Company to each Purchaser on the date of this Agreement (the “Company Disclosure Letter”):

SECTION 3.1  Organization and Qualification.  The Company and each of its direct and indirect Significant Subsidiaries is duly organized and is validly existing as a corporation or other form of entity, where applicable, in good standing under the Laws of their respective jurisdictions of organization, with the requisite power and authority to own, operate or manage its properties and conduct its business as currently conducted, subject, as applicable, to the restrictions that result from any such entity’s status as a debtor-in-possession under Chapter 11, except to the extent the failure of such Significant Subsidiary to be in good standing (to the extent the concept of good standing is applicable in its jurisdiction of organization) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Significant Subsidiaries has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it owns, manages, operates or leases properties or conducts business so as to require such qualification, except to the extent the failure to be so qualified or, where applicable, be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.2  Corporate Power and Authority.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the Company has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order).  The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(b)           Subject to the entry of the Approval Order, the Company has the requisite power and authority to (i) issue the Warrants (assuming the accuracy of the representations of each Purchaser contained in Exhibit D) and (ii) perform its obligations pursuant to the provisions of the Approval Order hereof.  No approval by any securityholders of the Company or any Subsidiary of the Company is required in connection with the issuance of the Warrants or the issuance of the shares of Common Stock upon exercise of the Warrants.

(c)           The Company has received written confirmation from the NYSE that the shares of New Common Stock or other Equity Securities issuable by the Company to each Purchaser and the other members of the Purchaser Group in connection with each Purchaser’s exercise of its Subscription Rights contemplated by Section 5.9(a) hereof shall not require stockholder approval and shall be eligible for listing on the NYSE in the hands of such Purchaser or other members of the Purchaser Group without any requirement for stockholder approval, in each case, during the five (5) year period following the Closing Date.

SECTION 3.3  Execution and Delivery; Enforceability.

(a)           This Agreement has been duly and validly executed and delivered by the Company, and subject to the authorization of the Bankruptcy Court, which shall be contained in the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity) (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order).

(b)           Subject to the entry of the Approval Order, the provisions of this Agreement relating to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order shall constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

SECTION 3.4  Authorized Capital Stock.  As of the date of this Agreement, the authorized capital stock of the Company consists of 875,000,000 shares of Common Stock and of 5,000,000 shares of preferred stock.  The issued and outstanding capital stock of the Company and the shares of Common Stock available for grant pursuant to the Company’s 1993 Stock Incentive Plan, 1998 Stock Incentive Plan and 2003 Stock Incentive Plan (collectively, the “Company Option Plans”) or otherwise as of March 26, 2010 (the “Measurement Date”) is set forth on Section 3.4 of the Company Disclosure Letter.  From the Measurement Date to the date of this Agreement, other than in connection with the issuance of shares of Common Stock pursuant to the exercise of options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Equity Securities (as defined below).  Except as set forth on Section 3.4 of the Company Disclosure Letter, on the Measurement Date, there was not outstanding, and there was not reserved for issuance, any (i) share of capital stock or other voting securities of the Company or its Significant Subsidiaries; (ii) security of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or its

Significant Subsidiaries; (iii) option or other right to acquire from the Company or its Subsidiaries, or obligation of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or security convertible into or exercisable or exchangeable for shares of capital stock or voting securities of the Company or its Significant Subsidiaries, as the case may be; or (iv) equity equivalent interest in the ownership or earnings of the Company or its Significant Subsidiaries or other similar right, in each case to which the Company or a Significant Subsidiary is a party (the items in clauses (i) through (iv) collectively, “Equity Securities”).  Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company after the date hereof and prior to the Closing that are otherwise not inconsistent with any Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by any Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no outstanding obligation of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Security.  Other than as set forth on Section 3.4 of the Company Disclosure Letter or as contemplated by this Agreement, or pursuant to Contracts entered into by the Company in connection with the issuance of Equity Securities after the date hereof and prior to the Closing that are otherwise not inconsistent with any Purchaser’s rights hereunder and with respect to the transactions contemplated hereby, and do not confer on any other Person rights that are superior to those received by any Purchaser hereunder or pursuant to the transactions contemplated hereby other than rights and terms that are customarily granted to holders of any such Equity Securities so issued and not customarily granted in transactions such as the transactions contemplated hereby, there is no stockholder agreement, voting trust or other agreement or understanding to which the Company is a party or by which the Company is bound relating to the voting, purchase, transfer or registration of any shares of capital stock of the Company or preemptive rights with respect thereto.  Section 3.4  of the Company Disclosure Letter sets forth a complete and accurate list of the outstanding Equity Securities of the Company as of the Measurement Date, including the applicable conversion rates and exercise prices (or, in the case of options to acquire Common Stock, the weighted average exercise price) relating to the conversion or exercise of such Equity Securities into or for Common Stock.

SECTION 3.5  Issuance.

(a)           Subject to the authorization of the Bankruptcy Court, which shall be contained in entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, the issuance of the Shares and the New Warrants has been duly and validly authorized.  Subject to the entry of the Approval Order and assuming the accuracy of the representations of such Purchaser contained in Exhibit D, the issuance of the Warrants is duly and validly authorized.  When the Shares are issued and delivered in accordance with the terms of this Agreement against payment therefor, the Shares shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the applicable Non-Control Agreement, if any, and applicable state and federal securities Laws.  When the Warrants and the New Warrants are issued and delivered in accordance with the terms of this Agreement, the Warrants and New Warrants shall be duly and validly issued and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the terms of the Warrants and New Warrants and under applicable state and federal securities Laws.  When the shares of Common Stock issuable upon the exercise of the Warrants and the shares of New Common Stock issuable upon the exercise of the New Warrants are issued and delivered against payment therefor, the shares of Common Stock and New Common Stock, as applicable, shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement, the applicable Non-Control Agreement, if any, and applicable state and federal securities Laws.

(b)           Subject to the authorization of the Bankruptcy Court, which shall be contained in the entry of the Confirmation Order, and the expiration or waiver by the Bankruptcy Court of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, when the GGO Shares and the GGO Warrants are issued, the GGO Shares and GGO Warrants shall be duly and validly authorized, duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws.  When the shares of GGO Common Stock issuable upon the exercise of the GGO Warrants are issued and delivered against payment therefor, the shares of GGO Common Stock shall be duly and validly issued, fully paid and non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal and subscription rights, other than rights and restrictions under this Agreement and under applicable state and federal securities Laws.

SECTION 3.6  No Conflict.

(a)           Subject to (i) the receipt of the consents set forth on Section 3.6 of the Company Disclosure Letter, (ii) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the Confirmation Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, (iii) any provisions of the Bankruptcy Code that override, eliminate or abrogate such consents or as may be ordered by the Bankruptcy Court and (iv) the ability to employ the alternatives contemplated by Section 2.1 of the Agreement, the execution and delivery (or, with respect to the Plan, the filing) by the Company of this Agreement and the Plan, the performance by the Company of its respective obligations under this Agreement and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which any of their material assets are subject or encumbered, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order).

(b)           Subject to the entry of the Approval Order, (i) the issuance of the Warrants (assuming the accuracy of the representations of each Purchaser contained in Exhibit D) and (ii) the performance by the Company of its respective obligations under the Approval Order and compliance by the Company with all of the provisions thereof (x) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any Contract, (y) shall not result in any violation or breach of any terms, conditions or provisions of the certificate of incorporation or bylaws of the Company, or the comparable organizational documents of the Company’s Subsidiaries, and (z) shall not conflict with or result in any violation or breach of, or any termination or impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of each of clauses (x) and (z) above, for any such conflict, breach, acceleration, lien, termination, impairment, failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 3.7  Consents and Approvals.

(a)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (i) (1) the issuance and delivery of the New Warrants, (2) the issuance, sale and delivery of Shares, (3) the issuance and delivery of the Warrants, (4) the issuance, sale and delivery of the GGO Shares, (5) the issuance and delivery of the GGO Warrants, (6) the issuance of New Common Stock upon exercise of the New Warrants, (7) the issuance of GGO Common Stock upon exercise of the GGO Warrants and (8) the issuance of Common Stock upon exercise of the Warrants and (ii) the execution and delivery by the Company of this Agreement or the Plan and performance of and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except (A) such authorization as is required by the Bankruptcy Court or the Bankruptcy Code, which shall be contained in the entry of the relevant Court Order, and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rule 3020(e) following entry of the Confirmation Order, as applicable (except with respect to (i) the issuance of the Warrants and (ii) the provisions of the Approval Order), (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)           No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties is required for (1) the issuance and delivery of the Warrants and (2) the performance of and compliance by the Company with all of the provisions of the Approval Order except (A) the entry of the Approval Order, (B) filings required under, and compliance with (other than shareholder approval requirements in respect of the issuance of the Warrants), the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act and the rules and regulations promulgated thereunder, and the rules of the New York Stock Exchange, and (C) such other consents, approvals, authorizations, orders, registrations or qualifications that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.8  Company Reports.

(a)           The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the “SEC”) all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the United States Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since December 31, 2007 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Reports”).  No Subsidiary of the Company is required to file with the SEC any such forms, reports, schedules, statements or other documents pursuant to Section 13 or 15 of the Exchange Act.  As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15a-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(c)           The Company maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to the Company is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d)           Since December 31, 2008, the Company has not received any oral or written notification of a “material weakness” in the Company’s internal controls over financial reporting.  The term “material weakness” shall have the meaning assigned to it in the Statements of Auditing Standards 112 and 115, as in effect on the date hereof.

(e)           Except as and to the extent modified, amended, restated, corrected, updated or superseded by any subsequent Company SEC Report filed and publicly available prior to the date of this Agreement, the audited consolidated financial statements and the unaudited consolidated interim financial statements (including any related notes) included in the Company SEC Reports fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein (subject, in the case of financial statements for quarterly periods, to normal year-end adjustments) and were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

SECTION 3.9  No Undisclosed Liabilities.  None of the Company or its Subsidiaries has any material liabilities (whether absolute, accrued, contingent or otherwise) required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities (i) reflected or reserved against or provided for in the Company’s consolidated balance sheet as of December 31, 2009 or disclosed in the notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, (ii) incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (iii) for fees and expenses incurred in connection with the Bankruptcy Cases, which have been estimated and included in the Admin/Priority Claims identified in the Plan Summary Term Sheet; provided, however, that such amount is an estimate and actual results may be higher or lower, (iv) incurred in the ordinary course of performing this Agreement and certain other asset sales, transfers and other actions permitted under this Agreement and (v) other liabilities at Closing as contemplated by the Plan Summary Term Sheet.

SECTION 3.10  No Material Adverse Effect.  Since December 31, 2009, there has not occurred any event, fact or circumstance that has had or would reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect.

SECTION 3.11  No Violation or Default: Licenses and Permits.  The Company and its Subsidiaries (a) are in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over the

Company or any of its Subsidiaries or any of their respective properties, and (b) has not received written notice of any alleged material violation of any of the foregoing except, in the case of each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or as may be the result of the Company’s or any of its Subsidiaries’ Chapter 11 filing or status as a debtor-in-possession under Chapter 11.  Subject to the restrictions that result from the Company’s or any of its Subsidiaries’ status as a debtor-in-possession under Chapter 11 (including that in certain instances the Company’s or such Subsidiary’s conduct of its business requires Bankruptcy Court approval), each of the Company and its Subsidiaries holds all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business as currently conducted by it and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12  Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.13  Investment Company Act.  The Company is not, and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.  As of the Effective Date, GGO, after giving effect to the offering and sale of the GGO Shares and the application of the proceeds thereof, shall not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

SECTION 3.14  Compliance With Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries are and have been in compliance with and each of the Company Properties are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment or natural resources, human health and safety as such relates to the environment, or the presence, handling, or release of Hazardous Materials (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to the Knowledge of the Company, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of the Company or its Subsidiaries have received any written notice of, and none of the Company Properties have been the subject of any written notice received by the Company or any of its Subsidiaries of, any actual or potential liability or violation for the presence, exposure to, investigation, remediation, arrangement for disposal, or release of any material classified, characterized or regulated as hazardous, toxic, pollutants, or contaminants under Environmental Laws, including petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”), (iii) none of the Company and its Subsidiaries are a party to or the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of the Company and its Subsidiaries have released Hazardous Materials on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates, (v) none of the Company Properties is the subject of any pending, or, to the Knowledge of the Company, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws, and (vi) to the Knowledge of the Company, there has been no release of Hazardous Materials on, from, under, or at any of the Company Properties that would reasonably be expected to result in an environmental claim or liability against the Company or any of its Subsidiaries or Affiliates.

SECTION 3.15  Company Benefit Plans.

(a)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Benefit Plan is in compliance in design and operation in all material respects with all applicable provisions of ERISA and the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to its qualified status under Section 401(a) of the Code and its related trust’s exempt status under Section 501(a) of the Code and the Company is not aware of any circumstances likely to result in the loss of the qualification of any such plan under Section 401(a) of the Code.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code:  (A) no Company Benefit Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Company Benefit Plan, whether or not waived and no application for a waiver of the minimum funding standard with respect to any Company Benefit Plan has been submitted; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred (other than in connection with the Bankruptcy Cases); (C) no liability (other than for premiums to the Pension Benefit Guaranty Corporation (the “PBGC”)) under Title IV of ERISA has been or is expected to be incurred by the Company or any entity that is required to be aggregated with the Company pursuant to Section 414 of the Code (an “ERISA Affiliate”); (D) the PBGC has not instituted proceedings to terminate any such plan or made any inquiry which would reasonably be expected to lead to termination of any such plan, and, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (E) no Company Benefit Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

(c)           Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Benefit Plan maintained primarily for the benefit of current or former employees, officers or directors employed, or otherwise engaged, outside the United States (each a “Foreign Plan”), excluding any Foreign Plans that are statutorily required, government sponsored or not otherwise sponsored, maintained or controlled by the Company or any of its Significant Subsidiaries (“Excluded Non-US Plans”): (A) (1) all employer and employee contributions required by Law or by the terms of the Foreign Plan have been made, and all liabilities of the Company and its Significant Subsidiaries have been satisfied, or, in each case accrued, by the Company and its Significant Subsidiaries in accordance with generally accepted accounting principles, and (2) the Company and its Significant Subsidiaries are in compliance with all requirements of applicable Law and the terms of such Foreign Plan; (B) as of the Effective Date, the fair market value of the assets of each funded Foreign Plan, or the book reserve established for each Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan determined on an ongoing basis (rather than on a plan termination basis) according to the actuarial assumptions and valuations used to account for such obligations as of the Effective Date in accordance with applicable generally accepted accounting principles; and (C) the Foreign Plan has been registered as required and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.16  Labor and Employment Matters.  (i) Neither the Company nor any of its Significant Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor are any employees of the Company or any of its Significant Subsidiaries represented by a works council or a labor organization (other than any industry-wide or statutorily mandated agreement in non-U.S. jurisdictions); (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings by any labor union or labor organization to organize any employees of the Company or any of its Significant Subsidiaries or to compel the Company or any of its Significant Subsidiaries to bargain with any labor union or labor organization; and (iii), except as would not, individually or in the aggregate, have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened material labor strike, lock-out, walkout, work stoppage, slowdown, demonstration, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, or similar form of organized labor disruption.

SECTION 3.17  Insurance.  The Company maintains for itself and its Subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of the Company and its Subsidiaries.

SECTION 3.18  No Unlawful Payments.  No action is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries or Affiliates, or any of their respective directors, officers, or employees resulting from any (a) use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violations of any provision of the Foreign Corrupt Practices Act of 1977 or any other applicable local anti-bribery or anti-corruption Laws in any relevant jurisdictions or (d) other unlawful payment, except in any such case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.19  No Broker’s Fees.  Other than pursuant to agreements (including amendments thereto) by and between the Company and each of UBS Securities LLC and Miller Buckfire & Co., LLC, or otherwise disclosed to each Purchaser prior to the date hereof and which fees and expenses would be included in the definition of “Permitted Claims”, none of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries for an investment banking fee, finder’s fee or like payment in respect of the sale of the Shares contemplated by this Agreement.  None of the Company or any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against any Purchaser for a brokerage commission, finder’s fee, investment banking fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 3.20  Real and Personal Property.

(a)           Section 3.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of each material real property asset owned or leased (as lessee), directly or indirectly, in whole or in part, by the Company and/or any of its Subsidiaries (other than Identified Assets) (each such property that is not a Non-Controlling Property and has a fair market value (in the reasonable determination of the Company) in excess of $10,000,000 is individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  All Company Properties, Non-Controlling Properties and the Identified Assets are reflected in accordance with the applicable rules and regulations of the SEC in the Annual Report in Form 10-K as of, and for the year ended, December 31, 2009 (the “Most Recent Statement”).

(b)           Except (i) for such breach of this Section 3.20(b) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries or (ii) as would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns good and valid fee simple title or valid and enforceable leasehold interests (except with respect to the Company’s right to reject any such ground lease as part of a Bankruptcy plan of reorganization for the remaining Debtor entities and subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity)), as applicable, to each of the Company Properties, in each case, free and clear of liens, mortgages or deeds of trust, claims against title, charges that are liens or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following (collectively, the “Permitted Title Exceptions”): (i) Encumbrances relating to the DIP Loan and to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated) or otherwise disclosed to each Purchaser in Section 3.20(g)(i) of the Company Disclosure Letter, (ii) Encumbrances that result from any statutory or other liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, (iii) any contracts, or other occupancy agreements to third parties for the occupation or use of portions of the Company Properties by such third parties in the ordinary course of the business of the Company or its Subsidiaries, (iv) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys made available to each Purchaser, (vi) Encumbrances on the landlord’s fee interest at any Company Property where the Company or its Subsidiary is the tenant under any ground lease, provided that, except as disclosed to each Purchaser in Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a notice indicating the intention of the landlord under such ground lease, or of any other Person, to (1) exercise a right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder, or (2) take any other action that would be reasonably likely to result in a termination of such ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens (1) incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or (2) disclosed on Section 3.20(b)(i) of the Company Disclosure Letter and (viii) any other easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and title limitations or title defects, if any, that (I) are customary for office, industrial, master planned communities and retail properties or (II) individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.  Other than as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice of a material default, beyond any applicable grace and cure periods, of or under any Permitted Title Exceptions, except (w) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries (x) as a result of the filing of the Bankruptcy Cases, (y) where the Permitted Title Exceptions are in and of themselves evidence of default (such as mechanics’ liens and recorded notices of default) or (z) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that where the Company has otherwise represented and warranted to each Purchaser hereunder (including as set forth on the Company Disclosure Letter pursuant to such representations and warranties) with respect to the Company’s Knowledge of, the Company’s receipt of notice of or the existence of a default in connection with a particular category of Permitted Title Exceptions, such categories of Permitted Title Exceptions shall not be included in the representation set forth in this sentence (by way of illustration, but not exclusion, the representations set forth in Section 3.20(f) with respect to defaults under Material Leases shall be deemed to address the Company’s representations and warranties with respect to the entire category of Permitted Title Exceptions detailed in clause (iii) above).

(c)           To the extent available, the Company and its Subsidiaries have made commercially reasonable efforts to make available or will use commercially reasonable efforts to make available upon request to each Purchaser those policies of title insurance that the Company or its Subsidiaries have obtained in the last six months.

(d)           With respect to each Company Ground Lease Property, except as set forth on Section 3.20(d) of the Company Disclosure Letter and except as may have been caused by, or disclosed in the filing of the Bankruptcy Cases, as of the date hereof, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received notice of material defaults (including, without limitation, payment defaults, but limited to those circumstances where such default may grant the landlord under such ground lease the right to terminate such ground lease, evict the lessee or otherwise collect the sub-rents thereunder) at such Company Ground Lease Property beyond any applicable grace and cure periods, except (x) as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (y) as may be caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or any of its Subsidiaries and (z) with respect to any Company Ground Lease Property which is leased by a Subsidiary of the Company which has consummated a plan of reorganization in the Bankruptcy Cases, all such material defaults at such Company Ground Lease Property which existed prior to the effective date of such Person’s plan of reorganization have been or will be cured in accordance with such plan.  As used herein the term “Company Ground Lease Property” shall mean any Company Property having a fair market value (in the reasonable determination of the Company) in excess of $25,000,000 which is leased by a Subsidiary of the Company as tenant pursuant to a ground lease.  With respect to the defaults referenced in clause (z) above, the Bankruptcy Court approved the Debtors’ assumption of the applicable ground leases and the fixed cure amounts for such defaults which predated assumption; provided, however, nothing contained herein precludes any Person from raising issues in the future with respect to defaults that may have predated such assumption.

(e)           Except as set forth on Section 3.20(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement relating to the property management (but not including any leasing, development, construction or brokerage agreements) of any of the Company Properties by a party other than Company or any wholly owned Company Subsidiaries, except (i) management agreements that may be terminated without cause or payment of a termination fee upon no more than 60 days notice or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)            Except as set forth on Section 3.20(f) of the Company Disclosure Letter, to the Company’s Knowledge, as of February 15, 2010, (i) each Material Lease is in full force and effect, (ii) no tenant is in arrears in the payment of rent, additional rent or any other material charges due under any Material Lease, and no tenant is materially in default in the performance of any other obligations under any Material Lease, (iii) no bankruptcy or insolvency proceeding has been commenced (and is continuing) by or against any tenant under any Material Lease, and (iv) neither the Company nor any of its Subsidiaries has received a written notice from a current tenant under any Material Lease exercising a right to terminate or otherwise cancel its Material Lease (y) as a result of or in connection with the termination or cancellation of any other lease, sublease, license or occupancy agreement for space at any Company Property (each, a “Company Property Lease”), or (z) as a result of or in connection with any other tenant that occupies, or had previously occupied, another Company Property Lease, allowing, or having had allowed, all or any portion of the premises leased pursuant to such other Company Property Lease to “go dark” or otherwise be abandoned or vacated; except, (A) in the case of each of clauses (i), (ii) (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) as a result of the filing of the Bankruptcy Cases or in connection with any Bankruptcy Court approved process and (C) as may have been caused fully or substantially by the third party member or partner in any Joint Venture, without the Knowledge or consent of the Company or its Subsidiaries.  “Material Lease” means for any Company Property any lease in which the Company or its Subsidiaries is the landlord, and all amendments, modifications, supplements, renewals, exhibits, schedules, extensions and guarantees related thereto, (1) to an “anchor tenant” occupying at least 80,000 square feet with respect to such Company Property or (2) that is one of the five (5) largest leases, in terms of gross annual minimum rent, with respect to a Company Property that has an annual net operating income, as determined in accordance with GAAP (provided, however, that for purposes of such calculation, the following were reflected as expenses: (a) ground rent payments to a third party and (b) an assumed management fee equal to 3% of base minimum and percentage rent) with respect to the trailing twelve (12) calendar month period, equal to at least $7,500,000.00.  For purposes of Section 7.1(c), (y) the representations and warranties made in Section 3.20(f)(i), (iii) and (iv), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (z) the representation and warranties contained in Section 3.20(f)(ii), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct (A) at and as of the last day of the calendar month that is two (2) calendar months prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or prior to the fifteenth (15th) day of a calendar month, or (B) at and as of the fifteenth (15th) day of the calendar month that is one (1) calendar month prior to the calendar month in which the Closing Date occurs as if made at and as of such date, if the Closing Date occurs on or after the sixteenth (16th) day of a calendar month, except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g)           With respect to each Company Property:

(i)                                     As of the date listed thereunder, Section 3.20(g) of the Company Disclosure Letter sets forth a true, correct and complete list in all material respects of (i) all loans (other than the DIP Loan) and other indebtedness secured by a mortgage, deed of trust, deed to secure debt or indemnity deed of trust in such Company Property (each, a “Company Mortgage Loan”), (ii) the outstanding principal balance of each such Company Mortgage Loan, (iii) the rate of interest applicable to such Company Mortgage Loan and (iv) the maturity date of such Company Mortgage Loan;

(ii)                                  Except as set forth in Section 3.20(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have received a written notice of default (beyond any applicable grace or cure periods) in the (y) payment of interest, principal or other material amount due to the lender under any Company Mortgage Loan, whether as the primary obligor or as a guarantor thereof or (z) performance of any other material obligations under any Company Mortgage Loan, except (i) with respect to (y) and (z)

above, as a result of the filing of the Bankruptcy Cases, or as is prohibited, stayed or otherwise suspended as a result of the Company’s or any Subsidiary’s Chapter 11 filing or status as a debtor-in-possession under Chapter 11, and (ii) with respect solely to (z) above, which would not individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and

(iii)                               For purposes of Section 7.1(c) the representations and warranties made in Section 3.20(g)(i), disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except for (A) such inaccuracies caused by sales, purchases, transfers of assets, refinancing or other actions effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, in Article VII, (B) amortization payments made pursuant to any applicable Company Mortgage Loans and (C) such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(h)           To the Knowledge of the Company, (i) except as set forth on Section 3.20(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written notice exercising an option, “buy-sell” right or other similar right to purchase a Company Property or any material portion thereof which has not previously closed, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to such Company Property and (ii) no Company Property is subject to a purchase and sale agreement or any similar legally binding agreement to purchase such Company Property or any material portion thereof (other than (x) with respect to condominium purchase and sale agreements and purchase and sale and early occupancy agreements or other similar agreements for the sale of condominium units at the Natick Nouvelle, (y) with respect to builder lot purchase agreements and other similar agreements for the sale of vacant lots of land to builders at Bridgeland and (z) as set forth in (i) above) which has not previously closed.

(i)            The Company has conducted due inquiry with respect to the representations and warranties made in Section 3.20(d), Section 3.20(f) and Section 3.20(h).

SECTION 3.21  Tax Matters.  Except as disclosed on Section 3.21(a) of the Company Disclosure Letter:

(a)           Except in cases where the failure of any of the following to be true would not result in a Material Adverse Effect: (i) the Company and each of its Significant Subsidiaries have filed all Tax Returns required to be filed by applicable Law prior to the date hereof; (ii) all such Tax Returns were true, complete and correct in all respects and filed on a timely basis (taking into account any applicable extensions); (iii) the Company and each of its Significant Subsidiaries have paid all amounts of Taxes that are due, claimed or assessed by any taxing authority to be due for the periods covered by such Tax Returns, other than any Taxes for which adequate reserves (“Adequate Reserves”) have been established in accordance with GAAP or a claim has been filed in the Bankruptcy Cases; and (iv) all adjustments of federal U.S. Tax liability of the Company and its Significant Subsidiaries resulting from completed audits or examinations have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.  “Taxes” means any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its Significant Subsidiaries.

(b)           The Company and each of its REIT Subsidiaries (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (y) has operated since January 1, 2010 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (z) intends to continue to operate in such a manner as to qualify as a REIT for the current taxable year.  None of the transactions contemplated by this Agreement will prevent the Company or any of its REIT Subsidiaries from so qualifying.  No Subsidiary of the Company other than a REIT Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.  For the purposes of this Agreement, “REIT Subsidiary” means each of GGP Ivanhoe, Inc., GGP Holding, Inc., GGP Holding II, Inc., Victoria Ward, Limited, GGP-Natick Trust and GGP/Homart, Inc.

(c)           Each Company Subsidiary other than its REIT Subsidiaries that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, except where failure to do so would not have a Material Adverse Effect.

(d)           Except where the failure to be true would not have a Material Adverse Effect, the Company and each of its Significant Subsidiaries have (i) complied in all respects with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other Laws) and (ii) within the time and in the manner prescribed by Law, withheld from employee wages and paid to the proper Governmental Entities all amounts required to be withheld and paid over.

(e)           Except where the failure to be true would not have a Material Adverse Effect, no audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of the Company threatened with regard to any Taxes or Tax Returns of the Company or any of its Significant Subsidiaries, other than any audit or administrative proceeding relating to Taxes for which a claim has been filed in a Debtor’s Chapter 11 case or any other audit or administrative or court proceeding that is not reasonably expected to result in a material Tax liability to the Company or any of its Significant Subsidiaries.

(f)            The Company has made available to each Purchaser complete and accurate copies of all material Tax Returns requested by any Purchaser and filed by or on behalf of the Company or any of its Significant Subsidiaries for all taxable years ending on or prior to the Effective Date and for which the statute of limitations has not expired.

(g)           There are no Tax Protection Agreements except for those the breach of which would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any Significant Subsidiary has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), or as a transferee or successor (by contract or otherwise), other than (i) to a Subsidiary of the Company or (ii) where any such liability would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.22  Material Contracts.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract that shall survive the Bankruptcy Cases is valid and binding on the Company or any of its Subsidiaries, as applicable, and, to the Knowledge of the Company, on each other Person party thereto, and is in full force and effect.  Other than as a result of the commencement of the Bankruptcy Cases, each of the Company and its Subsidiaries has performed, in all material respects, all obligations required to be performed by it under each Material Contract that shall survive the Bankruptcy Cases, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Other than those caused as a result of the filing of the Bankruptcy Cases, neither the Company nor any of its Significant Subsidiaries is in breach or default of any Material Contract to which it is a party and which shall survive the Bankruptcy Cases, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to each Purchaser true, accurate and complete copies of the Material Contracts as of the date of this Agreement, except for those Material Contracts available to the public on the website maintained by the SEC.  To the Knowledge of the Company, no party to any Material Contract that shall survive the Bankruptcy Cases has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation of such Material Contract or any material provision thereof, which termination, cancellation, rescission or reformation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  For the avoidance of doubt, Material Contracts do not include intercompany contracts.

SECTION 3.23  Certain Restrictions on Charter and Bylaws Provisions; State Takeover Laws.

(a)           The Company and the Company Board have taken all appropriate and necessary actions to ensure that the ownership limitations set forth in Article IV of the Company’s certificate of incorporation shall not apply to (i) the acquisition of beneficial ownership by any Purchaser and any other member of the Purchaser Group of the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, (ii) any antidilution adjustments to those

Warrants pursuant to the Warrant Agreement and (iii) any Common Stock that any Purchaser or any member of the Purchaser Group may be deemed to own by no actions of its own and the acquisition of beneficial ownership of up to an additional amount totaling 1.786% of the issued and outstanding shares of Common Stock, in the aggregate, by any Purchaser or any other member of the Purchaser Group; provided, however, that such exception to the ownership limitations are only effective as to any Purchaser or a member of the Purchaser Group so long as (i) the Company has received executed copies of the representation certificate contained in Exhibit D from such Purchaser or any such member of the Purchaser Group, it being understood that a member of the Purchaser Group (not otherwise a Purchaser hereunder) shall be required to provide such representations at such times and only at such times as such member of the Purchaser Group “beneficially owns” or “constructively owns” (as such terms are defined in the certificate of incorporation of the Company) Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such member of the Purchaser Group in a tenant of the Company would be treated as constructively owned by the Company and (ii) the representations so provided are true, correct and complete as of the date made and continue to be true, correct and complete.

(b)           The Company Board has taken all action necessary to render inapplicable to each Purchaser the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law and, to the knowledge of the Company, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law applicable to transactions between each Purchaser and the Company.

SECTION 3.24  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to each Purchaser or any other members of the Purchaser Group or their respective representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Each Purchaser severally, and not jointly and severally, represents and warrants to the Company with respect to itself, and not with respect to any other Purchaser, as set forth below:

SECTION 4.1  Organization.  Purchaser is duly established as a series of a corporation that is duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, with the requisite corporate power and authority to undertake and effectuate the transactions contemplated by this Agreement.  Purchaser is a series of a corporation that has been duly qualified as a foreign corporation or other form of entity for the transaction of business and, where applicable, is in good standing under the Laws of each other jurisdiction in which it operates so as to require such qualification, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have or be reasonably expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

SECTION 4.2  Power and Authority.  Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

SECTION 4.3  Execution and Delivery.  This Agreement has been duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms.

SECTION 4.4  No Conflict.  The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the transactions contemplated herein (i) shall not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any lien under, or give rise to any termination right under, any material contract to which Purchaser is a party, (ii) shall not result in any violation or breach of any provisions of the organizational documents of Purchaser and (iii) shall not conflict with or result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or Purchaser’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereunder.

SECTION 4.5  Consents and Approvals.  No consent, approval, order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except such consents, approvals, orders, authorizations, registration or qualification as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.6  Compliance with Laws.  Since the date of its formation, Purchaser has been in compliance with all Laws applicable to Purchaser, except, in each case, for such non-compliance as would not reasonably be expected to materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.7  Legal Proceedings.  There are no legal, governmental or regulatory investigations, actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, individually or in the aggregate, if determined adversely to Purchaser, would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.

SECTION 4.8  No Broker’s Fees.  Purchaser is not party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for an investment banking fee, commission, finder’s fee or like payment in connection with the transactions contemplated by this Agreement.

SECTION 4.9  Sophistication.  Purchaser is, as of the date hereof and shall be as of the Effective Date, an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  Purchaser understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such Shares and GGO Shares for an indefinite period of time).

SECTION 4.10  Purchaser Intent.  Purchaser is acquiring the Shares, the Warrants, the GGO Shares, the New Warrants and the GGO Warrants for investment purposes only and not with a view to or for distributing or reselling such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants or any part thereof, without prejudice, however, to Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares, Warrants, GGO Shares, New Warrants and GGO Warrants pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.  Purchaser understands that Purchaser must bear the economic risk of its investment indefinitely.

SECTION 4.11  Reliance on Exemptions.  Purchaser understands that the Shares and the GGO Shares are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws.

SECTION 4.12  REIT Representations.  The representations provided by Purchaser and, to the extent applicable, its Affiliates, members or Affiliates of members, set forth on Exhibit D are true, correct and complete as of the date hereof, and shall be true as of the date of the issuance of the Warrants and as of the Closing Date, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations only if such Person “beneficially owns” or “constructively owns” (as such terms are defined in the certificate of incorporation of the Company) Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by the Company.

SECTION 4.13  Financial Capability.  Such Purchaser has sufficient binding capital commitments or available funds to satisfy its obligations under this Agreement, including without limitation the payment of the applicable Purchase Price and the GGO Purchase Price.

SECTION 4.14  No Other Representations or Warranties.  Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

SECTION 4.15  Acknowledgement.  Purchaser acknowledges that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III of this Agreement and (b) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III of this Agreement.  Without limiting the generality of the foregoing, except with respect to the representations and warranties contained in Article III, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, plans or prospect information that may have been made available to Purchaser or any of its representatives.

ARTICLE V

COVENANTS OF THE COMPANY AND PURCHASER

SECTION 5.1  Bankruptcy Court Motions and Orders.

(a)           No later than the close of business on the date that is two (2) Business Days following the date of this Agreement, the Company shall file with the Bankruptcy Court a motion in form and substance satisfactory to each Purchaser (the “Approval Motion”) seeking to obtain entry of an order in the form attached hereto as Exhibit F (the “Proposed Approval Order”), which order in the final form if approved by the Bankruptcy Court (the “Approval Order”) shall approve, among other things, the issuance of the Warrants to each Purchaser and the warrants contemplated by each other Investment Agreement to be issued to the applicable Initial Investor, and the performance by the Company of its obligations under the Warrant Agreement.

(b)           The Approval Motion, including any exhibits thereto and any notices or other materials in connection therewith, and any modifications or amendments to the foregoing, must be in form and substance reasonably satisfactory to each Purchaser.

(c)           If the Approval Order shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to such order), the Company shall diligently defend against any such appeal, petition or motion and shall use its reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.  The Company shall keep each Purchaser reasonably informed and updated regarding the status of any such appeal, petition or motion.

(d)           The Company shall provide draft copies of all motions, notices, statements, schedules, applications, reports and other papers the Company intends to file with the Bankruptcy Court in connection with the Approval Order to each Purchaser within a reasonable period of time prior to the date the Company intends to file any of the foregoing, and shall consult in advance in good faith with each Purchaser regarding the form and substance of any such proposed filing with the Bankruptcy Court.

SECTION 5.2  Warrants, New Warrants and GGO Warrants.  Within one Business Day of the date of the entry of the Approval Order, the Company and the warrant agent shall execute and deliver the warrant and registration rights agreement in the form attached hereto as Exhibit G

(with only such changes thereto as may be reasonably requested by the warrant agent and reasonably approved by each Purchaser) (the “Warrant Agreement”) pursuant to which there will be issued to each Purchaser its GGP Pro Rata Share of 60,000,000 warrants (the “Warrants”) each of which, when issued, delivered and vested in accordance with the terms of the Warrant Agreement, will entitle the holder to purchase one (1) share of Common Stock at an initial price of $15.00 per share subject to adjustment as provided in the Warrant Agreement.  The Warrant Agreement shall provide that the Warrants shall vest in accordance with Section 2.2(b) and Schedule A of the Warrant Agreement.  For the avoidance of doubt, Warrants that have not vested may not be exercised.  The Plan shall provide that upon the Effective Date, the Warrants, regardless of whether or not vested, shall be cancelled for no consideration.  The Plan shall also provide that there shall be issued to each Purchaser pro rata in accordance with the number of shares of New Common Stock or GGO Common Stock, as the case may be, purchased, an aggregate of (i) 42,857,143 fully vested warrants (the “New Warrants”) each of which entitles the holder to purchase one (1) share of New Common Stock at an initial purchase price of $10.50 per share subject to adjustment as provided in the underlying warrant agreement and (ii) 2,000,000 fully vested warrants (the “GGO Warrants”) each of which entitles the holder to purchase one (1) share of GGO Common Stock at a price of $50.00 per share subject to adjustment as provided in the underlying warrant agreement, each in accordance with the terms set forth in a warrant and registration rights agreement with terms substantially similar to the terms set forth in the Warrant Agreement, except that the expiration date for each New Warrant and GGO Warrant shall be the seventh year anniversary of the date on which such warrants are issued.

SECTION 5.3  [Intentionally Omitted.]

SECTION 5.4  Listing.  The Company shall use its reasonable best efforts to cause the Shares and the New Warrants to be listed on the New York Stock Exchange (the “NYSE”).  The Plan shall provide that the Company shall use its reasonable best efforts to cause GGO to use its reasonable best efforts to cause the GGO Shares and the GGO Warrants to be listed on a U.S. national securities exchange.

SECTION 5.5  Use of Proceeds.  The Plan shall provide that the Company and its Subsidiaries, and GGO, shall apply the net proceeds from the sale of the Shares and the GGO Shares and the Capital Raising Activities, as applicable, as provided in the Plan Summary Term Sheet and the Plan.  The parties intend that the New Warrants, GGO Warrants, New Common Shares and GGO Shares will be offered and sold under the Plan, to the fullest extent permitted by law, in exchange for a claim against, an interest in, or a claim for an administrative expense in the Bankruptcy Case, or principally in such exchange and partly for other cash or property, for purposes of Section 1145, and the parties shall take all reasonable actions necessary consistent with applicable law to cause such securities to be so offered and sold, including without limitation, reflecting the foregoing in the initial filing of the Plan with the Bankruptcy Court.

SECTION 5.6  Access to Information.  Subject to applicable Law and the Company’s receipt of customary assurances of confidentiality by each Purchaser, upon reasonable notice, the Company shall afford each Purchaser and its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, reasonable access during normal business hours, throughout the period prior to the Effective Date, to its employees, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to each Purchaser such information concerning its business, properties and personnel as may reasonably be requested by such Purchaser, including copies of all monthly financial information provided to its lenders under its existing debtor in possession financing agreements; provided, that, notwithstanding anything to the contrary, the Company shall not be required to share confidential information relating to any Competing Transaction except as contemplated by Section 5.7.

SECTION 5.7  Competing Transactions.  From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement, the Company shall provide written notice to each Purchaser not less than 48 hours prior to the Company or any Subsidiary of the Company (i) entering into a definitive agreement providing for a Competing Transaction or (ii) filing a motion with the Bankruptcy Court seeking to obtain bid procedures or bid protections for or in connection with a Competing Transaction.

SECTION 5.8  Reservation for Issuance.  The Company shall reserve that number of shares of Common Stock sufficient for issuance upon exercise or conversion of the Warrants.  In connection with the issuance of the New Warrants, the Plan shall provide that the Company shall reserve for issuance that number of shares of New Common Stock sufficient for issuance upon exercise of the New Warrants.  The Plan shall provide that GGO shall reserve for issuance that number of shares of GGO Common Stock sufficient for issuance upon exercise of the GGO Warrants.

SECTION 5.9  Subscription Rights.

(a)           Company Subscription Right.

(i)                                     Sale of New Equity Securities.  If the Company or any Subsidiary of the Company at any time or from time to time following the Closing Date makes any public or non-public offering of any shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans and employment arrangements as in effect from time to time or the issuance of stock pursuant to the Company’s employee stock purchase plan as in effect from time to time, (2) pursuant to or in consideration for the acquisition of another Person, business or assets by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, (3) to strategic partners or joint venturers in connection with a commercial relationship with the Company or its Subsidiaries or to parties in connection with them providing the Company or its Subsidiaries with loans, credit lines, cash price reductions or similar transactions, under arm’s-length arrangements, (4) pursuant to the Equity Exchange or any conversion or exchange of debt or other claims into equity in connection with the Plan, (5) the sale of Backstop Shares (as defined in the Pershing Agreement) pursuant to the Pershing Agreement or (6) as set forth on Section 5.9(a) of the Company Disclosure Letter) (the “Proposed Securities”), each Purchaser shall have the right to acquire from the Company (the “Subscription Right”) for the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) and on the same terms as such Proposed Securities are proposed to be offered to others, up to the amount of such Proposed Securities in the aggregate required to enable it to maintain its aggregate proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis determined in accordance with the following sentence, in each case, subject to such limitations as may be imposed by applicable Law or stock exchange rules.  The amount of such Proposed Securities that each Purchaser shall be entitled to purchase in the aggregate in any offering pursuant to the above shall (subject to such limitations as may be imposed by applicable Law or stock exchange rules) be determined by multiplying (x) the total number of such offered shares of Proposed Securities by (y) a fraction, the numerator of which is the number of shares of New Common Stock held by such Purchaser on a Fully Diluted Basis as of the date of the Company’s notice pursuant to Section 5.9(a)(ii) in respect of the issuance of such Proposed Securities, and the denominator of which is the number of shares of New Common Stock then outstanding on a Fully Diluted Basis.  For the avoidance of doubt, the actual amount of securities to be sold or offered to each Purchaser pursuant to its exercise of the Subscription Right hereunder shall be proportionally reduced if the aggregate amount of Proposed Securities sold or offered is reduced.  Any offers and sales pursuant to this Section 5.9 in the context of a registered public offering shall be conditioned upon reasonably acceptable representations and warranties of the applicable Purchaser regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered public offering in compliance with applicable securities Laws.

(ii)                                  Notice.  In the event the Company proposes to offer Proposed Securities, it shall give each Purchaser written notice of its intention, describing the estimated price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than 10 Business Days after the commencement of marketing with respect to such offering or after the Company takes substantial steps to pursue any other offering.  Each Purchaser shall have three (3) Business Days from the date of receipt of such a notice to notify the Company in writing that it intends to exercise its Subscription Right and as to the amount of Proposed Securities such Purchaser desires to purchase, up to the maximum amount calculated pursuant to Section 5.9(a)(i).  In connection with an underwritten public offering, such notice shall constitute a non-binding indication of interest to purchase Proposed Securities at such a range of prices as such Purchaser may specify and, with respect to other offerings, such notice shall constitute a binding commitment of such Purchaser to purchase the amount of Proposed Securities so specified at the price and other terms set forth in the Company’s notice to such Purchaser.  The failure of such Purchaser to so respond within such three (3) Business Day period shall be deemed to be a waiver of the Subscription Right under this Section 5.9 only with respect to the offering described in the applicable notice.  In connection with an underwritten public offering or a private placement, each Purchaser shall further enter into an agreement (in form and substance customary for transactions of this type) to purchase the Proposed Securities to be acquired by it contemporaneously with the execution of any underwriting agreement or purchase agreement entered into with the Company, the underwriters or initial purchasers of such underwritten public offering or private placement, and the failure of such Purchaser to enter into such an agreement at or prior to such time shall constitute a waiver of the right to purchase the applicable portion of the Proposed Securities in respect of such offering.

(iii)                               Purchase Mechanism.  If a Purchaser exercises its Subscription Right provided in this Section 5.9, the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall take place concurrently with the sale to the other investors in the applicable offering, which period of time for the closing of the purchase of the Proposed Securities with respect to which such right has been exercised shall be extended for a maximum of 180 days in order to comply with applicable Laws (including receipt of any applicable regulatory or stockholder approvals).  The Company and each Purchaser shall use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law necessary in connection with the offer, sale and purchase of, such Proposed Securities.

(iv)                              Failure of Purchase. In the event (A) a Purchaser fails to exercise its Subscription Right provided in this Section 5.9 within said three Business Day period, or (B) if so exercised, a Purchaser fails or is unable to consummate such purchase within the 180 day period specified in Section 5.9(a)(iii), without prejudice to other remedies, the Company shall thereafter be entitled during the Additional Sale Period to sell the Proposed Securities not elected to be purchased pursuant to this Section 5.9 or which such Purchaser fails to or is unable to purchase, at a price and upon terms no more favorable in any material respect to the purchasers of such securities than were specified in the Company’s notice to such Purchaser.  In the event the Company has not sold the Proposed Securities within the Additional Sale Period, the Company shall not thereafter offer, issue or sell such Proposed Securities without first offering such securities to the applicable Purchaser in the manner provided above.

(v)                                 Non-Cash Consideration.  In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company Board; provided, however, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(vi)                              Cooperation. The Company and each Purchaser shall cooperate in good faith to facilitate the exercise of such Purchaser’s Subscription Right hereunder, including using reasonable efforts to secure any required approvals or consents.

(vii)                           [Intentionally Omitted.]

(viii)                        General.  Notwithstanding anything herein to the contrary, (A) if (1) a Purchaser exercises its Subscription Right pursuant to this Section 5.9 and is unable to complete the purchase of the Proposed Securities concurrently with the sales to the other investors in the applicable offering as contemplated by Section 5.9(a)(iii) due to applicable regulatory or stockholder approvals and (2) the Company or the Company Board determines in good faith that any delay in completion of an offering in respect of which such Purchaser is entitled to Subscription Rights would materially impair the financing objective of such offering, the Company may proceed with such offering without the participation of such Purchaser in such offering, in which event the Company and such Purchaser shall promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow such Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable such Purchaser to maintain its aggregate proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis, (B) if the Company or the Company Board determines in good faith that compliance with the notice provisions in Section 5.9(a)(ii) would materially impair the financing objective of an offering in respect of which a Purchaser is entitled to Subscription Rights, the Company shall be permitted by notice to such Purchaser to reduce the notice period required under Section 5.9(a)(ii) (but not to less than one (1) Business Day) to the minimum extent required to meet the financing objective of such offering and such Purchaser shall have the right to either (x) exercise its Subscription Rights during the shortened notice periods specified in such notice or (y) require the Company to promptly thereafter agree on a process otherwise consistent with this Section 5.9 as would allow such Purchaser to purchase, at the same price (net of any underwriting discounts or sales commissions or any other discounts or fees if not purchasing from or through an underwriter, placement agent or broker) as in such offering, up to the amount of shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) as shall be necessary to enable such Purchaser to maintain its aggregate proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis and (C) in the event the Company is unable to issue shares of New Common Stock (or securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, New Common Stock) to a Purchaser as a result of a failure to receive regulatory or stockholder approval therefor, the Company shall take such action or cause to be taken such other action in order to place such Purchaser, insofar as reasonably practicable (subject to any limitations that may be imposed by applicable Law or stock exchange rules), in the same position in all material respects as if such Purchaser was able to effectively exercise its Subscription Rights hereunder, including, without limitation, at the option of such Purchaser, issuing to such Purchaser another class of securities of the Company having terms to be agreed by the Company and such Purchaser having a value at least equal to the value per share of New Common Stock, in each case, as shall be necessary to enable such Purchaser to maintain its proportionate New Common Stock-equivalent interest in the Company on a Fully Diluted Basis.

(ix)                                Termination.  This Section 5.9 shall terminate at such time as the members of the Purchaser Group collectively beneficially own less than 5% of the outstanding shares of New Common Stock on a Fully Diluted Basis.

(b)           GGO Subscription Rights.  The Plan shall provide that in connection with the consummation of the Plan, GGO shall enter into an agreement with each Purchaser with substantially similar terms to those set forth in Section 5.9(a) above with respect to any issuance of GGO Common Stock (or securities that are convertible into or exchangeable or exercisable for, or otherwise linked to, GGO Common Stock) after the Effective Date.

SECTION 5.10  [Intentionally Omitted.]

SECTION 5.11  Notification of Certain Matters.

(a)           The Company shall (i) give prompt written notice to each Purchaser of any written notice or other written communication from any Person alleging that the consent of such Person which is or may be required in connection with the transactions contemplated by this Agreement is not likely to be obtained prior to Closing, if the failure to obtain such consent would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) facilitate adding such individuals as designated by each Purchaser to the electronic notification system such that the designated individuals will receive electronic notice of the entry of any Bankruptcy Court Order.

(b)           To the extent permitted by applicable Law, (i) the Company shall give prompt notice to each Purchaser of the commencement of any investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries which would reasonably be expected to be adverse and material to the Company and its Subsidiaries taken as a whole or would materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) the Company shall give prompt notice to each Purchaser, and each Purchaser shall give written prompt notice to the Company, of any event or circumstance that would result in any representation or warranty of the Company or such Purchaser, as applicable, being untrue or any covenant or agreement of the Company or such Purchaser, as applicable, not being performed or complied with such that, in each such case, the conditions set forth in Article VII or Article VIII, as applicable, would not be satisfied if such event or circumstance existed on the Closing Date.

(c)           No information received by a party pursuant to this Section 5.11 nor any information received or learned by a party or any of its representatives pursuant to an investigation made under this Section 5.11 shall be deemed to (A) qualify, modify, amend or otherwise affect any representations, warranties, conditions, covenants or other agreements of the other party set forth in this Agreement, (B) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (C) limit or restrict the remedies available to such party under this Agreement, applicable Law or otherwise arising out of a breach of this Agreement, or (D) limit or restrict the ability of such party to invoke or rely on, or effect the satisfaction of, the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement set forth in Article VII or Article VIII, as applicable.

SECTION 5.12  Further Assurances.  From and after the Closing, the Company shall (and shall cause each of its Subsidiaries to) execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action and cause entities controlled by them to take such action as may be reasonably necessary (or as reasonably requested by any Purchaser) to carry out the transactions contemplated by this Agreement.

SECTION 5.13  [Intentionally Omitted.]

SECTION 5.14  Rights Agreement; Reorganized Company Organizational Documents.

(a)           Prior to the issuance of the Warrants, the Rights Agreement shall be amended to provide that (i) the Rights Agreement is inapplicable to (1) the acquisition by members of the Purchaser Group of the Warrants and the underlying securities thereof, (2) any antidilution adjustments to those Warrants pursuant to the Warrant Agreement, (3) any shares of New Common Stock that a Purchaser or a member of its Purchaser Group may be deemed to own by no actions of its own and (4) up to an additional amount totaling 1.786% of the issued and outstanding shares of Common Stock in the aggregate by the Purchaser Group, (ii) no Purchaser, or any member of the Purchaser Group, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement), (iii) neither a Shares Acquisition Date (as defined in the Rights

Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) shall not separate from the Common Stock, in each case under (ii), (iii) and (iv), as a result of the acquisition by members of the Purchaser Group of the Warrants, the underlying securities thereof and the acquisition of beneficial ownership of up to an additional amount totaling 1.786% of the issued and outstanding shares of Common Stock in the aggregate by the Purchaser Group.

(b)           The certificate of incorporation and bylaws of the Reorganized Company (the “Reorganized Company Organizational Documents”) shall be in form mutually agreed to by the Company and each Purchaser, provided, that in the event that the Company and such Purchaser are not able to agree on such form prior to the Effective Date, the Reorganized Company Organizational Documents shall be substantially in the same form as the certificate of incorporation and bylaws of the Company as in existence on the date of this Agreement (except that the number of authorized shares of capital stock of the Reorganized Company shall be increased), provided, however, that (i) the restriction on Beneficial Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (ii) the restriction on Constructive Ownership (as such term is defined in the certificate of incorporation of the Company) shall be set at 9.9% of the outstanding capital stock of the Reorganized Company, (iii) there shall not be an exemption from the restrictions set forth in the foregoing clauses (i) and (ii) for the current Existing Holder (as such term is defined in the existing certificate of incorporation of the Company), (iv) the Reorganized Company shall provide a waiver from the restrictions set forth in the foregoing clauses (i) and (ii) to any member of the Purchaser Group if such member provides the Reorganized Company with a certificate containing the representations and covenants set forth on Exhibit D and (v) the definition of “Person” shall be revised so that it does not include a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(c)           In the event the Reorganized Company adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) the Reorganized Company’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) no Purchaser, nor any other member of its Purchaser Group, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of Shares, New Warrants, shares issuable upon exercise of the New Warrants or otherwise, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the New Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby including the acquisition of shares of New Common Stock by any Purchaser or other member of the Purchaser Group after the date hereof as otherwise permitted by this Agreement, the New Warrants or as otherwise contemplated by the applicable Non-Control Agreement, if any.

(d)           In the event GGO adopts a rights plan analogous to the Rights Agreement on or prior to the Closing, the Plan shall provide that (i) GGO’s Rights Agreement shall be inapplicable to this Agreement and the transactions contemplated hereby, (ii) no Purchaser, nor any other member of its Purchaser Group, shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) whether in connection with the acquisition of shares of GGO Common Stock or GGO Warrants or the shares issuable upon exercise of the GGO Warrants, (iii) neither a Shares Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur and (iv) the Rights (as defined in the Rights Agreement) will not separate from the GGO Common Stock, in each case under (ii), (iii) and (iv), as a result of the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby including the acquisition of shares of GGO Common Stock by any Purchaser or other member of the Purchaser Group after the date hereof as otherwise permitted by this Agreement or the GGO Warrants.

(e)           Newco (as defined in Exhibit B) will be formed by the Operating Partnership solely for the purpose of engaging in the transactions contemplated by this Agreement, including Exhibit B and Capital Raising Activities permitted pursuant to this Agreement.  Prior to the Closing, Newco will not engage in any business activity, nor conduct its operations, other than as contemplated by this Agreement (which, for greater certainty, shall include Capital Raising Activities permitted pursuant to this Agreement).

SECTION 5.15  Stockholder Approval.  For so long as any Purchaser has Subscription Rights as contemplated by Section 5.9(a) in connection with the expiration of the five (5) year period referenced in Section 3.2(c), the Company shall put up for a stockholder vote at the immediately prior annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of such Purchaser’s Subscription Rights for the maximum period permitted by the NYSE.  The Plan shall provide that GGO shall, for the benefit of each Purchaser, to the extent required by any U.S. national securities exchange upon which shares of GGO Common Stock are listed, for so long as any Purchaser has subscription rights as contemplated by Section 5.9(b), put up for a stockholder vote at the annual meeting of its stockholders, and include in its proxy statement distributed to such stockholders in connection with such annual meeting, approval of such Purchaser’s subscription rights for the maximum period permitted by the rules of such U.S. national securities exchange.

SECTION 5.16  Closing Date Net Debt.

(a)           The Company shall deliver to each Purchaser a schedule (the “Preliminary Closing Date Net Debt Schedule”) on or before the first Business Day that is five calendar days following approval of the Disclosure Statement, that: (i) sets forth the Company’s good faith estimate for each of the three components of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts along with a reasonably detailed explanation and calculation of each such component and (ii) discloses the Company’s good faith estimate of the Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts and GGO Setup Costs.

(b)           Each Purchaser shall review the Preliminary Closing Date Net Debt Schedule during the Preliminary Closing Date Net Debt Review Period, during which time the Company shall allow such Purchaser reasonable access to all non-privileged and non-work product documents or records or personnel used in the preparation of the Preliminary Closing Date Net Debt Schedule.  On or prior to the Preliminary Closing Date Net Debt Review Deadline, any

Purchaser may deliver to the Company a notice (the “Dispute Notice”) listing those items on the Preliminary Closing Date Net Debt Schedule to which such Purchaser takes exception, which Dispute Notice shall (i) specifically identify such items, and provide a reasonably detailed explanation of the basis upon which such Purchaser has delivered such list, (ii) set forth the amount of Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts that such Purchaser has calculated based on the information contained in the Preliminary Closing Date Net Debt Schedule, and (iii) specifically identify such Purchaser’s proposed adjustment(s).  If a Purchaser timely provides the Company with a Dispute Notice, then such Purchaser and the Company shall, within ten (10) days following receipt of such Dispute Notice by the Company (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the Dispute Notice (the “Disputed Items”).  If a Purchaser and the Company do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute shall be submitted to the Bankruptcy Court for resolution at or concurrent with the Confirmation Hearing.  The Bankruptcy Court shall consider only those Disputed Items that such Purchaser, on the one hand, and the Company, on the other hand, were unable to resolve.  All other matters shall be deemed to have been agreed upon by such Purchaser and the Company.  If a Purchaser does not timely deliver a Dispute Notice, then such Purchaser shall be deemed to have accepted and agreed to the Preliminary Closing Date Net Debt Schedule and to have waived any right to dispute the matters set forth therein.

(c)           The Company shall deliver to each Purchaser a draft of the Conclusive Net Debt Adjustment Statement no later than 15 calendar days prior to the Effective Date.  Each Purchaser shall be afforded an opportunity to review the Conclusive Net Debt Adjustment Statement and reasonable access to all non-privileged and non-work product documents or records or personnel used in the preparation of such statement.  On or prior to close of business on the 7th calendar day following receipt of the Conclusive Net Debt Adjustment Statement, any Purchaser may deliver to the Company a notice (the “CNDAS Dispute Notice”) listing those items to which such Purchaser takes exception, which CNDAS Dispute Notice shall (i) specifically identify such items, and provide a reasonably detailed explanation of the basis upon which such Purchaser has delivered such list, (ii) set forth the alternative amounts that such Purchaser has calculated based on the information contained in the Conclusive Net Debt Adjustment Statement, and (iii) specifically identify such Purchaser’s proposed adjustment(s).  If a Purchaser timely provides the Company with a CNDAS Dispute Notice, then such Purchaser and the Company shall attempt to resolve the items specified in the CNDAS Dispute Notice (the “CNDAS Disputed Items”) consensually.  If such Purchaser and the Company do not resolve all CNDAS Disputed Items prior to the Effective Date, then for purposes of Closing and subject to subsequent adjustment consistent with the Bankruptcy Court’s ruling, the highest number shall be used for purposes of any calculations set forth on the Conclusive Net Debt Adjustment Statement.  Within 10 days after Closing, the Company shall file a motion for resolution by the Bankruptcy Court.  The Purchasers and the Company agree to seek expedited consideration of any such dispute.  The dispute submitted to the Bankruptcy Court shall be limited to only those CNDAS Disputed Items that a Purchaser, on the one hand, and the Company, on the other hand, were unable to resolve.  All other matters shall be deemed to have been agreed upon by the Purchasers and the Company.  If a Purchaser does not timely deliver a CNDAS Dispute Notice, then such Purchaser shall be deemed to have accepted and agreed to the Conclusive Net Debt Adjustment Statement and to have waived any right to dispute the matters set forth therein.  To the extent that one or more CNDAS Disputed Items must be submitted to the Bankruptcy Court for adjudication, the

Purchasers and the Company agree that this should not delay the Effective Date or the Closing Date.  Following adjudication of the dispute, appropriate adjustments shall be made to the Conclusive Net Debt Adjustment Statement, the GGO Promissory Note and the other applicable documentation to put all parties in the same economic position as if the corrected Conclusive Net Debt Adjustment Statement governed at Closing.

(d)           It is the intention of the parties that any Reserve should not alter the intended allocation of value between GGO and the Company as Claims are resolved over time.  Accordingly, the Plan shall provide that, if a GGO Promissory Note is required to be issued at Closing and there is a Reserve Surplus Amount as of the end of any fiscal quarter prior to the maturity of the GGO Promissory Note, then the principal amount of the GGO Promissory Note shall be reduced, but not below zero, by (i) if and to the extent that such Reserve Surplus Amount as of such date is less than or equal to the Net Debt Surplus Amount, 80% of the Reserve Surplus Amount, and otherwise (ii) 100% of an amount equal to the Reserve Surplus Amount; provided, however, that because this calculation may be undertaken on a periodic basis, for purposes of clauses (i) and (ii), no portion of the Reserve Surplus Amount shall be utilized to reduce the amount of the GGO Promissory Note if it has been previously utilized for such purpose.  In the event that any party requests an equitable adjustment to this formula, the other parties shall consider the request in good faith.

(e)           The Plan shall provide that, if there is an Offering Premium, the principal amount of the GGO Promissory Note shall be reduced (but not below zero) by 80% of the aggregate Offering Premium on the 30th day following the Effective Date and from time to time thereafter upon receipt of Offering Premium until the last to occur of (x) 45 days after the Effective Date, (y) the Settlement Date (as defined in the Pershing Agreement), if applicable, and (z) the Bridge Note Maturity Date (as defined in the Pershing Agreement), if applicable.

(f)            The Plan and the agreements relating to the GGO Share Distribution shall provide that from and after the Closing, the Company shall indemnify GGO and its Subsidiaries from and against 93.75% of any and all losses, claims, damages, liabilities and reasonable expenses to which GGO and its Subsidiaries may become subject, in each case solely to the extent directly attributable to MPC Taxes actually paid at or after the Effective Date; provided, that in no event shall the Company be required to make any indemnification payment hereunder to the extent such payment would result in aggregate payments under this Section 5.16(f) that would exceed the lower of (i) $303,750,000 and (ii) the then effective Excess Surplus Amount (the “Indemnity Cap”). The Plan shall provide that if GGO or its Affiliates receives any refund or realizes any reduction of its Tax liability in respect of the MPC Assets for which it has received a payment or realized a benefit pursuant to this Agreement, GGO shall pay an amount equal to such refund or reduction in Tax liability (less any costs or Taxes incurred with respect to the receipt thereof) to the Reorganized Company within ten (10) Business Days of the receipt or realization thereof.

(g)           If GGO is obligated to pay MPC Taxes with respect to the tax year 2010 and the Company is not then obligated to indemnify GGO as a consequence of the Indemnity Cap, then solely with respect to such payments, the Company shall pay such amount of MPC Taxes and the principal amount of the GGO Promissory Note shall be increased by the amount of such payment and if at such time no GGO Promissory Note is outstanding, on the date of any such payment,

GGO shall issue in favor of the Company a promissory note in the aggregate principal amount of such payment on the same terms as the GGO Promissory Note.

ARTICLE VI

ADDITIONAL COVENANTS OF PURCHASER

SECTION 6.1  Information.  From and after the date of this Agreement until the earlier to occur of the Closing Date and the termination of this Agreement, each Purchaser agrees to provide the Debtors with such information as the Debtors reasonably request regarding such Purchaser for inclusion in the Disclosure Statement as necessary for the Disclosure Statement to contain adequate information for purposes of Section 1125 of the Bankruptcy Code.

SECTION 6.2  Purchaser Efforts.  Each Purchaser shall use its reasonable best efforts to obtain all material permits, consents, orders, approvals, waivers, authorizations or other permissions or actions required for the consummation of the transactions contemplated by this Agreement from, and shall have given all necessary notices to, all Governmental Entities necessary to satisfy the condition in Section 8.1(b) (provided, however, that such Purchaser shall not be required to pay or cause payment of any fees or make any financial accommodations to obtain any such consent, approval, waiver or other permission, except filing fees as required), and provide to such Governmental Entities all such information as may be necessary or reasonably requested relating to the transactions contemplated hereby.

SECTION 6.3  Plan Support.  From and after the date of the Approval Order until the earliest to occur of (i) the Effective Date, (ii) the termination of this Agreement and (iii) the date the Company or any Subsidiary of the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its intention to support any Competing Transaction, or the Company or any Subsidiary of the Company enters into a Competing Transaction (such date, the “Unrestricted Date”), each Purchaser agrees (unless otherwise consented to by the Company) (provided that (x) the Company is not in material breach of this Agreement and (y) the terms of the Plan are and remain consistent with the Plan Summary Term Sheet and this Agreement, and are otherwise in form and substance satisfactory to each Purchaser) to (and shall use reasonable best efforts to cause its Affiliates to):

(a)           Not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any Chapter 11 plan, or other restructuring or reorganization for the Company, or any Subsidiary of the Company, that is not consistent with the Plan;

(b)           Not, nor encourage any other Person to, interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the Plan; and

(c)           Not commence any proceeding, or prosecute any objection to oppose or object to the Plan or to the Disclosure Statement and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the Plan, in each case (i) except as intended to ensure the consistency of the Disclosure Statement and the Plan with the terms of this

Agreement and the rights and obligations of the parties thereto and (ii) without limiting any rights any Purchaser may have to terminate this Agreement pursuant to Section 11.1(b) (including Section 11.1(b)(ix)) hereof.

SECTION 6.4  Transfer Restrictions.  Each Purchaser covenants and agrees that the Shares and the GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants) shall be disposed of only pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities Laws.  Each Purchaser agrees to the imprinting, so long as is required by this Section 6.4, of the following legend on any certificate evidencing the Shares or GGO Shares (and shares issuable upon exercise of Warrants, New Warrants and GGO Warrants):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR UNDER ANY STATE SECURITIES LAWS (“BLUE SKY”) OR THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT AND APPLICABLE BLUE SKY LAWS AND THE SECURITIES LAWS OF ANY OTHER RELEVANT JURISDICTION ARE COMPLIED WITH OR (II) UNLESS WAIVED BY THE ISSUER, THE ISSUER RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE ISSUER THAT NO VIOLATION OF THE ACT OR OTHER APPLICABLE LAWS WILL BE INVOLVED IN SUCH TRANSACTION.

Certificates evidencing the Shares (and shares issuable upon exercise of Warrants and New Warrants) shall not be required to contain such legend (A) while a registration statement covering the resale of the Shares is effective under the Securities Act, or (B) following any sale of any such Shares pursuant to Rule 144 of the Exchange Act (“Rule 144”), or (C) following receipt of a legal opinion of counsel to the applicable Purchaser that the remaining Shares held by such Purchaser are eligible for resale without volume limitations or other limitations under Rule 144.  In addition, the Company will agree to the removal of all legends with respect to shares of New Common Stock deposited with DTC from time to time in anticipation of sale in accordance with the volume limitations and other limitations under Rule 144, subject to the Company’s approval of appropriate procedures, such approval not to be unreasonably withheld, conditioned or delayed.

Following the time at which such legend is no longer required (as provided above) for certain Shares, the Company shall promptly, following the delivery by the applicable Purchaser to the Company of a legended certificate representing such Shares, deliver or cause to be delivered to such Purchaser a certificate representing such Shares that is free from such legend.  In the event the above legend is removed from any of the Shares, and thereafter the effectiveness of a registration statement covering such Shares is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities Laws, then the Company may require that the above legend be placed on any such Shares that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such Shares may again be sold pursuant to an effective registration statement or under Rule 144.

The Plan shall provide, in connection with the consummation of the Plan, for GGO to enter into an agreement with each Purchaser with respect to GGO Shares and GGO Warrants containing the same terms as provided above in this Section 6.4 but replacing references to (A) “the Company” with GGO, (B) “New Common Stock” with GGO Common Stock, (C) “Shares” with “GGO Shares” and (D) “Warrants” or “New Warrants” with GGO Warrants.

The Fairholme Fund further covenants and agrees not to sell, transfer or dispose of (each, a “Transfer”) the Warrants or the shares of Common Stock issuable upon exercise of the Warrants (other than to a member of the Purchaser Group) prior to the Unrestricted Date or any Shares, New Common Stock or New Warrants in violation of the Non-Control Agreement.

For the avoidance of doubt, each Purchaser’s Subscription Rights pursuant to Section 5.9 may not be Transferred to a Person that is not a member of the Purchaser Group.

The Plan shall provide that in addition to the covenants provided in the Non-Control Agreement, at the time of an underwritten offering of equity or convertible securities by the Company on or prior to the 30th day after the Effective Date, to the extent reasonably requested in connection with such offering by UBS or any other managing underwriter selected by the Company, each Purchaser and the other members of the Purchaser Group will covenant and agree that it does not currently intend to, and will not, sell, transfer or dispose of (each, a “Transfer”) any Shares for a period of time not to exceed 120 days from the date of completion of the offering without the consent of the representatives of such underwriter; provided, however, that a Purchaser or member of its Purchaser Group may Transfer its Shares in such amounts, and at such times, as Fairholme, as such Purchaser’s or Purchaser Group members’ manager, determines after the Closing Date to be in such Purchaser’s or Purchaser Group members’ best interests in light of its then current circumstances and the laws and regulations applicable to it as a management investment company registered under the Investment Company Act of 1940, as amended, with a policy of qualifying as a “regulated investment company” as defined in Subchapter M of the Internal Revenue Code of 1986, as amended.

SECTION 6.5  [Intentionally Omitted.]

SECTION 6.6  REIT Representations and Covenants.  At such times as shall be reasonably requested by the Company, for so long as any Purchaser (or, to the extent applicable, its Affiliates, members or Affiliates of members) “beneficially owns” or “constructively owns” (as such terms are defined in the certificate of incorporation of the Company) in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company of the outstanding Common Stock or New Common Stock, such Purchaser shall (and, to the extent applicable, cause its Affiliates, members or Affiliates of members to) use reasonable best efforts to provide the Company with customary representations and covenants, in the form attached hereto as Exhibit D which shall, among other things, enable the Company to waive Purchaser from the ownership limit set forth in the certificate of incorporation of the Company and ensure that the Company can appropriately monitor any “related party rent” issues raised by the

Warrants and the purchase of the Shares by such Purchaser, it being understood that Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person “beneficially owns” or “constructively owns” (as such terms are defined in the certificate of incorporation of the Company) Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by the Company.

SECTION 6.7  Non-Control Agreement.  At or prior to the Closing, The Fairholme Fund shall enter into the Non-Control Agreement with the Company.

SECTION 6.8  [Intentionally Omitted.]

SECTION 6.9  Additional Backstop.

(a)           If the Company requests the Initial Investors, in writing, at any time prior to fifteen (15) days before the commencement of solicitation of acceptances of the Plan, each Initial Investor agrees that it shall, severally but not jointly and severally, provide or cause a designee to provide its pro rata share of a backstop for new bonds, loans or preferred stock (as determined by the Initial Investor) in an aggregate amount equal to $1,500,000,000 less the Reinstated Amounts, at a market rate and market commitment fees, and otherwise on terms and conditions to be mutually agreed among the Initial Investors and the Company.  Any such notice shall be revocable by the Company in its sole discretion.  The new bonds, loans or preferred stock would require no mandatory interim cash principal payments prior to the third anniversary of issuance (unless funded from committed junior indebtedness or junior preferred stock), and would yield proceeds to the Company on the Closing Date net of OID of at least $1,500,000,000 less the Reinstated Amounts.  Any Initial Investor may at any time designate in writing one or more financial institutions with a corporate investment grade credit rating (from S&P or Moody’s) to make a substantially similar undertaking as that provided herein and, upon the receipt of such an undertaking by the Company in form and substance reasonably satisfactory to the Company, such Initial Investor shall be released from its obligations under its applicable Investment Agreement.

(b)           For the purposes of Section 6.9(a), the “pro rata share” or “pro rata basis” of each Initial Investor shall be determined in accordance with the maximum number of shares of New Common Stock each Initial Investor has committed to purchase at Closing pursuant to its Investment Agreement as of the date hereof, but excluding any shares of New Common Stock the Brookfield Investor or the Pershing Purchasers have committed to purchase pursuant to Section 6.9 of the other Investment Agreements.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PURCHASER

SECTION 7.1  Conditions to the Obligations of Purchaser.  The obligation of each Purchaser to purchase the Shares and the GGO Shares pursuant to this Agreement on the Closing

Date is subject to the satisfaction (or waiver (to the extent permitted by applicable Law) by such Purchaser) of the following conditions as of the Closing Date:

(a)           No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being agreed that any permit, consent, order, approval, waiver, authorization or other permission or action in respect of any Identified Asset for which any of the alternatives in Section 2.1(a) shall have been employed shall be deemed hereunder to have been made or received, as the case may be, and in full force and effect).

(c)           Representations and Warranties and Covenants.  Except for changes permitted or contemplated by this Agreement or the Plan Summary Term Sheet, each of (i) the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 3.20(a) (except for such inaccuracies in Section 3.20(a) caused by sales, purchases or transfers of assets which have been effected in accordance with, subject to the limitations contained in, and not otherwise prohibited by, the terms and conditions in this Agreement, including, without limitation, this Article VII) and Section 3.23 shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), (ii) the representations and warranties of the Company contained in Section 3.4 shall be true and correct (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct (except for de minimis inaccuracies) only as of such specific date) and (iii) the other representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality” or “Material Adverse Effect”, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (it being agreed that the condition in this subclause (iii) as it relates to undisclosed liabilities of the Company and its Subsidiaries comprised of Indebtedness shall be deemed to be satisfied if the condition in Section 7.1(p) is satisfied.  In addition, for purposes of this Section 7.1(c) as it relates to Section 3.20(b) of this Agreement, the reference to “DIP Loan” in clause (i) of such Section 3.20(b) shall be deemed to refer to that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of July 23, 2010, by and among the Company, GGP Limited Partnership, the lenders party thereto, Barclays Capital, as the Sole Arranger, Barclays Bank PLC, as the Administrative Agent and Collateral Agent, and the guarantors party thereto (the “New DIP Agreement”).  The Company shall have complied in all material respects with all of its obligations under this

Agreement, provided that with respect to its obligations under Section 5.14(a), Section 5.14(b) (to the extent applicable) and Section 5.14(c) the Company shall have complied therewith in all respects.  The Company shall have provided to each Purchaser a certificate delivered by an executive officer of the Company, acting in his or her official capacity on behalf of the Company, to the effect that the conditions in this clause (c) and the immediately following clause (d) have been satisfied as of the Closing Date and each Purchaser shall have received such other evidence of the conditions set forth in this Section 7.1 as it shall reasonably request.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, fact or circumstance, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Plan and Confirmation Order.  The Plan, in form and substance satisfactory to each Purchaser, shall have been confirmed by the Bankruptcy Court by order in form and substance satisfactory to each Purchaser (the “Confirmation Order”), which Confirmation Order shall be in full force and effect (without waiver of the 14-day period set forth in Bankruptcy Rule 3020(e)) as of the Effective Date and shall not be subject to a stay of effectiveness.  Notwithstanding anything to the contrary in the Plan Term Sheet, the Plan shall have allowed the Specified Debt in an amount no less than par plus unpaid pre-petition and post-petition interest accrued at the stated non-default rate (or contract rate in the case of Class M).

(f)            Disclosure Statement.  The Disclosure Statement, in form and substance acceptable to each Purchaser, shall have been approved by order of the Bankruptcy Court in form and substance satisfactory to each Purchaser (the “Disclosure Statement Order”).

(g)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan, including the consummation of the transactions contemplated by Exhibit B, shall have been satisfied or waived in accordance with the Plan and the Reorganized Company Organizational Documents as set forth in the Plan shall be in effect.

(h)           GGO.  The GGO Share Distribution and the issuance by GGO of the GGO Warrants shall have occurred in accordance with this Agreement. In connection with the implementation of the GGO Share Distribution, (i) the Company shall have provided each Purchaser with reasonable access to all relevant information and consulted and cooperated in good faith with each Purchaser and the GGO Representative with respect to the contribution of the Identified Assets to GGO in accordance with Section 2.1(a), and (ii) all actions taken by the Company and its Subsidiaries related thereto and all documentation related to the formation and organization of GGO, the implementation of the GGO Share Distribution, to separate the business of the Company and GGO and other intercompany arrangements between the Company and GGO, in each case, shall be reasonably satisfactory to each Purchaser and shall be in full force and effect.

(i)            GGO Common Stock.  GGO shall not have issued and outstanding on a Fully Diluted Basis immediately following the Closing more than the GGO Common Share Amount of shares of GGO Common Stock (plus (A) an aggregate 5,250,000 shares issuable to the respective Initial Investors pursuant to the respective Investment Agreements, (B) 2,000,000 shares of GGO Common Stock issuable upon exercise of the GGO Warrants, (C) 6,000,000 shares of GGO

Common Stock issuable upon the exercise of warrants that may be issued to the other Initial Investors pursuant to the other Investment Agreements).

(j)            Valid Issuance.  The Shares, Warrants, New Warrants and GGO Warrants and the GGO Shares shall be validly issued to each Purchaser (against payment therefor in the case of the Shares and the GGO Shares).  The Company and GGO shall have executed and delivered the warrant agreement for each of the New Warrants and the GGO Warrants, together with such other customary documentation as each Purchaser may reasonably request in connection with such issuance; each warrant agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(k)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(l)            Registration Rights.  The Company shall have filed with the SEC and the SEC shall have declared effective, as of Closing, to the extent permitted by applicable SEC rules, a shelf registration statement on Form S-1 or Form S-11, as applicable, covering the resale by each Purchaser and member of the Purchaser Group of the Shares, any securities issued pursuant to Section 6.9(a) and the New Common Stock issuable upon exercise of the New Warrants, containing a plan of distribution reasonably satisfactory to each Purchaser.  In addition, each of the Company and GGO shall have entered into registration rights agreements with each Purchaser with respect to all registrable securities issued to or held by members of the Purchaser Group from time to time in a manner that permits the registered offering of securities pursuant to such methods of sale as a Purchaser may reasonably request from time to time.  Each registration rights agreement shall provide for (i) an unlimited number of shelf registration demands on Form S-3 to the extent that the Company or GGO, as applicable, is then permitted to file a registration statement on Form S-3, (ii) if the Company or GGO, as applicable, is not eligible to use Form S-3, the filing by the Company or GGO, as applicable, of a registration statement on Form S-1 or Form S-11, as applicable, and the Company or GGO, as applicable, using its reasonable best efforts to keep such registration statement continuously effective; (iii) piggyback rights not less favorable than those provided in the Warrant Agreement; (iv) with respect to the Company, at least three underwritten offerings during the term of the registration rights agreement, but not more than one underwritten offering in any 12-month period and, with respect to GGO, at least three underwritten offerings during the term of the registration rights agreement, but not more than one in any 12-month period; (v) “black-out” periods not less favorable than those provided in the Warrant Agreement; (vi) “lock-up” agreements by the Company or GGO, as applicable, to the extent requested by the managing underwriter in any underwritten public offering requested by a Purchaser, consistent with those provided in the Warrant Agreement (it being understood that the registration rights agreement will include procedures reasonably acceptable to such Purchaser and the Company designed to ensure that the total number of days that the Company or GGO, as applicable, may be subject to a lock-up shall not, in the aggregate after taking into account any applicable lock-up periods resulting from registration rights agreements between the Company or GGO, as applicable, and the other Initial Investors exceed 120 days in any 365-day period; (vii) to the extent that the Purchasers and the members of the Purchaser Group are Affiliates of the Company or GGO, as applicable, at the time of an underwritten public offering by the Company or GGO, as applicable, each Purchaser and the other members of the Purchaser Group will agree to a 60-day customary lock up to the extent requested by the managing underwriter; and (viii) other terms and conditions reasonably acceptable to each Purchaser.  The registration rights agreement shall be in full force and effect and neither the Company nor GGO shall be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          Listing.  The Shares shall be authorized for listing on the NYSE, subject to official notice of issuance, and the shares of New Common Stock issuable upon exercise of the New Warrants shall be eligible for listing on the NYSE.  The GGO Shares shall be authorized for listing on a U.S. national securities exchange, subject to official notice of issuance, and the shares of GGO Common Stock issuable upon exercise of the GGO Warrants shall be eligible for listing on a U.S. national securities exchange.

(n)           Liquidity.  The Company shall have, on the Effective Date and after giving effect to the use of proceeds from Capital Raising Activities permitted under this Agreement and the issuance of the Shares, and the payment and/or reserve for all allowed and disputed claims under the Plan, transaction fees and other amounts required to be paid in cash or Shares under the Plan as contemplated by the Plan Summary Term Sheet, an aggregate amount of not less than $350,000,000 of Proportionally Consolidated Unrestricted Cash (the “Liquidity Target”) plus the net proceeds of the Additional Financings and the aggregate principal amount of the Anticipated Debt Paydowns (or such higher number as may be agreed to by each Purchaser and the Company) plus the excess, if any, of (A) the aggregate principal amount of New Debt and the Reinstated Amounts over (B) $1,500,000,000.

(o)           [Intentionally Omitted.]

(p)           Debt of the Company.  Immediately following the Closing after giving effect to the Plan, the aggregate outstanding Proportionally Consolidated Debt shall not exceed $22,250,000,000 in the aggregate minus (i) the amount of Proportionally Consolidated Debt attributable to assets sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement through the Closing and minus (ii) the excess, if any, of $1,500,000,000 over the aggregate principal amount of new Unsecured Indebtedness incurred after the date of this Agreement and on or prior to the Closing Date for cash (“New Debt”) and the aggregate principal amount of any Debt under the Rouse Bonds or the Exchangeable Notes that is reinstated under the Plan (such amounts reinstated, the “Reinstated Amounts”) minus (iii) the amount of Proportionally Consolidated Debt attributable to Identified Assets contributed to GGO pursuant to Section 2.1(a), minus (iv) the amount of Proportionally Consolidated Debt attributable to assets other than Identified Assets contributed to GGO pursuant to Section 2.1(a) minus (v) the principal and/or liquidation preference of the

TRUPS and the UPREIT Units not reinstated, plus (vi) in the event the Closing occurs prior to September 30, 2010, the amount of scheduled amortization on Proportionally Consolidated Debt (other than Corporate Level Debt) from the Closing Date to September 30, 2010 that otherwise would have been paid by September 30, 2010, minus (vii) in the event the Closing occurs on or after September 30, 2010, the amount of actual amortization paid on Proportionally Consolidated Debt (other than Corporate Level Debt) from September 30, 2010 to the Closing Date, plus (viii) (A) the excess of the aggregate principal amount of new Debt incurred to refinance existing Debt in accordance with Section 7.1(r)(vii) hereof over the principal amount of the Debt so refinanced and (B) new Debt incurred to finance unencumbered Company Properties and Non-Controlling Properties after the date of this Agreement and on or prior to the Closing (such amounts contemplated by clauses (A) and (B) collectively, the “Additional Financing”) plus (ix) the amount of other principal paydowns, writedowns and resulting impact on amortization (or payments in the anticipated amortization schedule with respect to Fashion Show Mall (Fashion Show Mall LLC), The Shoppes at the Palazzo and Oakwood Shopping Center (Gretna, LA)) currently anticipated to be made by the Company in connection with refinancings, or completion of negotiations in respect of its property level Debt which the Company determines in good faith are not actually required to be made prior to Closing (“Anticipated Debt Paydowns”) plus (x) the excess, if any, of (A) the aggregate principal amount of New Debt and the Reinstated Amounts over (B) $1,500,000,000 plus (xi) the aggregate amount of the Bridge Notes (as defined in the Pershing Agreement) issued pursuant to Section 1.4 of the Pershing Agreement (and the parties agree that such Bridge Notes shall not be included in the calculation of Closing Date Net Debt or Closing Date Net Debt W/O Reinstatement Adjustment).

(q)           Outstanding Common Stock.  The number of issued and outstanding shares of New Common Stock on a Fully Diluted Basis (including the Shares) shall not exceed the Share Cap Number.  The “Share Cap Number” means 1,104,683,256 plus the number of shares (if any) issued to settle or otherwise satisfy Hughes Heirs Obligations, plus up to 65,000,000 shares of New Common Stock issued in Liquidity Equity Issuances, plus 42,857,143 shares of New Common Stock issuable upon the exercise of the New Warrants, plus the shares of New Common Stock issuable upon the exercise of those certain warrants issued to the Brookfield Consortium Members pursuant to the Brookfield Agreement and to the Pershing Purchasers pursuant to the Pershing Agreement, plus the number of shares of Common Stock issued as a result of the exercise of employee stock options to purchase Common Stock outstanding on the date hereof, plus, in the event shares of New Common Stock are issued pursuant to Section 6.9 of the other Investment Agreements, the difference between (i) the number of shares of New Common Stock issued to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9 of the other Investment Agreements minus (ii) 50,000,000 shares of New Common Stock, minus the number of Put Shares (as defined in the Pershing Agreement) under the Pershing Agreement (which shall not be considered Share Equivalents for purposes of this calculation); provided, that if Indebtedness under the Rouse Bonds or the Exchangeable Notes is reinstated under the Plan, or the Company shall have incurred New Debt, or between the date of this Agreement and the Closing Date the Company shall have sold for cash real property assets outside of the ordinary course of business (“Asset Sales”), the Share Cap Number shall be reduced by the quotient (rounded up to the nearest whole number) obtained by dividing (x) the sum of (a) the lesser of (I) $1,500,000,000 and (II) the sum of Reinstated Amounts and the net cash proceeds to the Company from the issuance of New Debt, and (b) the net cash proceeds to the Company from Asset Sales in excess of $150,000,000 by (y) the Per Share Purchase Price.

(r)            Conduct of Business.  The following shall be true in all material respects as of the Closing Date:

Except as otherwise expressly provided or permitted, or contemplated, by this Agreement or the Plan Summary Term Sheet (including, without limitation, in connection with implementing the matters contemplated by Article II hereof) or any order of the Bankruptcy Court in effect on the date of the Agreement, during the period from the date of this Agreement to the Closing, the following actions shall not have been taken without the prior written consent of each Purchaser (which consent such Purchaser agrees shall not be unreasonably withheld, conditioned or delayed):

(i)                                     the Company shall not have (A) declared, set aside or paid any dividends on, or made any other distributions in respect of, any of the Company’s capital stock (other than dividends required to retain REIT status or to avoid the imposition of entity level taxes, (B) split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, or (C) purchased, redeemed or otherwise acquired (other than as set forth on Section 7.1(r)(i) of the Company Disclosure Letter or pursuant to Company Benefit Plans) any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ii)                                  the Company shall not have amended the Company’s certificate of incorporation or bylaws other than to increase the authorized shares of capital stock;

(iii)                               neither the Company nor any of its Subsidiaries shall have acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof except (A) in the ordinary course of business, (B) for transactions with respect to joint ventures existing on the date hereof valued at less than $10,000,000 or (C) for transactions valued at less than $10,000,000 in the aggregate;

(iv)                              none of the Company Properties, Non-Controlling Properties or Identified Assets shall have been sold or otherwise transferred, except, (A) in the ordinary course of business, (B) to a wholly owned Subsidiary of the Company (which Subsidiary shall be subject to the same restrictions under this subsection (iv)), and (C) for sales or other transfers, the net proceeds of which shall not exceed $1,000,000,000 in the aggregate, when taken together with all such sales and other transfers of Company Properties, Non-Controlling Properties and Identified Assets (the “Sales Cap”); provided that the Sales Cap shall not apply with respect to sales or transfers of Identified Assets to the extent the same shall have been consummated in accordance with the express terms and conditions set forth in Article II hereof;

(v)                                 [Intentionally Omitted;]

(vi)                              (vi) none of the Company or any of its Subsidiaries shall have issued, delivered, granted, sold or disposed of any Equity Securities (other than (A) issuances of shares of Common Stock issued pursuant to, and in accordance with, Section 7.1(u), but subject to Section 7.1(q), (B) pursuant to the Equity Exchange, (C) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (D) as set forth on Section 7.1(u) of the Company Disclosure Letter), or (E) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9 of the other Investment Agreements);

(vii)                           none of the Company Properties or Identified Assets shall have been mortgaged, or pledged, nor shall the owner or lessee thereof have granted a lien, mortgage, pledge, security interest, charge, claim or other Encumbrance relating to debt obligations of any kind or nature on, or otherwise encumbered, any Company Property or Identified Assets except in the ordinary course of business consistent with past practice, other than encumbrances of Company Properties or Identified Assets of Debtors in connection with (A) a restructuring of existing indebtedness for borrowed money related to any such Company Property or Identified Asset with the existing lender(s) thereof or (B) a refinancing of existing indebtedness for borrowed money related to any Company Property or Identified Asset in an amount not to exceed $300,000,000 (the “Refinance Cap”), provided that (x) the Refinance Cap shall not apply to a refinancing of the existing first lien indebtedness secured by the Fashion Show Mall, (y) in the event that a refinancing is secured by mortgages, deeds of trust, deeds to secure debt or indemnity deeds of trust encumbering multiple Company Properties and Identified Assets, the proceeds of such refinancing shall not exceed an amount equal to the Refinance Cap multiplied by the number of Company Properties and Identified Assets so encumbered, and (z) in connection with refinancing the indebtedness of a Company Property or Identified Asset owned by a Joint Venture, the Refinance Cap shall apply with respect to the aggregate share of such indebtedness which is allocable to, or guaranteed by (but without duplication), the Company and/or its Subsidiaries;

(viii)                        none of the Company or any of its Subsidiaries shall have undertaken any capital expenditure that is out of the ordinary course of business consistent with past practice and material to the Company and its Subsidiaries taken as a whole, except as contemplated in the Company’s business plan for fiscal year 2010 adopted by the board of directors of the Company prior to the date hereof; or

(ix)                                the Company shall not have changed any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP or regulatory guidelines (and except to implement purchase accounting and/or “fresh start” accounting if the Company elects to do so).

(s)           REIT Opinion.  Each Purchaser shall have received an opinion of Arnold & Porter LLP, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J, that the Company (x) for all taxable years commencing with the taxable year ended December 31, 2005 through December 31, 2009, has been subject to taxation as a REIT and (y) has operated since January 1, 2010 to the Closing Date in a manner consistent with the requirements for qualification and taxation as a REIT.

(t)            Non-Control Agreements.  The Company shall have entered into the Non-Control Agreement with The Fairholme Fund.  The Non-Control Agreement shall be in full force and effect and the Company shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(u)           Issuance or Sale of Common Stock.  Neither the Company nor any of its Subsidiaries shall have issued or sold any shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock) (other than (A) pursuant to the Equity Exchange, (B) the issuance of shares pursuant to the exercise of employee stock options issued pursuant to the Company Option Plans, (C) as set forth on Section 7.1(u) of the Company Disclosure Letter or (D) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9 of the other Investment Agreements), unless (1) the purchase price (or, in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock, the conversion, exchange or exercise price) shall not be less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation; provided, that for purposes hereof, payments to the Purchasers or the Pershing Purchasers in accordance with Section 1.4 of this Agreement or the Pershing Agreement, respectively, shall not be considered a discount, fee or other compensation), (2) following such issuance or sale, (x) no Person (other than (i) an Initial Investor and their respective Affiliates pursuant to the Investment Agreements and (ii) any institutional underwriter or initial purchaser acting in an underwriter capacity in an underwritten offering) shall, after giving effect to such issuance or sale, beneficially own more than 10% of the Common Stock of the Company on a Fully Diluted Basis, and (y) no four Persons (other than the Purchasers, members of the Fairholme Purchaser Group, the members of the Pershing Purchaser Group, the Brookfield Consortium Members or the Brookfield Investor) shall, after giving effect to such issuance or sale, beneficially own more than thirty percent (30%) of the Common Stock on a Fully Diluted Basis; provided, that this clause (2) shall not be applicable to any conversion or exchange of claims against the Debtors into New Common Stock pursuant to the Plan; provided, further, that subclause (y) of this clause (2) shall not be applicable with respect to any Person listed on Exhibit N and (3) each Purchaser shall have been offered the right to purchase up to its GGP Pro Rata Share of 15% of such shares of Common Stock (or securities, warrants or options that are convertible into or exchangeable or exercisable for Common Stock) on terms otherwise consistent with Section 5.9 (except the provisions of such Section 5.9 with respect to issuances contemplated by this Section 7.1(u) shall apply from the date of this Agreement) (provided that the right described in this clause (3) shall not be applicable to the issuance of shares or warrants contemplated by the other Investment Agreements, or any conversion or exchange of debt or other claims into equity in connection with the Plan).

(v)           Hughes Heirs Obligations.  The Hughes Heirs Obligations shall have been determined by order of the Bankruptcy Court entered on or prior to the Effective Date (which order may be the Confirmation Order or another order entered by the Bankruptcy Court) and satisfied in accordance with the terms of the Plan.  For the avoidance of doubt, to the extent that holders of Hughes Heirs Obligations or other Claims against or interests in the Debtors arising under or related to the Hughes Agreement receive any consideration in respect of such obligations, Claims or interests under the Plan, there shall be no reduction in the number of shares of New Common Stock or GGO Common Stock otherwise to have been distributed on the Effective Date under the Plan in the Equity Exchange or the GGO Share Distribution, as applicable.

(w)          GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.

(x)            Other Conditions.  With respect to each other Initial Investor, either (A) its Investment Agreement shall be in full force and effect without amendments or modifications (other than those that are materially no less favorable to the Company than those provided in such Investment Agreement as in effect on the date hereof), the conditions to the consummation of the transactions under such Investment Agreement as in effect on the date hereof to be performed on the Closing Date shall have been satisfied or waived with the prior written consent of each Purchaser, acting separately and not jointly, and such Initial Investor shall have subscribed and paid for such shares of New Common Stock that such Initial Investor is obligated to purchase thereunder, (B) the funding to be provided by such Initial Investor under its Investment Agreement shall have been provided by one or more other investors or purchasers acceptable to each Purchaser on terms and conditions that such Purchaser has agreed are materially no less favorable to the Company than the terms and conditions of the applicable Investment Agreement as in effect on the date hereof or (C) in the case of an Initial Investor (other than a Brookfield Consortium Member), such Initial Investor has breached its obligation to fund at Closing when required to do so in accordance with the terms of its Investment Agreement (it being understood that the foregoing shall not limit the Company’s right to reduce the Total Purchase Amount under Section 1.4 hereof).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

SECTION 8.1  Conditions to the Obligations of the Company.  The obligation of the Company to issue the Shares and the obligation of GGO to issue the GGO Shares pursuant to this Agreement on the Closing Date are subject to the satisfaction (or waiver by the Company) of the following conditions as of the Closing Date:

(a)           No Injunction.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the transactions contemplated by this Agreement.

(b)           Regulatory Approvals; Consents.  All permits, consents, orders, approvals, waivers, authorizations or other permissions or actions of third parties and Governmental Entities required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received, as the case may be, and shall be in full force and effect, except for those permits, consents, orders, approvals, waivers, authorizations or other permissions or actions the failure of which to make or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Representations and Warranties and Covenants.  Each of (i) the representations and warranties of each Purchaser contained in Section 4.1, Section 4.2, Section 4.3, and Section 4.12 in this Agreement shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct only as of such specific date), and (ii) the other representations and warranties of each Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to “materiality”, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except for such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement.  Each Purchaser shall have complied in all material respects with all of its obligations under this Agreement.  Each Purchaser shall have provided to the Company a certificate delivered by an executive officer of the managing member of such Purchaser, acting in his or her official capacity on behalf of such Purchaser, to the effect that the conditions in this clause (c) have been satisfied as of the Closing Date.

(d)           Plan and Confirmation Order.  The Plan shall have been confirmed by the Bankruptcy Court by order, which order shall be in full force and effect and not subject to a stay of effectiveness.

(e)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Plan shall have been satisfied or waived in accordance with the Plan.

(f)            GGO.  The GGO Share Distribution shall have occurred.

(g)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that prohibits the issuance or sale of, pursuant to this Agreement, the Shares, the issuance of Warrants, New Warrants, GGO Shares, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants; and no injunction or order of any federal, state or foreign court shall have been issued that prohibits the issuance or sale, pursuant to this Agreement, of the Shares, the GGO Shares, the Warrants, the New Warrants, GGO Warrants, the issuance of New Common Stock upon exercise of the New Warrants or the issuance of GGO Common Stock upon exercise of the GGO Warrants.

(h)           Reorganization Opinion.  The Company shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of Common Stock for New Common Stock in the Equity Exchange should be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Weil, Gotshal & Manges LLP may require and rely upon representations and covenants made by the parties to this Agreement.

(i)            IRS Ruling.  The Company shall have obtained a favorable written ruling from the United States Internal Revenue Service confirming the qualification of each of the GGO Share Distribution and the prerequisite internal spin-offs each as a “tax free spin-off” under the Code.

(j)            Funding.  The applicable Purchaser shall have paid to the Company and GGO, as applicable, all amounts payable by such Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by the Company at least three (3) Business Days prior to the Closing Date.

(k)           REIT Matters.  The representations and covenants set forth on Exhibit D in respect of the applicable Purchaser and, to the extent applicable, its Affiliates, members, Affiliates of members or designees, shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, it being understood that such Purchaser’s Affiliates, members or Affiliates of members shall be required to provide such representations and covenants only if such Person “beneficially owns” or “constructively owns” (as such terms are defined in the certificate of incorporation of the Company) Common Stock or New Common Stock in excess of the relevant ownership limit set forth in the certificate of incorporation of the Company or any stock or other equity interest owned by such Person in a tenant of the Company would be treated as constructively owned by the Company.

(l)            Non-Control Agreements.  The Fairholme Fund shall have entered into the Non-Control Agreement with the Company.  The Non-Control Agreement shall be in full force and effect and The Fairholme Fund shall not be in breach of any representation, warranty, covenant or agreement thereunder in any material respect.

(m)          GGO Promissory Note.  The GGO Promissory Note, if any, shall have been issued by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 10.1  Survival of Representations and Warranties.  The representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement but shall terminate and be of no further force and effect following the earlier of (i) the termination of this Agreement in accordance with Article XI and (ii) the Closing.

ARTICLE XI

TERMINATION

SECTION 11.1  Termination.  This Agreement and the obligations of the parties hereunder shall terminate automatically without any action by any party if (i) the Company has not filed the Approval Motion within two (2) Business Days following the date of this Agreement, (ii) the Approval Order, in form and substance satisfactory to each Purchaser, approving, among other things, the issuance of the Warrants and the warrants contemplated by each other Investment Agreement, is not entered by the Bankruptcy Court on or prior to the date that is 43 days after the date of this Agreement, (iii) if the Debtors withdraw the Approval Motion, or (iv) the conditions to the obligations of any other Initial Investor pursuant to the other Investment Agreements to consummate the closings as set forth therein are amended or modified in any respect prior to the entry of the Approval Order, in each of cases (i), (ii), (iii) and (iv) unless each Purchaser and the Company otherwise agrees in writing.  In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)           by mutual written consent of each Purchaser and the Company;

(b)           by each Purchaser by written notice to the Company upon the occurrence of any of the following events (which notice shall specify the event upon which such termination is based):

(i)                                     if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Purchaser if any Purchaser has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date;

(ii)                                  if any Bankruptcy Cases of the Company or any Debtor which is a Significant Subsidiary shall have been dismissed or converted to cases under chapter 7 of the Bankruptcy Code or if an interim or permanent trustee or an examiner shall be appointed to oversee or operate any of the Debtors in their Bankruptcy Cases, in each case, except (x) as would not reasonably be expected to have a Material Adverse Effect or (y) with respect to the Bankruptcy Cases for Phase II Mall Subsidiary, LLC, Oakwood Shopping Center Limited Partnership and Rouse Oakwood Shopping Center, LLC;

(iii)                               if, from and after the issuance of the Warrants, the Approval Order shall without the prior written consent of each Purchaser, cease to be in full force and effect resulting in the cancellation of any Warrants or a modification of any Warrants, in each case, other than pursuant to their terms, that adversely affects any Purchaser;

(iv)                              if, without a Purchaser’s consent, the Warrants have not been issued to such Purchaser in accordance with Section 5.2, or if after the Warrants are issued, any shares of Common Stock underlying the Warrants cease at any time to be authorized for issuance on a U.S. national securities exchange;

(v)                                 if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement or the Company shall have taken any action which, in each case, (A) would result in a failure of a condition set forth in Article VII and (B) cannot be cured prior to the Termination Date, after written notice to the Company of such breach and the intention to terminate this Agreement pursuant to this Section; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Purchaser if any Purchaser has breached in any material respect its obligations under this Agreement;

(vi)                              following the issuance of the Warrants, if (a) the Company consummates a Competing Transaction, (b) on or after November 1, 2010, the Company enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or (c) the Company files notice of a hearing to confirm a plan of reorganization that contemplates a Change of Control without such Change of Control being subject to either (1) the written consent of the holders a majority in number of the outstanding shares of Common Stock or (2) soliciting the approval of the holders of a majority in number of the outstanding shares of Common Stock in accordance with the Bankruptcy Code (in either case, regardless of whether such approval is obtained) and providing for a period of at least 20 Business Days for acceptance or rejection by such holders in connection with such solicitation;

(vii)                           if the Company or any Subsidiary of the Company issues any shares of Common Stock or New Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock or New Common Stock) at a purchase price (or in the case of securities that are convertible into or exchangeable or exercisable for, or linked to the performance of, Common Stock or New Common Stock, the conversion, exchange, exercise or comparable price) of less than $10.00 per share (net of all underwriting and other discounts, fees and any other compensation and related expenses; provided, that for purposes hereof, payments to the Purchasers or the Pershing Purchasers in accordance with Section 1.4 of this Agreement or the Pershing Agreement, respectively, shall not be considered a discount, fee or other compensation) of Common Stock or New Common Stock or converts any claim against any of the Debtors into New Common Stock at a conversion price less than $10.00 per share of Common Stock or New Common Stock (in each case, other than pursuant to (A) the exercise, exchange or conversion of Share Equivalents of the Company existing on the date of this Agreement in accordance with the terms thereof as of the date of this Agreement, (B) the Equity Exchange, (C) the issuance of shares upon the exercise of employee stock options issued pursuant to the Company Option Plans, (D) the issuance of shares as set forth on Section 7.1(u) of the Company Disclosure Letter, or (E) the issuance of shares to existing holders of Common Stock, the Brookfield Investor and the Pershing Purchasers, in each case, pursuant to Section 6.9 of the other Investment Agreements;

(viii)                        if the Bankruptcy Court shall have entered a final and non-appealable order denying confirmation of the Plan;

(ix)                                if this Agreement, including the Plan Summary Term Sheet, or the Plan, is revised or modified (except as otherwise permitted pursuant to this Agreement) by the Company or an order of the Bankruptcy Court or other court of competent jurisdiction in a manner that is unacceptable to any Purchaser or a plan of reorganization with respect to the Debtors involving the Transactions that is unacceptable to any Purchaser is filed by the Debtors with the Bankruptcy Court or another court of competent jurisdiction;

(x)                                   if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (the “Closing Restraint”);

(xi)                                prior to the issuance of the Warrants, if the Company (A) makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court, in each case, evidencing its decision to support any Competing Transaction, or (B) the Company or any Subsidiary of the Company enters into a definitive agreement providing for a Competing Transaction or the Company provides notice to any Purchaser of the Company’s or any of its Subsidiaries’ decision to enter into a definitive agreement providing for a Competing Transaction pursuant to Section 5.7; or

(c)           by the Company upon the occurrence of any of the following events:

(i)                                     if the Effective Date and the purchase and sale contemplated by Article I have not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(c)(i) shall not be available to the Company to the extent that it has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the Closing Date not to occur on or before the Termination Date (it being agreed that this proviso shall not limit the Company’s ability to terminate this Agreement pursuant to Section 11.1(c)(ii) or any other clause of this Section 11.1(c));

(ii)                                  prior to the entry of the Confirmation Order, upon notice to each Purchaser, for any reason or no reason, effective as of such time as shall be specified in such notice; provided, however, that prior to the entry of the Approval Order, the Company shall not have the right to terminate this Agreement under this Section 11.1(c)(ii) during the 48 hour notice period contemplated by Section 5.7;

(iii)                               if all conditions to the obligations of each Purchaser to consummate the transactions contemplated by this Agreement set forth in Article VII shall have been satisfied (other than those conditions that are to be satisfied (and capable of being satisfied) by action taken at the Closing if such Purchaser had complied with its obligations under this Agreement) and the transactions contemplated by this Agreement fail to be consummated as a result of the breach by any Purchaser of its obligation to pay to the Company and GGO, as applicable, all amounts payable by such Purchaser under Article I and Article II of this Agreement, by wire transfer of immediately available funds in accordance with the terms of this Agreement; or

(iv)                              if a Closing Restraint is in effect.

SECTION 11.2  Effects of Termination.

(a)           In the event of the termination of this Agreement pursuant to Article XI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except the covenants and agreements made by the parties herein under Article XIII shall survive indefinitely in accordance with their terms.  Except as otherwise expressly provided in the Warrants or paragraph (b) below, the Warrants when issued in accordance with Section 5.2 hereof and all of the obligations of the Company under the Warrant Agreement shall survive any termination of this Agreement.

(b)           In the event of a termination of this Agreement by the Company pursuant to Section 11.1(c)(iii), the parties agree that the Warrants held by any member of the Purchaser Group at the time of such termination (but no Warrants held by any other Person if transferred as permitted hereunder) shall be deemed cancelled, null and void and of no further effect.  The foregoing shall be a term of the Warrants.

ARTICLE XII

DEFINITIONS

SECTION 12.1  Defined Terms.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

(a)           “2006 Bank Loan” means that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2006, by and among the Company, the Operating Partnership and GGPLP L.L.C., as borrowers, the lenders named therein, Banc of America Securities LLC, Eurohypo AG, New York Branch and Wachovia Capital Markets, LLC, as joint arrangers and joint bookrunners, Eurohypo AG, New York Branch, as administrative agent, Bank of America, N.A. and Wachovia Bank, National Association, as syndication agents, and Commerzbank AG and Lehman Commercial Paper, Inc., as co-documentation agents.

(b)           “Additional Sales Period” means in the case of Section 5.9(a)(iv)(A), the 120 day period following the date of the Company’s notice to Purchaser pursuant to Section 5.9(a)(ii), and in the case of Section 5.9(a)(iv)(B), the 120 day period following (x) the expiration of the 180 day period specified in Section 5.9(a)(iii) or (y) if earlier, the date on which it is finally determined that Purchaser is unable to consummate such purchase contemplated by Section5.9(a)(iii) within such 180 day period specified in Section 5.9(a)(iii).

(c)           “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(d)           “Brazilian Entities”  means those certain Persons in which the Company indirectly owns an interest which own real property assets or have operations located in Brazil.

(e)           “Brookfield Consortium Member” means Brookfield Asset Management Inc. or any controlled Affiliate of Brookfield Asset Management Inc. or any Person of which Brookfield Asset Management Inc. or any Subsidiary or controlled Affiliate of Brookfield Asset Management Inc. is a general partner, managing member or equivalent thereof or a wholly owned subsidiary of the foregoing.

(f)            “Business Day” means any day other than (a) a Saturday, (b) a Sunday, (c) any day on which commercial banks in New York, New York are required or authorized to close by Law or executive order.

(g)           “Capital Raising Activities” means the Company’s efforts to consummate equity and debt financings for the Company, and sales of properties and other assets of the Company and its Subsidiaries for cash.

(h)           “Cash Equivalents” means as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 90 days from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the Laws of the United States, any State thereof or the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than 90 days from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above.

(i)            “Change of Control” means any transaction or series of related transactions, in which, after giving effect to such transaction or transactions, (i) any Person other than a member of a Purchaser Group of the Pershing Purchasers or Fairholme Purchasers acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of either (A) the then-outstanding shares of capital stock of the Company or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company or (ii) there occurs a direct or indirect sale, lease, exchange or transfer or other disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (including securities of the entity’s directly or indirectly owned Subsidiaries).

(j)            “Claims” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

(k)           “Closing Date Net Debt” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt,

(ii)                                  less the Reinstatement Adjustment Amount,

(iii)                               plus the Permitted Claims Amount,

(iv)                              plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor),

(v)                                 less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(l)            “Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts” means, as of the Effective Date but prior to giving effect to the Plan, the sum of, without duplication:

(i)                                     the aggregate outstanding Proportionally Consolidated Debt plus any accrued and unpaid interest thereon plus the amount of the New Debt,

(ii)                                  plus the amount of Proportionally Consolidated Debt attributable to assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, transferred or otherwise divested during the period between the date of this Agreement and through the Closing, but excluding any deficiency, guaranty or other similar claims associated with the Special Consideration Properties (as such term is defined in the plan of reorganization for the applicable Confirmed Debtor), and

(iii)                               less Proportionally Consolidated Unrestricted Cash; provided, however, that the net proceeds attributable to sales of assets of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest sold, returned, abandoned, conveyed, or otherwise transferred during the period between the date of this Agreement and through the Closing shall be deducted prior to subtracting Proportionally Consolidated Unrestricted Cash.

(m)          “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored or maintained by the Company or any of its Significant Subsidiaries for the benefit of any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Significant Subsidiaries has any present or future right to benefits.

(n)           “Company Board” means the board of directors of the Company.

(o)           “Competing Transaction”  means, other than the transactions contemplated by this Agreement or the Plan Summary Term Sheet, or by the other Investment Agreements, any offer or proposal relating to (i) a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or (ii) any direct or indirect purchase or other acquisition by a “person” or “group” of “beneficial ownership” (as used for purposes of Section 13(d) of the Exchange Act) of, or a series of transactions to purchase or acquire, assets representing 30% or more of the consolidated assets or revenues of the Company and its Subsidiaries taken as a whole or 30% or more of the Common Stock of the Company (or securities convertible into or exchangeable or exercisable for 30% or more of the Common Stock of the Company) or (iii) any recapitalization of the Company or the provision of financing to the Company that shall cause any condition in Section 7.1 not to be satisfied, in each case, other than the recapitalization and financing transactions contemplated by this Agreement and the Plan Summary Term Sheet (or the financing provided by the Initial Investors) or that will be effected together with the transactions contemplated hereby.

(p)           “Conclusive Net Debt Adjustment Statement” means a statement that: (i) sets forth each of the five components of the Closing Date Net Debt (for the avoidance of doubt, this shall include (x) the Permitted Claims Amount, which shall include the Reserve, (y) the Reinstatement Adjustment Amount, and (z) with respect to clauses (i), (iv) and (v) of the definition of Closing Date Net Debt, the Closing Date Net Debt Amount W/O Reinstatement Adjustment and Permitted Claims Amounts as determined through the process provided for in this Agreement shall be used), and (ii) sets forth the Net Debt Excess Amount or the Net Debt Surplus Amount, as applicable.

(q)           “Contract” means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract.

(r)            [Intentionally Omitted.]

(s)           “Corporate Level Debt” means the debt described in Sections II A, H through O, Q, R, S, W and X of the Plan Summary Term Sheet plus accrued and unpaid interest thereon.

(t)            “Debt” means all obligations of the Company, its Subsidiaries and other Persons in which the Company, directly or indirectly, holds a minority interest (a) evidenced by (i) notes, bonds, debentures or other similar instruments (including, for avoidance of doubt, mezzanine debt), or (ii) trust preferred shares, trust preferred units and other preferred instruments, and/or (b) secured by a lien, mortgage or other encumbrance; provided, however, that Debt shall exclude (x) any form of municipal financing including, but not limited to, special improvement district bonds or tax increment financing, (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment), and (z) intercompany notes or preferred interests between and among the Company and its wholly owned Subsidiaries.

(u)           “DIP Loan” means that certain Senior Secured Debtor in Possession Credit, Security and Guaranty Agreement, dated as of May 15, 2009, by and among the lenders named therein, UBS AG, Stamford Branch, as administrative agent for the lenders, the Company and the Operating Partnership, as borrowers, and the certain subsidiaries of the Company named therein, as guarantors.

(v)           “Disclosure Statement” means the disclosure statement to accompany the Plan as amended, modified or supplemented.

(w)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)            [Intentionally Omitted.]

(y)           “Excess Surplus Amount” means the sum of: (i) if, after giving effect to the application of the Reserve Surplus Amount to reduce the principal amount of the GGO Promissory Note pursuant to Section 5.16(d), any Reserve Surplus Amount remains, (A) if and to the extent that such Reserve Surplus Amount is less than or equal to the Net Debt Surplus Amount, 80% of such remaining Reserve Surplus Amount, and otherwise (B) 100% of the remaining Reserve Surplus Amount; and (ii) (A) if a GGO Promissory Note is required to be issued at Closing, 80% of the aggregate Offering Premium, if any, less the amount of any reduction in the principal amount of the GGO Promissory Note pursuant to Section 5.16(e) hereof, or (B) if the GGO Promissory Note is not required to be issued at Closing, the sum of (x) 80% of the aggregate Offering Premium and (y) 80% of the excess, if any, of the Net Debt Surplus Amount over the Hughes Amount.

(z)            “Exchangeable Notes” means the 3.98% Exchangeable Senior Notes Due 2027 issued pursuant to that certain Indenture, dated as of April 16, 2007, by and between the Operating Partnership, as issuer, and The Bank of New York Mellon Corporation, as trustee.

(aa)         “Excluded Claims” means:

(i)                                     prepetition and postpetition Claims secured by cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens,

(ii)                                  except with respect to Claims related to GGO or the assets or businesses contributed thereto, prepetition and postpetition Claims for all ordinary course trade payables for goods and services related to the operations of the Company and its Subsidiaries (including, without limitation, ordinary course obligations to tenants, anchors, vendors, customers, utility providers or forward contract counterparties related to utility services, employee payroll, commissions, bonuses and benefits (but excluding the Key Employee Incentive Plan approved by the Bankruptcy Court pursuant to an order entered on October 15, 2009 at docket no. 3126), insurance premiums, insurance deductibles, self insured amounts and other obligations that are accounted for, consistent with past practice prior to the Petition Date, as trade payables); provided, however, that Claims or expenses related to the administration and conduct of the Bankruptcy Cases (such as professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases and other expenses, fees and commissions related to the reorganization and recapitalization of the Company pursuant to the Plan, including related to the Investment Agreements, the issuance of the New Debt, Liquidity Equity Issuances and any other equity issuances contemplated by this Agreement and the Plan) shall not be Excluded Claims,

(iii)                               except with respect to Claims related to GGO or the assets or businesses contributed thereto, Claims and liabilities arising from the litigation or potential litigation matters set forth in that certain Interim Litigation Report of the Company dated March 29, 2010 and the Company’s litigation audit response to Deloitte & Touche dated February 25, 2010, both have been made available to each Purchaser prior to close of business on March 29, 2010 and other Claims and liabilities arising from ordinary course litigation or potential litigation that was not included in such schedule solely because the amount of estimated or asserted liabilities or Claims did not meet the threshold amount used for the preparation of such schedule, in each case, to the extent that such Claims and liabilities have not been paid and satisfied as of the Effective Date, are continuing following the Effective Date, excluding Claims against or interests in the Debtors arising under or related to the Hughes Agreement,

(iv)                              except with respect to Claims related to GGO or the assets or businesses contributed thereto, all tenant, anchor and vendor Claims required to be cured pursuant to section 365 of the Bankruptcy Code, in connection with the assumption of an executory contract or unexpired lease under the Plan,

(v)                                 any deficiency, guaranty or other similar Claims associated with the Special Consideration Properties (as such term is defined in the plans of reorganization for the applicable Confirmed Debtors),

(vi)                              MPC Taxes,

(vii)                           surety bond Claims relating to Claims of the type identified in clauses (i) through (vi) of this definition,

(viii)                        GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases), and

(ix)                                any liabilities assumed by GGO and paid on the Effective Date by GGO or to be paid after the Effective Date by GGO (for avoidance of doubt, this includes any Claims that, absent assumption of the liability by GGO, would be a Permitted Claim)..

(bb)         “Fairholme” means Fairholme Capital Management, LLC.

(cc)         “Fully Diluted Basis” means all outstanding shares of the Common Stock, New Common Stock or GGO Common Stock, as applicable, assuming the exercise of all outstanding Share Equivalents (other than (x) any options issued to an employee of the Company or its Subsidiaries pursuant to the terms of a Company Benefit Plan or to an employee of GGO or its Subsidiaries pursuant to the terms of an employee equity plan of GGO or (y) preferred UPREIT Units) without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

(dd)         “GAAP” means generally accepted accounting principles in the United States.

(ee)         “GGO Common Share Amount” means 32,468,326 plus a number (rounded up to the nearest whole number) equal to 0.1 multiplied by the number of shares of Common Stock issued on or after the Measurement Date and prior to the record date of the GGO Share Distribution as a result of the exercise, conversion or exchange of any Share Equivalents of the Company outstanding on the Measurement Date into Common Stock and employee stock options issued pursuant to the Company Option Plans.

(ff)           [Intentionally Omitted.]

(gg)         “GGO Note Amount” means: (i) in the event there is a Net Debt Excess Amount, the sum of the Net Debt Excess Amount set forth on the Conclusive Net Debt Adjustment Statement and the Hughes Heirs Obligations to the extent satisfied with assets of the Company (including cash (but excluding any cash paid prior to the Effective Date in settlement or satisfaction of Hughes Heirs Obligations which had the effect of reducing Proportionally Consolidated Unrestricted Cash for purposes of calculating Closing Date Net Debt, Closing Date Net Debt W/O Reinstatement Adjustment and Permitted Claims Amounts, and Net Debt Excess Amount/Net Debt Surplus Amount, as applicable) or shares of New Common Stock, but excluding Identified Assets) (such amount so satisfied, the “Hughes Amount”); and (ii) in the event there is a Net Debt Surplus Amount, the Hughes Amount less 80% of the Net Debt Surplus Amount, provided, that in no event shall the GGO Note Amount be less than zero.

(hh)         “GGO Promissory Note” means an unsecured promissory note payable by GGO (or one of its Subsidiaries, provided that the GGO Promissory Note is guaranteed by GGO) in favor of the Operating Partnership in the aggregate principal amount of the GGO Note Amount, as adjusted pursuant to Section 5.16(d), Section 5.16(e) and Section 5.16(g), (i) bearing interest at a rate equal to the lower of (x) 7.5% per annum and (y) the weighted average effective rate of interest payable (after giving effect to the payment of any underwriting and all other discounts, fees and any other compensation) on each series of New Debt issued in connection with the Plan and (ii) maturing on the fifth anniversary of the Closing Date (or if such date is not a Business Day, the next immediately following Business Day), and (iii) including prohibitions on dividends and distributions, no financial covenants and such other customary terms and conditions as reasonably agreed to by each Purchaser and the Company.

(ii)           “GGO Pro Rata Share” means, with respect to each Purchaser, the percentage set forth on Schedule I for such Purchaser.

(jj)           [Intentionally Omitted.]

(kk)         “GGO Setup Costs” means such cash liabilities, costs and expenses as may be incurred by the Company or its Subsidiaries in connection with the formation and organization of GGO and the implementation of the GGO Share Distribution, including any and all liabilities for any sales, use, stamp, documentary, filing, recording, transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority, in each case, determined as of the Effective Date and further including, to the extent the Company or any Subsidiary of the Company has made or will make a payment to reduce the principal amount of the mortgage related to 110 N. Wacker Drive, Chicago, Illinois, then 50% of any such payment or a contractual obligation to make a payment.

(ll)           [Intentionally Omitted.]

(mm)       “GGP Pro Rata Share” means, with respect to each Purchaser, the percentage set forth on Schedule I for such Purchaser.

(nn)         “Governmental Entity” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

(oo)         “Hughes Agreement” means that certain Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company in favor of and for the benefit of the Holders (named in Schedule I thereto) and the Representatives (therein defined), as amended.

(pp)         “Hughes Heirs Obligations” means claims or interests against the Debtors arising under or relating to sections 2.07 and 2.08 of the Hughes Agreement and pertaining to the delivery of contingent shares for business units to be valued as of December 31, 2009 and claims arising out of or related to the foregoing.

(qq)         “Indebtedness” means, with respect to a Person without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, trust preferred shares, trust preferred units and other preference instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations in respect of capital leases under GAAP of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) the monetary obligations of a Person under (x) a so-called synthetic, off-balance sheet or tax retention lease, or (y) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment) (each, a “Synthetic Lease Obligation”), (h) guaranties of such Person with respect to obligations of the type described in clauses (a) through (g) above, (i) all obligations of other Persons of the kind referred to in clauses (a) through (h) above secured by any lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) the net obligations of such Person in respect of hedge agreements and swaps and (k) any obligation that, in accordance with GAAP, would be required to be reflected as debt on the consolidated balance sheet of such Person.

(rr)           “Joint Venture” means a Subsidiary of the Company which is owned partly by another Subsidiary of the Company and partly by a third party.

(ss)         “Knowledge” of the Company means the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 12.1(ss) of the Company Disclosure Letter.

(tt)           “Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company or any of its Subsidiaries or any Purchaser, as applicable, or their respective properties or assets.

(uu)         “Liquidity Equity Issuances” means issuances of shares of New Common Stock in the Plan for cash in an aggregate amount of up to 65,000,000 shares of New Common Stock.

(vv)         “Material Adverse Effect” means any change, event or occurrence which (x) has a material adverse effect on the results of operations or financial condition of the Company and its direct and indirect Subsidiaries taken as a whole, other than changes, events or occurrences (i) generally affecting (A) the retail mall industry in the United States or in a specific geographic area in which the Company operates, or (B) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates or the availability of capital, or (ii) arising out of, resulting from or attributable to (A) changes in Law or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (B) the negotiation, execution, announcement or performance of any agreement between the Company and/or its Affiliates, on the one hand, and any Purchaser and/or its Purchaser Group (or members thereof), on the other hand, or the consummation of the transactions contemplated hereby or operating performance or reputational issues arising out of or associated with the Bankruptcy Cases, including the impact thereof on relationships, contractual or otherwise, with tenants, customers, suppliers, distributors, partners or employees, or any litigation or claims arising from allegations of breach of fiduciary duty or violation of Law or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby, including, without limitation, any developments in the Bankruptcy Cases, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the this Agreement, (D) earthquakes, hurricanes, tornadoes or other natural disasters, (E) any action taken by the Company or its Subsidiaries as contemplated or permitted by any agreement between the Company and/or its Affiliates, on the one hand, and any Purchaser and/or Purchaser Group (or members thereof), on the other hand, or with each Purchaser’s consent, or any failure by the Company to take any action as a result of any restriction contained in any agreement between the Company and/or its Affiliates, on the one hand, and any Purchaser and/or its Purchaser Group (or any member thereof), on the other hand, or (F) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of the Company or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of the Company or such failure to meet internal projections or forecasts as described in the preceding clause (F), as the case may be, may be the cause of a Material Adverse Effect; so long as, in the case of clauses (i)(A) and (i)(B), such changes or events do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities that own and manage retail malls throughout the United States, or (y) materially impairs the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the other agreements executed in connection with the transactions contemplated hereby.

(ww)       “Material Contract” means, with respect to the Company and its Subsidiaries, any:

(i)                                     Contract that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, had the Company been the registrant referred to in such regulation; or

(ii)                                  Contract for capital expenditures, the future acquisition or construction of fixed assets or the future purchase of materials, supplies or equipment that provides for the payment by the Company or its Subsidiaries of more than $5,000,000 and is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days for a cost of less than $1,000,000.

(xx)          “MPC Assets” means residential and commercial lots in the “master planned communities” owned by the Howard Hughes Corporation or The Hughes Corporation or related to the Emerson Master Planned Community.

(yy)         “MPC Taxes” means all liability for income Taxes in respect of sales of MPC Assets sold prior to the date of this Agreement.

(zz)          [Intentionally Omitted.]

(aaa)       “Net Debt Excess Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting the Target Net Debt from the Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement).

(bbb)      “Net Debt Surplus Amount” means, the amount, which shall in no event be less than $0, that is calculated by subtracting Closing Date Net Debt (as reflected on the Conclusive Net Debt Adjustment Statement) from the Target Net Debt.

(ccc)       “Non-Control Agreement” means the Non-Control Agreement the form of which is attached hereto as Exhibit M.

(ddd)      “Non-Controlling Properties” means the Company Properties listed on Section 12.1(ddd) of the Company Disclosure Letter.  Each of the Non-Controlling Properties is owned by a Joint Venture in which neither the Company nor any of its Subsidiaries is a controlling entity.  For purposes of this Section 12.1(ddd), the term “control” shall mean, possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise; provided, however, that the rights of any Person to exercise Major Decision Rights under a Joint Venture shall not constitute or be deemed to constitute “control” for the purposes hereof.  “Controlling” and “controlled” shall have meanings correlative thereto.  For purposes of this Section 12.1(ddd), the term “Major Decision Rights” shall mean, the right to, directly or indirectly, approve, consent to, veto or exercise a vote in connection with a Person’s voting or other decision-making authority in respect of the collective rights, options, elections or obligations of such Person under a Joint Venture.

(eee)       “Offering Premium” means, with respect to any shares of New Common Stock issued for cash in conjunction with issuances of New Common Stock or Share Equivalents permitted by this Agreement (including any Liquidity Equity Issuance) and completed prior to the date that is the last to occur of (x) 45 days after the Effective Date, (y) the Settlement Date (as defined in the Pershing Agreement), if applicable, and (z) the Bridge Note Maturity Date (as defined in the Pershing Agreement), if applicable, the product of (i) (A) the per share offering price of the shares of New Common Stock (or offering price of Share Equivalents corresponding to one underlying share of New Common Stock) issued (net of all underwriting and other discounts, fees or other compensation, and related expenses) less (B) the Per Share Purchase Price and (ii) the number of shares of New Common Stock sold pursuant thereto.  For the purposes hereof, the issuance for cash of notes mandatorily convertible into New Common Stock on the Effective Date shall constitute an issuance of the underlying number of shares of New Common Stock for cash at a price per share offering equal to the offering price for the corresponding amount of notes.

(fff)         “Operating Partnership” means GGP Limited Partnership, a Delaware limited partnership and a Subsidiary of the Company.

(ggg)      “Permitted Claims” means, as of the Effective Date, other than Excluded Claims, (a) all Claims against the Debtors covered by the Plan (the “Plan Debtors”) that are classified in those certain classes of Claims described in Sections II B through E, G and P in the Plan Summary Term Sheet (the “PMA Claims”), (b) all Claims or other amounts required to be paid pursuant to the Plan to indenture trustees or similar servicing or administrative agents, with respect to administrative fees incurred by or reimbursement obligations owed to such indenture trustees or similar servicing or administrative agents in their capacity as such under the Corporate Level Debt documents, (c) any claims of a similar type as the PMA Claims that are or have been asserted against affiliates of the Plan Debtors that are or were debtors in the Bankruptcy Cases and for which a plan of reorganization has already been confirmed (the “Confirmed Debtors”), (d) Claims or interests against the Debtors arising under or related to the Hughes Agreement (other than Hughes Heirs Obligations) and (e) surety bond Claims relating to the types of Claims identified in clauses (a) through (d) of this definition.

(hhh)      “Permitted Claims Amount” means, as of the Effective Date, an amount equal to the sum of, without duplication, (a) the aggregate amount of accrued and unpaid Permitted Claims that have been allowed (by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date, plus (b) the aggregate amount of the reserve to be estimated pursuant to the Plan with respect to accrued and unpaid Permitted Claims that have not been allowed or disallowed (in each case by order of the Bankruptcy Court or pursuant to the terms of the Plan) as of the Effective Date (the “Reserve”), plus (c) the aggregate amount of the GGO Setup Costs (other than professional fees and disbursements of financial, legal and other advisers and consultants retained in connection with the administration and conduct of the Company’s and its Subsidiaries’ Bankruptcy Cases) as of the Effective Date; provided, however, that there shall be no duplication with any amounts otherwise included in Closing Date Net Debt.

(iii)          “Permitted Replacement Shares” means shares of New Common Stock, or notes mandatorily convertible into or exchangeable for shares of New Common Stock, that are sold for cash proceeds immediately payable to the Company (net of all underwriting and other discounts, fees, and related consideration) of not less than $10.50 per share of New Common Stock (or in the case of notes, convertible or exchangeable at not less than $10.50 per share of New Common Stock); provided, that Permitted Replacement Shares shall not include any New Common Stock sold to any of the Initial Investors or their Affiliates, except pursuant to the exercise of Subscription Rights pursuant to this Agreement, the Brookfield Agreement or the Pershing Agreement (in each case, as defined herein or therein as applicable).

(jjj)          “Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

(kkk)       “Preliminary Closing Date Net Debt Review Deadline” means the end of the Preliminary Closing Date Net Debt Review Period, which date shall be the first business day that is at least twenty (20) calendar days after delivery of the Preliminary Closing Date Net Debt Schedule, and which shall be the deadline by which a Purchaser shall deliver to the Company a Dispute Notice.

(lll)          “Preliminary Closing Date Net Debt Review Period” means the period between the Company’s delivery of the Preliminary Closing Date Net Debt Schedule and the Preliminary Closing Date Net Debt Review Deadline.

(mmm)    “Proportionally Consolidated Debt”  means consolidated Debt of the Company less (1) all Debt of Subsidiaries of the Company that are not wholly-owned and other Persons in which the Company, directly or indirectly, holds a minority interest, to the extent such Debt is included in consolidated Debt, plus (2) the Company’s share of Debt for each non-wholly owned Subsidiary of the Company and each other Persons in which the Company, directly or indirectly, holds a minority interest based on the company’s pro-rata economic interest in each such Subsidiary or Person or, to the extent to which the Company is directly or indirectly (through one or more Subsidiaries or Persons) liable for a percent of such Debt that is greater than such pro-rata economic interest in such Subsidiary or Person, such larger amount; provided, however, for purposes of calculating Proportionally Consolidated Debt, the Debt of the Brazilian Entities shall be deemed to be $110,437,781.

(nnn)      “Proportionally Consolidated Unrestricted Cash” means the consolidated Unrestricted Cash of the Company less (1) all Unrestricted Cash of Subsidiaries of the Company that are not wholly-owned and Persons in which the Company, directly or indirectly, owns a minority interest, to the extent such Unrestricted Cash is included in consolidated Unrestricted Cash of the Company, plus (2) the Company’s share of Unrestricted Cash for each non-wholly owned Subsidiary of the Company and Persons in which the Company, directly or indirectly, owns a minority interest based on the Company’s pro rata economic interest in each such Subsidiary or Person; provided, however, for purposes of calculating Proportionally Consolidated Unrestricted Cash, the Unrestricted Cash of the Brazilian Entities shall be deemed to be $82,000,000, provided, further, that any distributions of Unrestricted Cash made from the date of this Agreement to the Closing by Brazilian Entities to the Company or any of its Subsidiaries shall be disregarded for purposes of calculating Proportionally Consolidated Unrestricted Cash.

(ooo)      “Purchaser Group”  means, with respect to each Purchaser, such Purchaser, its investment manager and their respective “controlled Affiliates”.  For such purpose, one or more investment funds under common investment management shall constitute “controlled Affiliates” of their investment manager.

(ppp)      “Reinstatement Adjustment Amount” means the difference resulting from subtracting the Reinstatement Amount from the aggregate amount of Corporate Level Debt.

(qqq)      “Reinstatement Amount” means the amount of Corporate Level Debt to the extent such obligations will be reinstated pursuant to the Plan, including, to the extent applicable, based on the elections of the holders of such Corporate Level Debt prior to the election deadline established by the Bankruptcy Court.

(rrr)         “Reserve Surplus Amount” means, as of any date of determination, (x) the Reserve minus (y) the aggregate amount paid with respect to Permitted Claims through such date of determination to the extent such Permitted Claims were included in the calculation of the Reserve minus (z) any amount included in the Reserve with respect to Permitted Claims that the

Company Board, based on the exercise of its business judgment and information available to the Company Board as of the date of determination, considers necessary to maintain as a reserve against Permitted Claims yet to be paid.

(sss)       “Rights Agreement” means that certain Rights Agreement, dated as of November 18, 1998, by and between the Company and BNY Mellon Shareowner Services, as successor to Norwest Bank Minnesota, N.A., as amended on November 10, 1999, December 31, 2001 and November 18, 2008, and from time to time.

(ttt)         “Rouse Bonds” means (i) the 6-3/4% Senior Notes Due 2013 issued pursuant to the Indenture, dated as of May 5, 2006, by and among The Rouse Company LP and TRC Co-Issuer, Inc., as co-issuers and The Bank of New York Mellon Corporation, as trustee, and (ii) unsecured debentures issued pursuant to the Indenture, dated as of February 24, 1995, by and between The Rouse Company, as issuer, and The Bank of New York Mellon Corporation, as trustee.

(uuu)      “Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock, New Common Stock or GGO Common Stock, as applicable.

(vvv)      “Significant Subsidiaries” means the operating Subsidiaries of the Company that generated revenues in excess of $30,000,000 for the year ended December 31, 2009.

(www)    “Specified Debt” means Claims in Classes H through N inclusive, in each case as provided on the Plan Summary Term Sheet.

(xxx)        “Subsidiary” means, with respect to a Person (including the Company), (a) a company a majority of whose capital stock with voting power, under ordinary circumstances, to elect a majority of the directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, (c) a limited liability company of which such Person, or a Subsidiary of such Person, is a managing member or (d) any other Person (other than a company) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

(yyy)      “Target Net Debt” means $22,970,800,000.

(zzz)        “Tax Protection Agreements” means any written agreement to which the Company, its Operating Partnership or any other Subsidiary is a party pursuant to which: (i) in connection with the deferral of income Taxes of a holder of interests in the Operating Partnership, the Company, the Operating Partnership or the other Subsidiaries have agreed to (A) maintain a minimum level of Indebtedness or continue any particular Indebtedness, (B) retain or not dispose of assets for a period of time that has not since expired, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner; and/or (ii) limited partners of the Operating Partnership have guaranteed Indebtedness of the Operating Partnership.

(aaaa)     “Termination Date” means December 31, 2010; provided, that if the Confirmation Order shall have been entered on or prior to December 15, 2010 but the Company, despite its commercially reasonable efforts, is unable to consummate the Closing on or prior to December 31, 2010, the Company may extend the Termination Date for so long as Closing by January 31, 2011 is feasible and the Company continues to diligently pursue Closing; provided, further, that the Termination Date shall not be extended beyond January 31, 2011.

(bbbb)    “Transactions” means the purchase of the Shares and the GGO Shares and the other transactions contemplated by this Agreement.

(cccc)     “TRUPS” means certain preferred securities issued by GGP Capital Trust I.

(dddd)    “Unrestricted Cash” means all cash and Cash Equivalents of the Company and of the Subsidiaries of the Company, but excluding any cash or Cash Equivalents that are controlled by or subject to any lien, security interest or control agreement, other preferential arrangement in favor of any creditor or otherwise encumbered or restricted in any way; provided that cash and Cash Equivalents of the Company and of the Subsidiaries of the Company that are controlled by or subject to any lien, security interest, control agreement, preferential arrangement or other encumbrance or restriction pursuant to the New DIP Agreement shall not be excluded from “Unrestricted Cash.”.

(eeee)     “Unsecured Indebtedness” means all indebtedness of the Company for borrowed money or obligations of the Company evidenced by notes, bonds, debentures or other similar instruments that are not secured by a lien on any Company Property or other assets of the Company or any Subsidiary.

(ffff)        “UPREIT Units” means preferred or common units of limited partnership interests of the Operating Partnership.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1  Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)           If to a Purchaser (which shall constitute notice to such Purchaser), to:

Fairholme Capital Management, LLC

4400 Biscayne Boulevard, 9th Floor

Miami, Florida  33137

Attention:	Charles M. Fernandez
Facsimile:	(305) 358-8002

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Andrew G. Dietderich, Esq.
Alan J. Sinsheimer, Esq.
Facsimile:	(212) 558-3588

Greenberg Traurig, LLP
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, Florida 33301
Attention:	Bruce I. March, Esq.
Matthew M. Robbins, Esq.
Facsimile:	(954) 765-1477

Herrick, Feinstein, LLP
2 Park Avenue
New York, NY 10016
Attention:	Joshua J. Angel, Esq.
John Rogers, Esq.
Facsimile:	(212) 592-1500

(b)           If to the Company, to:

General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, Illinois 60606
Attention:	Ronald L. Gern, Esq.
Facsimile:	(312) 960-5485

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Marcia L. Goldstein, Esq.
Frederick S. Green, Esq.
Gary T. Holtzer, Esq.
Malcolm E. Landau, Esq.
Facsimile:	(212) 310-8007

SECTION 13.2  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  Notwithstanding the previous sentence, this

Agreement, or a Purchaser’s rights, interests or obligations hereunder (including, without limitation, the right to receive any securities pursuant to the Transactions), may be assigned or transferred, in whole or in part, by such Purchaser (a) to one or more members of its Purchaser Group; provided, that no such assignment shall release such Purchaser from its obligations hereunder to be performed by such Purchaser on or prior to the Closing Date or (b) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, to one or more credit-worthy financial institutions who agree in writing to perform the applicable obligations of such Purchaser hereunder (any assignment under clause (b) to which the Company has so consented shall release such Purchaser from its obligations hereunder to the extent of the obligations assigned).  Without prejudice to the foregoing, the Company agrees that Purchasers may designate to Blackstone Real Estate Partners VI L.P., a Delaware limited partnership (together with its permitted assigns, “Blackstone”),  (i) the Purchasers’ right to purchase 20,719,738 of the Shares (the “Blackstone Assigned Shares”) and 100,191 of the GGO Shares (together with the Blackstone Assigned Shares, the “Blackstone Assigned Securities”), in each case, that the Purchasers are entitled to purchase at Closing pursuant to this Agreement, (ii) the Purchasers’ right to receive 1,785,714 of the New Warrants (the “Blackstone Assigned Warrants”) and 83,333 of the GGO Warrants, in each case, issuable to the Purchasers pursuant to this Agreement, and (iii) the Purchasers’ right to receive 7.634% of the shares of Common Stock (and other Share Equivalents) which are offered to the Purchasers pursuant to the Purchasers’ pre-Closing subscription rights set forth in Section 7.1(u) in the event the Purchasers elect to purchase the shares offered to them in such offering, provided that (1) the Company’s agreement as aforesaid is subject to Blackstone (A) paying to the Company and GGO, as applicable, by wire transfer of immediately available funds at the Closing the aggregate purchase price payable pursuant to this Agreement for the Blackstone Assigned Securities (the “Blackstone Purchase Price”) and the purchase price for shares received by Blackstone pursuant to clause (iii) above, (B) agreeing in a writing reasonably satisfactory to, and for the benefit of, the Company that the Blackstone Assigned Securities shall be subject to such transfer restrictions/lock-ups as contemplated by Section 6.4 of the Pershing Agreement (and not the longer lock-ups applicable to shares sold to the Brookfield Investor), including being subject to a limited 120-day lock-up in connection with certain equity sales within 30 days of the Effective Date but excluding any restrictions imposed by the Non-Control Agreement, and (C) entering into joinder agreements reasonably acceptable to, and for the benefit of, the Company with respect to the provisions of clause (B) and the registration rights agreement referred to in the following sentence, and (2) in no event shall any Purchaser be released from any of its obligations hereunder (including in respect of the Blackstone Assigned Securities) unless and until Blackstone shall have complied with clauses (A), (B) and (C) above.  In the event of the closing of the purchase by Blackstone from the Company and GGO, as applicable, of the Blackstone Assigned Securities and the payment by Blackstone to the Company and GGO, as applicable, of the Blackstone Purchase Price at Closing as aforesaid, (x) the Purchasers shall be released from the obligation to pay the Company the purchase price for the Blackstone Assigned Securities (but not from the obligation to pay the purchase price pursuant to this Agreement for any other Shares or GGO Shares or other obligations hereunder) and (y) the shelf registration statement contemplated by Section 7.1(l) of the Pershing Agreement shall cover the resale by Blackstone of the Blackstone Assigned Shares and the New Common Stock issuable upon exercise of the Blackstone Assigned Warrants and the registration rights agreement of the Company referenced in Section 7.1(l) of the Pershing Agreement shall include Blackstone and its securities to the same extent as it applies to the Pershing Purchasers and their securities (except that demand registration rights shall not be available to Blackstone).  Blackstone may assign the foregoing rights, in whole or in part, to one or more Affiliates, provided that no such assignment shall release Blackstone Real Estate Partners VI L.P. from any obligations assigned by a Purchaser to it.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  Notwithstanding the foregoing, or any other provisions herein to the contrary, no Purchaser may assign any of its rights, interests or obligations under this Agreement to the extent such assignment would preclude the applicable securities Laws exemptions from being available or such assignment would cause a failure of the closing condition in Section 7.1(u) of the Brookfield Agreement.

SECTION 13.3  Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

SECTION 13.4  Governing Law; Venue.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

SECTION 13.5  Company Disclosure Letter.  The Company Disclosure Letter shall be arranged to correspond to the Articles and Sections of this Agreement, and the disclosure in any portion of the Company Disclosure Letter shall qualify the corresponding provision in Article III and any other provision of Article III to which it is reasonably apparent on the face of the disclosure that such disclosure relates.  No disclosure in the Company Disclosure Letter relating to any possible non-compliance, breach or violation of any Contract or Law shall be construed as an admission that any such non-compliance, breach or violation exists or has actually occurred.  In the Company Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement and (b) the Section numbers correspond to the Section numbers in this Agreement.

SECTION 13.6  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties; and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

SECTION 13.7  Expenses.  Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

SECTION 13.8  Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

SECTION 13.9  Construction.

(a)           The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(b)           Unless the context otherwise requires, as used in this Agreement:  (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement; and (viii) the term “beneficially own” shall have the meaning determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof; provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions.  The terms “beneficial ownership” and “beneficial owner” have correlative meanings.

(c)           Notwithstanding anything to the contrary, and for all purposes of this Agreement, any public announcement or filing of factual information relating to the business, financial condition or results of the Company or its Subsidiaries, or a factually accurate (in all material respects) public statement or filing that describes the Company’s receipt of an offer or proposal for a Competing Transaction and the operation of this Agreement with respect thereto, or any entry into a confidentiality agreement, shall not be deemed to evidence the Company’s or any Subsidiary’s intention to support any Competing Transaction.

(d)           In the event of a conflict between the terms and conditions of this Agreement and the Plan Summary Term Sheet, the terms and conditions of this Agreement shall govern.

(e)           Unless otherwise agreed in writing between the Company and each Purchaser, wherever this Agreement requires the action by, consent of or delivery to Purchaser, Purchasers, each Purchaser or similar parties, each Purchaser hereby appoints Fairholme as its attorney-in-fact to exercise all of the rights of such Purchaser hereunder (except for the assumption of any funding or related liabilities or obligations), and the Company may rely on any instructions or elections made by such Person; provided, that any such action by, consent of or delivery to Fairholme hereunder shall constitute the separate, and not joint, action by, consent of or delivery to each Purchaser.

SECTION 13.10  Adjustment of Share Numbers and Prices.  The number of Shares to be purchased by each Purchaser at the Closing pursuant to Article I, the Per Share Purchase Price, the GGO Per Share Purchase Price, the number of GGO Shares to be purchased by such Purchaser pursuant to Article II and any other number or amount contained in this Agreement which is based upon the number or price of shares of GGP or GGO shall be proportionately adjusted for any subdivision or combination (by stock split, reverse stock split, dividend, reorganization, recapitalization or otherwise) of the Common Stock, New Common Stock or GGO Common Stock that occurs during the period between the date of this Agreement and the Closing.  In addition, if at any time prior to the Closing or the consummation of the repurchase of Repurchase Shares (as defined in the Pershing Agreement) or the Put Option (as defined in the Pershing Agreement), as applicable, the Company or GGO shall declare or make a dividend or other distribution whether in cash or property (other than a dividend or distribution payable in common stock of the Company or GGO, as applicable, the GGO Share Distribution or a distribution of rights contemplated hereby), the Per Share Purchase Price or the GGO Per Share Purchase Price, or the applicable price for the definition of Permitted Replacement Shares, as applicable, shall be proportionally adjusted thereafter by the Fair Market Value (as defined in the Warrant Agreement) per share of the dividend or distribution. If a transaction results in any adjustment to the exercise price for and number of Shares underlying the Warrants pursuant to Article 5 of the Warrant Agreement, the exercise price for and number of shares underlying each of the New Warrants and GGO Warrants described in Section 5.2 of this Agreement shall be adjusted for that transaction in the same manner.

SECTION 13.11  Certain Remedies.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other applicable remedies at law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b)           To the fullest extent permitted by applicable law, the parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspect to exist in its favor, against any other party and its respective Affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction or the transactions contemplated hereby or thereby.

(c)           Prior to the entry of the Confirmation Order, other than with respect to the Company’s obligations under Section 5.1(c), each Purchaser’s right to receive the Warrants on the terms and subject to the conditions set forth in this Agreement shall constitute the sole and exclusive remedy of any nature whatsoever (whether for monetary damages, specific performance, injunctive relief, or otherwise) of such Purchaser against the Company for any harm, damage or loss of any nature relating to or as a result of any breach of this Agreement by the Company or the failure of the Closing to occur for any reason; provided, that, following the entry of the Approval Order, each Purchaser shall be entitled to specific performance of the Company’s obligation to issue the Warrants as well as the Company’s obligations under Section 5.1(c) hereof.

(d)           Following the entry of the Confirmation Order, each Purchaser shall be entitled to specific performance of the terms of this Agreement, in addition to any other applicable remedies at law

(e)           The Company, on behalf of itself and its respective heirs, successors, and assigns, hereby covenants and agrees never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against any member of any Purchaser or its Purchaser Group by reason of or in connection with the Transaction; provided, however, that nothing shall prohibit the Company from instituting an action against any Purchaser in connection with this Agreement in accordance with the provisions of this Section 13.11.

(f)            For the avoidance of doubt, the failure of any Purchaser under this Agreement to satisfy its obligations hereunder shall not relieve any other Purchaser from its obligations hereunder, including the obligation to consummate the transactions hereunder if all other conditions to such Purchaser’s obligations have been satisfied or waived.

SECTION 13.12  Bankruptcy Matters.  For the avoidance of doubt, all obligations of the Company and its Subsidiaries in this Agreement are subject to and conditioned upon (a) with respect to the issuance of the Warrants and the other obligations contained in the Approval Order, entry of the Approval Order, and (b) with respect to the remainder of the provisions hereof, entry of the Confirmation Order.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

FAIRHOLME FUNDS, INC.,
on behalf of its series The Fairholme Fund

By:	/s/ Bruce R. Berkowitz
Name:	Bruce R. Berkowitz
Title:	President

FAIRHOLME FUNDS, INC.,
on behalf of its series Fairholme Focused Income Fund

By:	/s/ Bruce R. Berkowitz
Name:	Bruce R. Berkowitz
Title:	President

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Thomas H. Nolan, Jr.
Name:	Thomas H. Nolan, Jr.
Title:	President and Chief Operating Officer

[SIGNATURE PAGE OF AMENDED AND RESTATED STOCK PURCHASE AGREEMENT]

EXHIBIT A - PLAN SUMMARY TERM SHEET

GENERAL GROWTH PROPERTIES, INC.

PLAN SUMMARY TERM SHEET(1)

8/2/2010

This term sheet (the “Term Sheet”) describes the material terms of a proposed chapter 11 joint plan of reorganization (the “Plan”) of the Plan Debtors (as defined below) solely for the purposes of the Investment Agreements (as defined below).  The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents, including the Investment Agreements and to the approval by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  This Term Sheet is not an offer or solicitation for any chapter 11 plan and is being presented for discussion and settlement purposes only.  Acceptance of any such plan by any party (including those named herein) will not be solicited from any person or entity until such person or entity has received the disclosures required under or otherwise in compliance with applicable law.  Accordingly, this Term Sheet does not bind any creditor or other party to vote in favor of or support any chapter 11 plan.  In the event of any inconsistency between the terms of the Plan and this Term Sheet, or the terms of any applicable Investment Agreement and this Term Sheet, the terms of the Plan and the Investment Agreements, respectively, shall control for their respective purposes.

PARTIES/AGREEMENTS

GGP	General Growth Properties, Inc. (“GGP”) on or before the Effective Date and GGP, as reorganized, from and after the Effective Date

Plan Debtors

The debtors, including GGP, whose chapter 11 cases are pending in the Bankruptcy Court under Chapter 11 Case No. 09-11977 (ALG), whose chapter 11 cases have not otherwise been confirmed and whose chapter 11 cases will be treated pursuant to the Plan (collectively, the “Plan Debtors”)

Confirmed Debtors	The subsidiary debtors other than the Plan Debtors whose chapter 11 plans have been confirmed as of the Effective Date (the “Confirmed Debtors”)

Debtors	Plan Debtors, Confirmed Debtors and to the extent applicable, any debtor whose chapter 11 case is pending under Chapter 11 Case No. 09-11977 (ALG) but that is not a Plan Debtor or a Confirmed Debtor

REP	REP Investments LLC (“REP”)

Fairholme	Fairholme Capital Management, LLC, on behalf of one or more of its managed funds or affiliates of such managed funds (“Fairholme”)

(1)                                  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement to which this Term Sheet is attached.

Pershing	Pershing Square Capital Management, L.P., on behalf of one or more of its managed funds (“Pershing” and together with REP and Fairholme, the “Purchasers”)

Confirmed Plans	The chapter 11 plans of the Confirmed Debtors (the “Confirmed Plans”)

CIA	Amended and Restated Cornerstone Investment Agreement effective as of March 31, 2010 between REP and GGP (the “CIA”)

Fairholme Stock Purchase Agreement	Amended and Restated Stock Purchase Agreement effective as of March 31, 2010 between the purchasers parties thereto and GGP (the “Fairholme SPA”)

Pershing Stock Purchase Agreement

Amended and Restated Stock Purchase Agreement effective as of March 31, 2010 between the purchasers parties thereto and GGP (the “Pershing SPA” and together with the CIA and the Fairholme SPA, the “Investment Agreements”)

TREATMENT OF CLAIMS AND INTERESTS

DIP Loan Claims

Treatment: Paid in full, in cash on the effective date (the “Effective Date”) of the Plan.

The Plan Debtors may, at their option, satisfy all or a portion of the DIP Loan Claims through a conversion to New Common Stock (a “DIP Conversion”), provided GGP engages in a “Qualified Rights Offering” in accordance with the terms of the order approving the DIP facility or on such other terms as the parties may agree.

Allowed Administrative Expense Claims	Treatment: Paid in full, in cash on the Effective Date or on such other terms as the parties may agree.

Allowed Priority Non-Tax Claims	Treatment: Paid in full, in cash on the Effective Date or on such other terms as the parties may agree.

Allowed Priority Tax Claims

Treatment: At the Plan Debtors’ election, (i) paid in full, in cash on the Effective Date, (ii) receive the treatment provided for in section 1129(a)(9)(c) of the Bankruptcy Code or (iii) receive treatment on such other terms as the parties may agree.

Allowed Secured Tax Claims

Treatment: At the Plan Debtors’ election, (i) paid in full, in cash on the Effective Date, (ii) receive the treatment provided for in section 1129(a)(9)(d) of the Bankruptcy Code or (iii) receive treatment on such other terms as the parties may agree.

Allowed Mechanics’ Lien Claims

Treatment: Paid in full, in cash on the Effective Date, as well as any amounts allowed and required to be paid pursuant to section 506(b) of the Bankruptcy Code, including postpetition interest at the Federal Judgment Rate (as defined in the Confirmed Plans) unless there is an applicable contractual rate or rate of interest under state law, in which case interest shall be paid at such rate of interest, provided the claimant satisfies certain notice requirements consistent with those terms contained in the Confirmed Plans. The mechanics’ liens securing the Mechanics’ Lien Claims shall be deemed released and shall require no further action on the part of the holders of the Mechanics’ Lien Claims.

Allowed Other Secured Claims

Treatment: At the Plan Debtors’ option, on the Effective Date, holders of allowed Other Secured Claims shall either (a) be reinstated and rendered unimpaired, (b) receive cash in an amount equal to such allowed Other Secured Claim plus any interest allowed and required to be paid under section 506(b) of the Bankruptcy Code, (c) receive the collateral securing its allowed Other Secured Claim or (d) such other treatment as the holder of the Other Secured Claim and the Plan Debtors may agree.

Rouse 8.00% Note Claims

Treatment: On the Effective Date, the Allowed Rouse 8.00% Note Claims shall be satisfied in full, in cash or shall receive such other treatment as is permissible pursuant to section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

Rouse 3.625% Note Claims

Treatment: On the Effective Date, the Allowed Rouse 3.625% Note Claims shall be satisfied in full, in cash or shall receive such other treatment as is permissible pursuant to section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

Rouse 5.375% Note Claims

Treatment: On the Effective Date, the Allowed Rouse 5.375% Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code.  In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

Rouse 6¾% Note Claims

Treatment: On the Effective Date, the Allowed Rouse 6¾ % Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

Rouse 7.20% Note Claims

Treatment: On the Effective Date, the Allowed Rouse 7.20% Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture.

2006 Bank Loan Claims

Treatment: On the Effective Date, the Allowed 2006 Bank Loan Claims shall be satisfied in full, in cash. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent fees and expenses provided for under the applicable loan agreement.

144A Exchangeable Notes Claims

Treatment: On the Effective Date, the Allowed 144A Exchangeable Note Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or at the option of such holders, shall be satisfied in cash at par plus accrued interest at the stated non-default contract rate and shall be deemed to have waived any other claims, or (ii) shall receive such other treatment as is permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable agent or trustee fees and expenses provided for under the applicable indenture. For the avoidance of doubt, in the event the Plan Debtors determine to provide the treatment option pursuant to subsection (ii) above subsequent to a holder of an Allowed 144A Exchangeable Notes Claim electing to receive cash at par plus accrued interest, such election shall not be binding on such holder.

2006 Trust Preferred Shared and Junior Subordinated Notes (the “TRUPs Claims”)

Treatment: On the Effective Date, the Allowed TRUPs Claims shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code or shall receive such other treatment permissible under section 1129 of the Bankruptcy Code. In addition, the Plan Debtors shall pay in cash any outstanding reasonable trustee fees and expenses provided for under the applicable trust agreement.

Allowed General Unsecured Claims

Treatment: On the Effective Date, holders of Allowed General Unsecured Claims shall (i) receive payment in full, in cash with postpetition interest at the Federal Judgment Rate, unless there is an applicable contractual rate or rate of interest under state law, in which case interest shall be paid at such rate of interest, provided the claimant satisfies certain notice requirements consistent with those terms contained in the Confirmed Plans or (ii) shall receive such other treatment permissible under section 1129 of the Bankruptcy

Code.

Partner Note GGP/Homart II, L.L.C. Claims

Treatment: On the Effective Date, at the election of the Plan Debtors, the Allowed Partner Note GGP/Homart II L.L.C. Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, (ii) shall be satisfied in full, in cash or (iii) shall receive such other treatment permissible under section 1129 of the Bankruptcy Code.

Partner Note GGP Ivanhoe, Inc. Claims

Treatment: On the Effective Date, at the election of the Plan Debtors, the Allowed Partner Note GGP Ivanhoe, Inc. Claims (i) shall be cured and reinstated in accordance with section 1124 of the Bankruptcy Code, (ii) shall be satisfied in full, in cash or (iii) shall receive such other treatment permissible under section 1129 of the Bankruptcy Code. In the event the holders of Allowed Partner Note GGP Ivanhoe, Inc. Claims are reinstated, the guaranty currently securing the obligations under the GGP Ivanhoe, Inc. Partner Note shall be affirmed and shall continue post emergence.

GGP TRS Retained Debt Claims	Treatment: On the Effective Date, the joint venture agreement between GGP LP and TRS JV Holdco, LLC shall be assumed, and the Plan Debtors shall make any cure payments required thereunder.

Allowed Project Level Debt Guaranty Claims(2)

Treatment: On the Effective Date, at the election of the Plan Debtors, the holders of allowed Project Level Debt Guaranty Claims shall receive a replacement guaranty or such other treatment under the Plan as contemplated by the Confirmed Plans.

Allowed Hughes Heirs Obligations

Treatment: On the Effective Date, the holders of allowed Hughes Heirs Obligations shall receive property of a value (a) as agreed to by the Debtors and such holders or (b) ordered by the Bankruptcy Court, in satisfaction of the allowed amount of their claims or interests; provided that, to the extent permissible, the Hughes Heirs Obligations may be satisfied, in whole or in part, through the issuance of GGO Stock.

Intercompany Obligations

Treatment: On the Effective Date, Intercompany Obligations shall be reinstated and treated in the ordinary course of business or eliminated in the ordinary course of business, including the elimination of any Intercompany Obligations owed to or from any entities to be transferred to GGO.

GGPLP LLC Preferred	Treatment: On the Effective Date, the holder of GGPLP

(2)  Allowed Project Level Debt Guaranty Claims include Existing Credit Enhancement Claims (as such term is defined in the Confirmed Plans) with respect to the Special Consideration Properties (as such term is defined in the Confirmed Plans).

Equity Interests

LLC preferred equity interests (“GGPLP LLC Preferred Equity Interests”) will receive (i) (a) a distribution of Cash based on its share of dividends accrued and unpaid prior to the Effective Date and (b) reinstatement of its preferred units in Reorganized GGPLP LLC, which shall be in the same number of preferred units in Reorganized GGPLP LLC as it held as of the Record Date in GGPLP LLC or (ii) if the Bankruptcy Court determines that holders of such interests are impaired, such other treatment as is required under section 1129(b) of the Bankruptcy Code, less any applicable tax withholding as required by the applicable agreements.

GGPLP Preferred Equity Interests

Treatment: On the Effective Date, holders of GGPLP Preferred Equity Interests will receive (i) (a) a distribution of Cash based on their pro rata share of dividends accrued and unpaid prior to the Effective Date, (b) reinstatement of their preferred units in Reorganized GGPLP, which shall be in the same number of preferred units in Reorganized GGPLP as they held as of the Record Date in GGPLP, provided, however, that any prepetition direct or indirect redemption rights which may have, at GGP’s option, been satisfied in shares of GGP Common Stock or 8.5% Cumulative Convertible Preferred Stock, Series C, as applicable, shall, in accordance with the applicable provisions of their prepetition agreements, subsequently be satisfied, at New GGP’s option, in shares of New GGP Common Stock or New GGP Series C Preferred Stock, as applicable, on terms consistent with such prepetition agreements and (c) a pro rata amount of Spinco Common Stock as if such holder of GGP LP Preferred Equity Units had converted to GGP LP Common UPREIT Units immediately prior to the Distribution Record Date or (ii) if the Bankruptcy Court determines that holders of such interests are impaired, such other treatment as is required under section 1129(b) of the Bankruptcy Code, less any applicable tax withholding as required by the applicable agreements.

GGPLP Common UPREIT Units

Treatment: On the Effective Date, holders of GGPLP Common UPREIT Units will receive (a) a distribution of Cash equal to $.019 per unit and may elect between (a) (i) reinstatement of such units in Reorganized GGPLP, which shall be in the same number as held as of the Record Date, provided, however, that any prepetition redemption or conversion rights, as applicable, held by such GGP LP Common UPREIT Unit holders which GGP had the obligation or option, as applicable, to satisfy in shares of GGP Common Stock, shall, in accordance with the applicable provisions of their prepetition agreement, subsequently be satisfied, at New GGP’s option or obligation, in shares of New GGP Common Stock on conversion or redemption terms consistent with such prepetition agreements, plus, a pro rata amount of GGO Common Stock on account of such units or (ii) being deemed to have converted or redeemed, as applicable, their GGPLP Common UPREIT Units effective the day prior to the Distribution Record Date in exchange for GGP Common Stock on terms consistent with such holder’s prepetition agreements, thereby receiving such treatment as if such holder owned GGP Common Stock on the Distribution Record Date or (b) if the Bankruptcy Court determines that holders of such interests are impaired, such other treatment as is required under section 1129(b) of the Bankruptcy Code, less any applicable tax withholding as required by the applicable agreements.

GGP Common Stock	Treatment: On the Effective Date, each holder of GGP Common Stock shall receive its proportionate share of (i) the New Common Stock and (ii) the GGO Share Distribution.

REIT Preferred Stock Interests

On the Effective Date, holders of REIT Preferred Stock Interests will receive (1) a distribution of Cash based on their pro rata share of dividends accrued and unpaid prior to the Effective Date (if any) and (2) reinstatement of their REIT Preferred Stock Interests in the same number as they held as of the Distribution Record Date.

Outstanding Warrants

Treatment: On the Effective Date, the outstanding Warrants (as such term is defined in the Investment Agreements) shall be cancelled and each holder of the Warrants (or certain qualifying affiliates) shall receive fully vested warrants to purchase New Common Stock and fully vested warrants to purchase GGO Common Stock, in each case, in such numbers and on such terms as provided in the applicable Investment Agreement.

Outstanding Options

Treatment: On the Effective Date, the Debtors shall assume outstanding prepetition option awards to purchase GGP Common Stock, which may entitle option holders to an option to purchase New Common Stock and an option to purchase GGO Common Stock or a contractual right to elect to cash out.

CLOSING DATE DEBT AND GGO PROMISSORY NOTE

Closing Date Net Debt and GGO Promissory Note	The Closing Date Net Debt shall be determined in accordance with the CIA and the Plan and the GGO Promissory Note, if any, shall be issued on the Effective Date.

OTHER PLAN TERMS

Executory Contracts and Unexpired Leases

All executory contracts (including employee benefit plans, insurance, supply contracts, etc.) and unexpired leases will be assumed unless expressly rejected under the Plan or through a separate motion.

Provisions Concerning Resolution of Disputed, Contingent, and Unliquidated Claims and Claims Payable by Third Parties

The Plan will contain usual and customary provisions for resolving disputed, contingent and unliquidated claims and claims payable by third parties, including (to the extent appropriate) provisions consistent with the terms contained in the Confirmed Plans.

Employee/ Officer/ Director Indemnification Obligations

The Plan Debtors’ indemnification obligations for employees, officers, directors, trustees or managers shall be deemed assumed, in accordance with the provisions in the Confirmed Plans, unless otherwise expressly rejected by separate motion or under the Plan.

Provisions Concerning Plan Implementation	The Plan shall provide for usual and customary means of implementation, including (to the extent appropriate) implementation provisions consistent with the terms contained in the Confirmed Plans.

Transfer Restrictions

The plan shall provide that, in addition to the covenants set forth in the Non Control Agreement, REP shall not sell, transfer or dispose of (x) any Shares, New Warrants, or shares issuable upon exercise of the New Warrants during the period from and after the Closing Date to the six (6) month anniversary of the Closing Date, (y) in excess of (A) 8.25% of the Shares and (B) 8.25% of the New Warrants or shares issuable upon exercise of the New Warrants, in the aggregate, during the period from and after the six (6) month anniversary of the Closing Date to the one (1) year anniversary of the Closing Date and (z) in excess of (A) 16.5% of the Shares and (B) 16.5% of the New Warrants or the shares issuable upon exercise of the New Warrants, in the aggregate (and taken together with any Transfers effected under clause (y)), during the period from and after the six (6) month anniversary of the Closing Date to the eighteen (18) month anniversary of the Closing Date. For clarity, Purchaser shall not be restricted from Transferring any Shares, New Warrants, or shares issuable upon exercise of the New Warrants from and after the eighteen (18) month anniversary of the Closing Date.

Insurance Policies, Benefit	The Plan Debtors’ insurance policies, benefit plans,

Plans, Surety Bonds	workers’ compensation claims, and surety bonds shall be treated in a manner consistent with that provided in the Confirmed Plans.

Retention of Causes of Action	All causes of action shall vest with GGP or GGO, as applicable

Conditions for Consummation and Confirmation	Usual and customary for transactions of this type

Discharge, Releases and Exculpation	The Plan will contain discharge, release and exculpation provisions in a manner consistent with those provided in the Confirmed Plans.

Governing Law	To the extent the Bankruptcy Code or other federal law does not apply, New York law shall govern.

EXHIBIT E

GGO ASSETS

Pursuant to Section 2.1(a), and subject to the conditions, exceptions and qualifications set forth therein, the Company will contribute to GGO (directly or indirectly) the assets (and/or equity interests related thereto) listed below:

•                  Master Planned Communities

•                  Bridgeland

•                  Columbia — subject to Section 2.1(e) of the Agreement and including a right of first offer and purchase option with respect to certain office buildings in Columbia pursuant to the terms of the development agreement that will be attached to the Separation Agreement.  For the avoidance of doubt, The Mall in Columbia and Gateway Overlook (including related development rights) shall not to be transferred to GGO.

•                  Emerson

•                  Fairwoods

•                  Summerlin

•                  Woodlands — joint venture interest

ARTICLE I.110 N. Wacker (leasehold interest) — joint venture interest

•                  Ala Moana Tower — air rights over existing parking deck

•                  Alameda Plaza, Idaho

•                  Allen Towne Plaza, Texas

ARTICLE II.Arizona 2 Office Note — A note that will approximate the capital lease revenue from Arizona 2 Office only; there will be no transfer to GGO of underlying properties or any ownership or occupancy interest therein

•                  Bridges at Mint Hill, North Carolina

•                  Century Plaza, Alabama

•                  Circle T Ranch & Power Centre, Texas — joint venture interest

ARTICLE III.Condos Nouvelle at Natick — rights to income from assets sold and for which a closing has occurred prior to Closing remain with GGP

•                  Cottonwood Mall and Cottonwood Square

•                  Elk Grove Promenade

ARTICLE IV.Fashion Show Air Rights - Springing right to acquire an 80% ownership interest in the air above the portions of Fashion Show Mall owned by GGP upon satisfaction of the existing loans and guaranties at Fashion Show Mall and The Shoppes at the Palazzo as described in and pursuant to the provisions of the Fashion Show Core Principles document that will be attached to the Separation Agreement.

ARTICLE V.Golf course interests - TPC Summerlin & TPC Canyons

•                  Hexalon (but not Hexalon’s interest in General Growth Management, Inc.)

•                  Kendall Towne Center, Miami — land

•                  Landmark Mall

•                  Maui Ranch property

•                  Park West Mall

•                  Princeton, New Jersey — land

•                  Rio West, New Mexico

•                  Riverwalk Market Place

•                  South Street Seaport

•                  Summerlin Centre

ARTICLE VI.Summerlin Hospital — joint venture interest

•                  Victoria Ward

•                  Village of Redlands, California (Redlands Mall and Redlands Promenade)

•                  Volo, Illinois — land

Exhibit M

FORM OF
NON-CONTROL AGREEMENT (GGP Version)

This Non-Control Agreement (this “Agreement”) is dated as of [•] 2010 (the “Effective Date”), by and between General Growth Properties, Inc., a Delaware corporation (the “Company”), [insert names of Pershing Square or Fairholme purchasers](3) (collectively, “Investor”).

WHEREAS, Investor has entered into that certain Stock Purchase Agreement, dated as of [•], 2010 (the “Investment Agreement”), that contemplates, among other things, the purchase by Investor of shares of Common Stock subject to the terms and conditions contained therein;

WHEREAS, the transactions contemplated by the Investment Agreement are intended to assist the Company in its plans to recapitalize and emerge from bankruptcy and is not intended to constitute a change of control of the Company or otherwise give Investor the power to control the business and affairs of the Company;

WHEREAS, as a material condition to the Company’s and Investor’s obligations to consummate the transactions contemplated by the Investment Agreement, the Company and Investor have agreed to execute this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 4.1.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

COMPANY RELATED PRINCIPLES

Board of Directors.  So long as Investor and the Investor Parties, collectively, shall Beneficially Own more than ten percent (10%) of the outstanding shares of Common Stock, none of Investor or the Investor Parties shall take any action that is inconsistent with its support for the following corporate governance principles:

A majority of the members of the Board shall be Independent Directors, where “Independent Director” means a director who satisfies all standards for independence promulgated by the New York Stock Exchange (or the applicable exchange where shares of Common Stock are then listed);

(3)  The purchasers under Pershing Square’s Investment Agreement will collectively sign one Non-Control Agreement and the purchasers under Fairholme’s Investment Agreement will collectively sign another Non-Control Agreement.  The terms of those two agreements will be substantially similar except for the differences described in the footnotes later in this agreement.

the Board shall have a nominating committee, a majority of which shall be Disinterested Directors;

in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, if Investor and the Investor Parties, collectively, Beneficially Own a number of shares of Common Stock greater than 10% of the shares of Common Stock outstanding as of the applicable record date (or, if larger, the largest number of shares that any Large Stockholder would be permitted to vote in such election, ignoring for this purpose the right of any Large Stockholder that is a party to the Brookfield Non-Control Agreement to cast votes for Purchaser Board Designees and the right of any Large Stockholder that is a party to a transferee agreement in the form required by this Agreement or the Brookfield Non-Control Agreement to vote for one director in its sole discretion), then Investor shall, and shall cause the other Investor Parties to, vote in such election of members all shares they Beneficially Own in excess of such number of shares in proportion to the Votes Cast;(4)

the Board shall consist of nine (9) members and not be increased or reduced, unless approved by seventy-five percent (75%) of the Board;

(e)           any Change in Control (other than a transaction contemplated by Section 2.1(b)(ii)) in which a Large Stockholder or its controlled Affiliate is the acquiror or part of the acquiror group or is proposed to be directly or indirectly combined with the Company must be approved by a majority of the Disinterested Directors as if it were an Affiliated Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder or its controlled Affiliates); and

(f)            any Change in Control (other than a transaction contemplated by Section 2.2(b)(v)) in which any Large Stockholder or its controlled Affiliate receives per share consideration in its capacity as a stockholder of the Company in excess of that to be received by other stockholders, must be approved by a majority of the Disinterested Directors as if it were an Affiliated Transaction involving such Large Stockholder and by a majority of the voting power of the stockholders (other than such Large Stockholder or its controlled Affiliates).

The Company shall not waive any provisions similar to Sections 1.1(c), (e) or (f) above for any Large Stockholder under any other agreement unless the Company grants a similar waiver under this Agreement.

Related Party Transactions.

Without the approval of a majority of the Disinterested Directors, Investor shall not, and shall not permit any of the Investor Parties to, engage in any Affiliated Transaction.  “Affiliated Transaction” means (i) any transaction or series of related transactions, directly or indirectly, between the Company or any Subsidiary of the Company, on the one hand, and any of

(4)  In the Fairholme Non-Control Agreement, this will read: “in connection with any stockholder meeting or consent solicitation, if Investor and the Investor Parties have voting control over a number of shares of Common Stock in excess of 10% of the number of shares of Common Stock outstanding as of the applicable record date, then Investor shall, and shall cause the other Investor Parties to, vote all shares over which they have voting control in excess of such percentage in proportion to the Votes Cast;”

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the Investor Parties, on the other hand, or (ii) without limiting the Company’s obligation to comply with Sections 1.4 and 1.5 hereof, with respect to the purchase or sale of Common Stock by any of the Investor Parties, any waiver of any limitation or restriction with respect to such purchase or sale in the Charter or the Transaction Documents, including any exemption from the Ownership Limit (as defined in the Charter); provided, however, that none of the following shall constitute an Affiliated Transaction:

transactions expressly contemplated in the Transaction Documents;

customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, director insurance coverage and/or indemnification arrangements (and related advancement of expenses) in each case for Board designees, or any use by such persons, for Company business purposes, of aircraft, vehicles, property, equipment or other assets owned or customarily provided to members of the Board by the Company or any of its Subsidiaries; and

any transaction or series of transactions if the same is in the Ordinary Course of Business and does not involve payments by the Company in excess of [$•] in the aggregate for such transaction or series of transactions.

Following the Closing (as such term is defined in the Investment Agreement), any decisions by the Company regarding material amendments or modifications of the Plan (as such term is defined in the Investment Agreement) or waivers of the Company’s material rights under the Plan, shall require the approval of the majority of Disinterested Directors to the extent such amendment, modification or waiver relates to any Investor Party’s rights or obligations.

No Other Voting Restrictions.  For the avoidance of doubt, except as restricted herein or by applicable Law, Investor and the other Investor Parties may vote the Common Stock that they Beneficially Own in their sole and absolute discretion.

Amendment of the Charter.  The Company hereby agrees that following the Closing Date, without the consent of Investor, the Company shall not amend (or propose to amend) the provisions of the Charter in a manner that would:  (a) amend the restriction on Beneficial Ownership (as such term is defined in the Charter) of the outstanding capital stock of the Company to a level other than 9.9%; (b) amend the restriction on Constructive Ownership (as such term is defined in the Charter) of the outstanding capital stock of the Company to a level other than 9.9%; or (c) amend any waiver from the restrictions set forth in the foregoing clauses (a) and (b) granted to Investor or any Investor Party in any manner adverse to Investor or any Investor Party.

Waiver of Ownership Limited in the Charter.  The Company and the Board shall take all appropriate and necessary action to ensure that the ownership limitations set forth in the Charter shall be waived with respect to Investor, the Investor Parties, any Investor Investment Advisor and any Person (other than a transferee under Section 2.2(b)(vi) unless such transferee executes a Transferee Agreement) to whom Investor, any Investor Party or any Investor Investment Advisor has transferred any of the Common Stock or Warrants in accordance with the terms of this Agreement and the Investment Agreement, provided, insofar as the waiver

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relates to Investor, an Investor Party, an Investor Investment Advisor or a transferee, as the case may be, who owns (or would, following such transfer, own) interests in excess of the Ownership Limit (as defined in the Charter), that the Company has been provided with a certificate containing the representations and covenants set forth on Exhibit D to the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to such Exhibit D) from such Investor, Investor Party, Investor Investment Advisor or transferee, or in the case of a transferee, a certificate containing the representations and covenants set forth on Exhibit D to the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to Exhibit D) as modified to allow such transferee to own stock or other equity interests in a tenant of the Company or its Subsidiaries to the extent such ownership would not result in (i) the Company or any of its REIT Subsidiaries other than GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $1 million of “related party rent” in any year or (ii) GGP Natick Trust or GGP Ivanhoe, Inc. recognizing more than $100,000 of “related party rent” in any year.  The parties hereto agree that the Company may, in the discretion of the Board, grant to third parties any other waivers from restrictions set forth in the Charter.

INVESTOR RELATED COVENANTS

Ownership Limitations.

Except as provided in Section 2.1(b), Investor agrees that it (together with the other Investor Parties) shall not acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties in the aggregate Economically Owning a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap.  For the avoidance of doubt, no Person shall be in violation of this Section 2.1 as a result of (i) any acquisition by the Company of any Common Stock; (ii) any change in the percentage of the Investor Parties’ Economic Ownership of Common Stock that results from a change in the aggregate number of shares of Common Stock outstanding; or (iii) any change in the number of shares of Common Stock Economically Owned by the Investor Parties as a result of any anti-dilution adjustments to any Equity Securities (as defined in the Investment Agreement) Economically Owned by any Investor Party.

Notwithstanding Section 2.1(a), any of the Investor Parties may acquire Economic Ownership of shares of Common Stock that would result in the Investor Parties (taken as a whole) having Economic Ownership of a percentage of the then-outstanding Common Stock on a Fully Diluted Basis that is greater than the Ownership Cap under any of the following circumstances:

acquisitions of shares pursuant to any pro rata stock dividend or stock distribution effected by the Company and approved by a majority of the Independent Directors;

if such acquisition is pursuant to a tender offer or exchange offer, in each case that includes an offer for all outstanding shares of Common Stock owned by the

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Target Stockholders, or a merger, consolidation, binding share exchange or similar transaction pursuant to an agreement with the Company, so long as in each case (A) such offer, merger, consolidation, binding share exchange or similar transaction is approved by a majority of the Disinterested Directors or by a special committee comprised of Disinterested Directors (such tender offer or exchange offer, an “Approved Offer”, and such merger, consolidation, binding share exchange or similar transaction, an “Approved Merger”), and (B) in any such Approved Offer, a majority of the Target Shares are tendered into such Approved Offer and not withdrawn prior to the final expiration of such Approved Offer, or in such Approved Merger, a majority of the Target Shares that are voted (in person or by proxy) on the related transaction proposal are voted in favor of such proposal.  As used in this Section 2.1(b)(ii):  “Target Shares” means the then-outstanding shares of Common Stock not owned by the Investor Parties; and “Target Stockholders” means the stockholders of the Company other than the Investor Parties.

The limitation set forth in Section 2.1(a) may only be waived by the Company if a majority of the Disinterested Directors consent thereto.

Transfer Restrictions.

Subject to Section 2.2(b), unless approved by a majority of the Independent Directors, Investor shall not, and shall not permit any of the Investor Parties to, sell or otherwise transfer or agree to transfer (each of the foregoing, a “Transfer”), directly or indirectly, any shares of Common Stock that are held directly or indirectly by Investor or any of the other Investor Parties if, immediately after giving effect to such Transfer, the Person that acquires such Common Stock (other than any underwriter acting in such capacity in an underwritten public offering of such shares) would, together with its Affiliates, to the actual knowledge (“Knowledge”) of the transferor Beneficially Own more than ten percent (10%) of the then-outstanding Common Stock.  A transferor shall be deemed to have Knowledge of any transferee’s Beneficial Ownership of Common Stock if the transferor has actual knowledge of the identity of the transferee and such Beneficial Ownership has been, at the time of the agreement to transfer, publicly disclosed in accordance with Section 13 of the Exchange Act.

The limitations in Section 2.2(a) shall not apply, and any Investor Party may Transfer freely:

to any Person (including any Affiliate of Investor) if such Person (A) has executed and delivered to the Company a Transferee Agreement (as defined below), and (B) has provided the Company with a certificate containing the representations set forth on Exhibit D of the Investment Agreement (or, to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to such Exhibit D) as modified to allow such Transferee to own stock or other equity interests in a tenant of the Company or its Subsidiaries to the extent such ownership would not result in (i) the Company or any of its REIT Subsidiaries other than GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $1 million of “related party rent” each year or (ii) GGP-Natick Trust or GGP Ivanhoe, Inc. recognizing more than $100,000 of “related party rent” each year;

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to one or more underwriters or initial purchasers acting in their capacity as such in a manner not intended to circumvent the restrictions contained in 2.2(a);

in a sale in the public market, in accordance with Rule 144, including the volume and manner of sale limitations set forth therein;

in any Merger Transaction (other than a transaction contemplated by Section 2.2(b)(v) below) or transaction contemplated by clause (iii) of the definition of Change of Control (A) in which (in either case) no Investor Party is the acquiror or part of the acquiring group or is proposed to be combined with the Company and (B) that has been approved by the Board and a majority of the stockholders (it being understood that this clause (iv) does not affect the agreement of the parties under Sections 1.1(e) and (f));

in connection with a tender or exchange offer that (A) is not solicited by any Investor Party (unless such transaction was approved in accordance with Section 2.1(b)(ii)) and in which all holders of Common Stock are offered the opportunity to sell shares of Common Stock and (B) complies with applicable securities laws, including Rule 14d-10 promulgated under the Exchange Act; and

in connection with any bona fide mortgage, encumbrance, pledge or hypothecation of capital stock to a financial institution in connection with any bona fide loan.

No Transfer under Section 2.2(b)(i) shall be valid unless and until a Transferee Agreement has been executed by the Transferee and delivered to the Company.  For the purpose of this Agreement a “Transferee Agreement” executed by a Transferee means an agreement substantially in the form of this Agreement or in such other form as is reasonably satisfactory to the Company except that:

notwithstanding Section 1.1(c), in connection with any stockholder meeting or consent solicitation relating to the election of members of the Board, such Transferee may vote the shares of Common Stock that it Beneficially Owns in favor of one director candidate in its sole and absolute discretion and regarding any other director candidates in such election must vote in proportion to Votes Cast;(5)

“Investor” shall be defined to mean such Transferee; and

any obligation on the part of Investor hereunder to cause the Investor Parties to take any action or refrain from taking any action shall only apply to the Investor Parties controlled by the Transferee and the Transferee Agreement shall provide that the Transferee shall use all reasonable efforts to cause Affiliates that the Transferee does not control to take or refrain from taking the action that it is otherwise required to cause under this Agreement.

(5)  In the Fairholme Non-Control Agreement, this clause will be expanded to say that the restriction in 1.1(c) will apply only to votes for or against directors and not votes on other matters.

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TERMINATION

Termination of Agreement.  This Agreement may be terminated as follows (the date of such termination, the “Termination Date”)

if Investor and the Company mutually agree to terminate this Agreement, but only if the Disinterested Directors have approved such termination;

upon five (5) days notice by the Investor, at any time after (i) the Other Stockholders Beneficially Own more than seventy percent (70%) of the then-outstanding Common Stock and (ii) the Investor Parties Beneficially Own less than fifteen percent (15%) of the then-outstanding Common Stock on a Fully Diluted Basis;

without any further action by the parties hereto, if Investor and the Investor Parties Beneficially Own less than ten percent (10%) of the then-outstanding Common Stock on a Fully Diluted Basis;

without any other action by the parties hereto, upon the consummation of a Change of Control not involving Investor or any Investor Party as a purchaser of any direct or indirect interest in the Company or any of its assets or properties; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under this clause; and

without any other action by the parties hereto, upon the consummation of: (i) a sale of all or substantially all of the assets the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions; or (ii) the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise ninety percent (90%) or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company; provided that the Investor Parties shall not have violated this Agreement in connection with any transaction under the preceding clauses (i) and (ii).

Procedure upon Termination.  In the event of termination pursuant to Section 3.1, this Agreement shall terminate on the Termination Date without further action by Investor and the Company.

Effect of Termination.  In the event that this Agreement is validly terminated as provided in this Article III, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the other party; provided, however, that Article V shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 3.3 shall relieve any party hereto of any liability for a breach of a representation, warranty or covenant in this Agreement prior to the Termination Date.

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DEFINITIONS

Defined Terms.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Beneficial Ownership” by a Person of any securities means “beneficial ownership” as used for purposes of Rule 13d-3 adopted by the SEC under the Exchange Act; provided, however, to the extent the term “Beneficial Ownership” is used in connection with any obligation on the part of an Investor Party to vote, or direct the vote, of shares of Common Stock, “Beneficial Ownership” by a Person of any securities shall be deemed to refer solely to those securities with respect to which such Person possesses the power to vote or direct the vote.  The term “Beneficially Own” shall have a correlative meaning.

“Board” means the Board of Directors of the Company.

“Brookfield Non-Control Agreement” means the Non-Control Agreement, dated as of the date hereof, among the Company and [insert names of Brookfield purchasers].

“Business Day” means any day other than (i) a Saturday, (ii) a Sunday, or (iii) any day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

“Change of Control” means any transaction involving (i) a Merger Transaction, (ii) a sale of all or substantially all of the assets the Company and its Subsidiaries (determined on a consolidated basis), in one transaction or series of related transactions, or (iii) the consolidation, merger, amalgamation, reorganization (other than pursuant to the Plan contemplated by the Investment Agreement) of the Company or a similar transaction in which the Company is combined with another Person, unless shares of Common Stock held by holders who are not affiliated with the Company or any entity acquiring the Company remain unchanged or are exchanged for, converted into or constitute solely (except to the extent of applicable appraisal rights or cash received in lieu of fractional shares) the right to receive as consideration Public Stock and the Persons or Group who beneficially own the outstanding Common Stock of the Company immediately before consummation of the transaction beneficially own more than 50% (by voting power) of the outstanding voting stock of the combined or surviving entity or new parent immediately thereafter.

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“Charter” means [the Certificate of Incorporation of the Company dated as of xxxxxx xx, 2010][Insert Charter adopted pursuant to Section [      ] of the Investment Agreement.]

“Common Stock”  means the common stock, par value $0.01 per share, of the Company, as authorized by the Charter as of the Effective Date, and any successor security as provided by Section 5.11.

“Disinterested Director” shall mean (i) with respect to an Affiliated Transaction or potential Affiliated Transaction, a director who (A) is not Affiliated with, and was not nominated by, any Investor Party that is a participant in such transaction or potential transaction and (B) who has no personal financial interest in the transaction (other than the same interest, if a stockholder of the Company, as the other stockholders of the Company) and (ii) with respect to any matter other than an Affiliated Transaction, a director who is not Affiliated with, and was not nominated by, any Investor Party.

“Economic Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has (i) “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act or (ii) economic interest in such security as a result of any cash-settled total return swap transaction or any other swap, other derivative or “synthetic” ownership arrangement (in which case the number of securities with respect to which such Person has Economic Ownership shall be determined by the Company in it reasonable judgment based on such Person’s equivalent net long position); provided, however, that for purposes of determining Economic Ownership, a Person shall be deemed to be the Economic Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  For purposes of this Agreement, a Person shall be deemed to be the Economic Owner of any securities Economically Owned by any Group of which such Person is or becomes a member.  The term “Economically Own” shall have a correlative meaning.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

“Fair Market Value” means, with respect to each share of Public Stock,  the average of the daily volume weighted average prices per share of such Public Stock for the ten consecutive trading days immediately preceding the day as of which Fair Market Value is being determined, as reported on the New York Stock Exchange, or if such shares are not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which such shares are then listed or quoted; provided, however, that in the absence of such listing or quotations, the Fair Market Value of such shares shall be the fair market value per share as determined by an

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Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such shares are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.

[“Fairholme Non-Control Agreement” means the Non-Control Agreement, dated as of the date hereof, among the Company and [insert name of Fairholme purchaser].]

“Fully Diluted Basis” means all outstanding shares of the Common Stock assuming the exercise of all outstanding Share Equivalents, without regard to any restrictions or conditions with respect to the exercisability of such Share Equivalents.

“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (iv) multinational organization or body or (v) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature or any other self-regulatory organizations.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Independent Financial Expert” means a nationally recognized financial advisory firm approved by a majority of the Disinterested Directors.

“Investor Investment Advisor” means any independently operated business unit of any Affiliate of Investor that holds shares of Common Stock (i) in trust for the benefit of persons other than any Investor Party, (ii) in mutual funds, open- or closed-end investment funds or other pooled investment vehicles sponsored, managed or advised or subadvised by such Investor Investment Advisor, (iii) as agent and not principal, or (iv) in any other case where such Investor Investment Advisor is disaggregated from Investor for the purposes of Section 13(d) of the Exchange Act; provided, however, that (A) in each case, such shares of Common Stock were acquired in the ordinary course of business of the Investor Investment Advisor’s respective investment management or securities business and not with the intent or purpose on the part of Investor or the Investor Parties  of influencing control of the Company or avoiding the provisions of this Agreement and (B) where appropriate, “Chinese walls” or other informational barriers and other procedures have been established.  For avoidance of doubt, for purposes of this Agreement shares of Common Stock held by an Investor Investment Advisor shall not be deemed to be Beneficially Owned by Investor or the Investor Parties.

“Investor Parties” means Investor and its Affiliates; provided, however, that none of the Company, any Subsidiary of the Company or any Investor Investment Advisor shall be deemed to be an Investor Party.

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“Large Stockholder” means a Person that is the Beneficial Owner of more than ten percent (10%) of the outstanding shares of Common Stock on a Fully Diluted Basis.

“Law” means any statutes, laws (including common law), rules, ordinances, regulations, codes, orders, judgments, decisions, injunctions, writs, decrees, applicable to the Company, Common Stock or Investor Parties.

“Merger Transaction” means any transaction involving the acquisition (by purchase, merger or otherwise) by any Person or Group of Beneficial Ownership of voting securities of the Company entitling such Person or Group to exercise a majority of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company consistent with past practice.

“Other Stockholder” means, as of the date of the action in question, any Person not Affiliated with Brookfield Asset Management, Inc., Fairholme Capital Management LLC, Pershing Capital Management L.P., any transferee who is a party to a transferee agreement under the Brookfield Non-Control Agreement, the [Fairholme][Pershing Square] Non-Control Agreement or this Agreement or any of their respective Affiliates.

“Ownership Cap” means the lower of (i) [twenty-five percent (25%)][thirty percent (30%)](6) of the then-outstanding Common Stock on a Fully Diluted Basis and (ii) the sum of five percent (5%) and the percentage of the outstanding Common Stock on a Fully Diluted Basis that the Investor Parties Economically Own as of the Effective Date.

[“Pershing Square Non-Control Agreement” means the Non-Control Agreement, dated as of the date hereof, among the Company and [insert names of Pershing Square purchasers].]

“Person” means an individual, a group (including a “group” under Section 13(d) of the Exchange Act), a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Public Stock” means common stock listed on a recognized U.S. national securities exchange with an aggregate market capitalization (held by non-Affiliates of the issuer) in excess of $1 billion in Fair Market Value.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor rule or regulation hereafter adopted by the SEC, as the same may be amended and shall be in effect from time to time.

(6)  Note to Draft: 25% for the Pershing Square Non-Control Agreement and 30% for the Fairholme Non-Control Agreement.

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“SEC” means the Securities and Exchange Commission or any other federal agency then administering the Exchange Act, the Securities Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same may be amended and shall be in effect from time to time.

“Share Equivalent” means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for, or convertible into, shares of Common Stock.

“Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

“Transaction Documents” means, individually or collectively, the Investment Agreement or the Warrant.

“Transferee” means any proposed transferee of securities pursuant to Sections 2.2(b)(i) or 2.2(b)(vi).

“Votes Cast” means the aggregate number of shares of Common Stock that are properly voted for or against any action to be taken by stockholders, excluding any shares if the holder of such shares is contractually required to vote in proportion of the total number of votes cast pursuant to this Agreement, the Brookfield Non-Control Agreement, the [Fairholme][Pershing Square] Non-Control Agreement or any transferee agreement executed hereunder or thereunder.

“Warrants” means the New Warrants (as defined in the Investment Agreement).

MISCELLANEOUS

Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows:  (a) on the date delivered, if personally delivered; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (c) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

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If to Investor, to:

[insert name, address and contact details of Investor]

with a copy (which shall not constitute notice) to:

[insert name, address and contact details of cc]

If to Company, to:

General Growth Properties, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Attention: Ronald L. Gern, Esq.

Facsimile: 312-960-5485

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Marcia L. Goldstein, Esq.
Frederick S. Green, Esq.
Gary T. Holtzer
Malcolm E. Landau

Facsimile: (212) 310-8007

Assignment; No Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other party.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties hereto with respect to the subject matter of this Agreement.

Governing Law; Venue.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE.  BOTH PARTIES HEREBY IRREVOCABLY SUBMIT TO THE

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JURISDICTION OF, AND VENUE IN, DELAWARE AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto, and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

Expenses.  Except as otherwise provided in this Agreement, Investor and the Company shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

Waivers and Amendments.  Subject to Section 5.2, this Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by Investor and the Company (with the approval of a majority of the Disinterested Directors) or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Construction.

The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Unless the context otherwise requires, as used in this Agreement:  (i) “or” shall mean “and/or”; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; and (vi) the terms “Article” and “Section” refer to the specified Article or Section of this Agreement.

Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an

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acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Equitable Relief.  It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties hereto in accordance with the terms specified herein, and that monetary damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto relying hereon in the event that the undertakings and provisions contained in this Agreement were breached or violated.  Accordingly, each party hereto hereby agrees that each other party hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter; it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Successor Securities.  The provisions of this Agreement pertaining to shares of Common Stock shall apply to all shares of Common Stock Beneficially Owned by any Investor Party and any voting equity securities of the Company, regardless of class, series, designation or par value, that are issued as a dividend on or in any other distribution in respect of, or as a result of a reclassification (including a change in par value) in respect of, shares of Common Stock or other shares of the Company which, as provided by this section, are considered as shares of Common Stock for purposes of this Agreement and shall also apply to any voting equity security issued by any company that succeeds, by merger, consolidation, a share exchange, a reorganization of the Company or any similar transaction, to all or substantially all the business of the Company, or to the ownership thereof, if such security was issued in exchange for or otherwise as consideration for or in respect of shares of Common Stock (or other shares considered as shares of Common Stock, as provided by this definition) in connection with such succession transaction.

Voting Procedures.  If, in connection with any stockholder meeting or consent solicitation, Investor or the Investor Parties are required under the terms of this Agreement to vote in proportion to the Unaffiliated Stockholders, then the parties shall cooperate to determine appropriate procedures and mechanics to facilitate such proportionate voting.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL GROWTH PROPERTIES, INC.

By:
Name:
Title:

[INSERT NAME OF INVESTOR]

By:
Name:
Title:

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SCHEDULE I – GGO AND GGP PRO RATA SHARES

For the purpose of this Schedule I:

“Aggregate GGP Pro Rata Share” means the quotient of 2.5 divided by 3.5.

Purchaser	GGO Pro Rata Share

The Fairholme Fund	49.4650%

Fairholme Focused Income Fund	0.5350%

Purchaser	GGP Pro Rata Share

The Fairholme Fund	The Aggregate GGP Pro Rata Share multiplied by 98.9358239%

Fairholme Focused Income Fund	The Aggregate GGP Pro Rata Share multiplied by 1.0641761%